Exhibit 4(f)(146)

EXECUTION VERSION

FIFTH AMENDED AND RESTATED

CREDIT ACCEPTANCE CORPORATION

CREDIT AGREEMENT

DATED AS OF JUNE 17, 2011

COMERICA BANK, AS ADMINISTRATIVE AGENT

AND COLLATERAL AGENT

BANK OF AMERICA, N.A. AND
FIFTH THIRD BANK AS CO-AGENTS

BANK OF MONTREAL, AS SYNDICATION AGENT

TABLE OF CONTENTS

Page(s)
1	DEFINITIONS		1
2	REVOLVING CREDIT		37
	2.1	Commitment	37
	2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	37
	2.3	Requests for and Refundings and Conversions of Advances	38
	2.4	Disbursement of Advances.	40
	2.5	Swing Line.	42
	2.6	Base Rate Interest Payments	47
	2.7	Eurodollar-based Interest Payments and Quoted Rate Interest Payments.	47
	2.8	Interest Payments on Conversions	47
	2.9	Interest on Default	48
	2.10	Prepayment	48
	2.11	Intentionally Omitted.	48
	2.12	Base Rate Advance in Absence of Election or Upon Default	48
	2.13	Revolving Credit Facility Fee	49
	2.14	Mandatory Reduction of Indebtedness	49
	2.15	Optional Reduction or Termination of Revolving Credit Aggregate Commitment	50
	2.16	Revolving Credit Extension Offers	51
	2.17	Optional Increase in Revolving Credit Aggregate Commitment	52
	2.18	Revolving Credit as Renewal; Application of Advances; Existing Advances	54
3	LETTERS OF CREDIT.		54
	3.1	Letters of Credit	54
	3.2	Conditions to Issuance	54
	3.3	Notice	56
	3.4	Letter of Credit Fees; Increased Costs	56
	3.5	Other Fees	57
	3.6	Participation Interests in and Draws and Demands for Payment Under Letters of Credit	57
	3.7	Obligations Irrevocable	59
	3.8	Risk Under Letters of Credit	60
	3.9	Indemnification	61
	3.10	Right of Reimbursement	62
	3.11	Existing Letters of Credit	62
4	INTENTIONALLY OMITTED		63
5	CONDITIONS		63
	5.1	Execution of Notes, this Agreement and the other Loan Documents	63
	5.2	Corporate Authority	63

i

	5.3	Representations and Warranties -- All Parties	63
	5.4	Compliance with Certain Documents and Agreements	64
	5.5	Company’s Certificate and Opening Borrowing Base Certificate	64
	5.6	Payment of Agent’s and Other Fees	64
	5.7	Opinions	64
	5.8	Other Documents and Instruments	64
	5.9	Continuing Conditions	64
6	REPRESENTATIONS AND WARRANTIES		65
	6.1	Corporate Authority	65
	6.2	Due Authorization	65
	6.3	Title to Property	65
	6.4	Liens	65
	6.5	Subsidiaries Corporate Documents and Corporate Existence	65
	6.6	Taxes	65
	6.7	No Defaults	66
	6.8	Enforceability of Agreement and Loan Documents -- Company	66
	6.9	Enforceability of Loan Documents - - Significant Domestic Subsidiaries	66
	6.10	Non-contravention -- Company	66
	6.11	Non-contravention -- Significant Domestic Subsidiaries	67
	6.12	No Litigation	67
	6.13	Consents, Approvals and Filings, Etc	67
	6.14	Agreements Affecting Financial Condition	67
	6.15	No Investment Company; No Margin Stock	67
	6.16	ERISA	68
	6.17	Compliance with Laws	68
	6.18	Accuracy of Information	68
7	AFFIRMATIVE COVENANTS		69
	7.1	Preservation of Existence, Etc	69
	7.2	Keeping of Books	69
	7.3	Reporting Requirements	69
	7.4	Reserved.	71
	7.5	Maintain Funded Debt Ratio Level	71
	7.6	Maintain Minimum Net Income	71
	7.7	Maintain Fixed Charge Coverage Ratio	72
	7.8	Inspections	72
	7.9	Taxes	72
	7.10	Further Assurances	72
	7.11	Insurance	72
	7.12	Indemnification	73
	7.13	Governmental and Other Approvals	73
	7.14	Compliance with Contractual Obligations and Laws.	73
	7.15	Compliance with ERISA; ERISA Notices	73
	7.16	Environmental Matters.	74
	7.17	Installment Contract Standards	75
	7.18	Financial Covenant Amendments	76

	7.19	Subsidiaries; Guaranties	76
	7.20	Subsidiaries; Security Documents	77
	7.21	USA Patriot Act	77
8	NEGATIVE COVENANTS		77
	8.1	Redemptions	78
	8.2	Business Purposes	78
	8.3	Mergers or Dispositions	78
	8.4	Guaranties	78
	8.5	Debt	78
	8.6	Liens	80
	8.7	Acquisitions	81
	8.8	Investments	81
	8.9	Accounts Receivable and Other Financial Assets	84
	8.10	Transactions with Affiliates	84
	8.11	No Further Negative Pledges	84
	8.12	Prepayment of Debts	85
	8.13	Amendment of Future Debt Documents	85
	8.14	Amendment of Subordinated Debt Documents	85
	8.15	Limitation on Dividends	86
	8.16	Securitization Transaction; Amendments to Securitization Documents	86
9	DEFAULTS		86
	9.1	Events of Default	86
	9.2	Exercise of Remedies	88
	9.3	Rights Cumulative	89
	9.4	Waiver by Company of Certain Laws	89
	9.5	Waiver of Defaults	89
	9.6	Intentionally Omitted	89
	9.7	Setoff	90
10	PAYMENTS, RECOVERIES AND COLLECTIONS.		90
	10.1	Payment Procedure.	90
	10.2	Application of Proceeds	92
	10.3	Pro-rata Recovery	92
	10.4	Treatment of a Defaulting Bank; Reallocation of a Defaulting Bank’s Fronting Exposure	92
	10.5	Cash Collateral	93
11	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; margin adjustment.		94
	11.1	Reimbursement of Prepayment Costs	94
	11.2	Eurodollar Lending Office	95
	11.3	Circumstances Affecting LIBOR Rate Availability	95
	11.4	Laws Affecting LIBOR Rate Availability	96
	11.5	Increased Cost of Advances Carried at the LIBOR Rate	96
	11.6	Intentionally Omitted.	96

	11.7	Capital Adequacy; Other Increased Costs	96
	11.8	Right of Banks to Fund through Branches and Affiliates	97
	11.9	Adjustments to the Applicable Fee Percentage for Revolving Credit Facility Fee	97
12	AGENT		97
	12.1	Appointment of Agent	97
	12.2	Deposit Account with Agent	98
	12.3	Scope of Agent’s Duties	98
	12.4	Successor Agents	99
	12.5	Loans by Agent: Agent in its Individual Capacity	99
	12.6	Credit Decisions	99
	12.7	Notices by Agent	100
	12.8	Agent’s Fees	100
	12.9	Nature of Agency	100
	12.10	Authority of Agent to Enforce Notes and This Agreement	100
	12.11	Indemnification	100
	12.12	Knowledge of Default	101
	12.13	Agent’s Authorization; Action by Banks	101
	12.14	Enforcement Actions by the Agent	102
	12.15	Lead Arranger; Documentation Agent, Co-Agent or other Titles	102
	12.16	Collateral Matters	102
	12.17	No Reliance on Agent’s Customer Identification Program	103
13	MISCELLANEOUS		103
	13.1	Accounting Principles	103
	13.2	Consent to Jurisdiction	103
	13.3	Law of Michigan	104
	13.4	Interest	104
	13.5	Closing Costs and Other Costs; Indemnification	104
	13.6	Notices	105
	13.7	Further Action	106
	13.8	Successors and Assigns; Assignments and Participations	106
	13.9	Indulgence	109
	13.10	Counterparts	110
	13.11	Amendment and Waiver	110
	13.12	Taxes and Fees	111
	13.13	Confidentiality	111
	13.14	Substitution or Removal of Banks	111
	13.15	Withholding Taxes	113
	13.16	Effective Upon Execution	114
	13.17	Severability	114
	13.18	Table of Contents and Headings	114
	13.19	Construction of Certain Provisions	114
	13.20	Independence of Covenants	114
	13.21	Reliance on and Survival of Various Provisions	114
	13.22	Complete Agreement; Amendment and Restatement; Contracts	115

13.23	USA Patriot Act Notice	115
13.24	Electronic Transmissions	115
13.25	WAIVER OF JURY TRIAL	116
13.26	Advertisements	116

v

Schedule 1.1	Pricing Matrix
Schedule 1.2	Percentages
Schedule 3.11	Existing Letters of Credit
Schedule 6.5	Corporate Information; Compliance Information
Schedule 6.6	Taxes
Schedule 6.12	Litigation
Schedule 6.16	ERISA
Schedule 6.17	Compliance with Laws
Schedule 8.2	Service Program Activities
Schedule 8.5A	Permitted Debt
Schedule 8.5B	Permitted Debt
Schedule 8.6	Permitted Liens
Schedule 8.8	Permitted Investments
Schedule 13.6	Notices

Exhibit A	Form of Request for Advance
Exhibit C	Form of Revolving Credit Note
Exhibit E	Form of Swing Line Note
Exhibit F	Form of Request for Swing Line Advance
Exhibit G	Form of Assignment Agreement
Exhibit H	Form of Covenant Compliance Report
Exhibit I	Form of Letter of Credit Notice
Exhibit M	Form of New Bank Addendum
Exhibit N	Form of Intercompany Note
Exhibit O	Form of Borrowing Base Certificate

FIFTH AMENDED AND RESTATED

CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is made as of the 17th day of June, 2011, by and among the Banks signatory hereto (individually, “Bank”, and collectively “Banks”), Comerica Bank, as administrative agent and collateral agent for the Banks (in such capacity, “Agent”) and Credit Acceptance Corporation, a Michigan corporation (“Company”).

RECITALS

A.           Company has requested that the Banks amend, renew and/or extend to it, credit and letters of credit all on the terms and conditions set forth herein.

B.           The Banks are prepared to extend such credit as aforesaid by amendment and renewal (but not in novation) of that certain Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as amended, the “Prior Credit Agreement”), but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, COMPANY, AGENT AND THE BANKS AGREE:

1.           DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account Party(ies)” shall mean, with respect to any Letter of Credit, the account party or parties (which shall be Company or any Significant Domestic Subsidiary, jointly and severally with Company) as named in an application to the Agent for the issuance of such Letter of Credit.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by Company, and made by Banks under Section 2.1 of this Agreement, as the case may be, or requested by the Company and made by the Swing Line Bank under Section 2.5 hereof (including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 or 2.5(c) hereof) and any advance in respect of a Letter of Credit under Section 3.6 hereof (including without limitation the unreimbursed amount of any draws under Letters of Credit), and shall include, as applicable, a Eurodollar-based Advance, a Quoted Rate Advance, a Base Rate Advance and a Swing Line Advance.

“Affiliate” shall mean, with respect to any Person, any other Person (a) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person; (b) that beneficially owns or holds five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors or managers of such Person; (c) five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors or managers of such Person of which is beneficially owned or held by such Person or a Subsidiary; or (d) that is an officer or director (or a member of the immediate family of an officer or director) of such Person or any of such Person’s Subsidiaries. As used in this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean Comerica Bank, a Texas banking association in its capacity as administrative agent for the Bank, pursuant to Section 12.1 hereof and/or in its capacity as collateral agent for the Secured Parties (as defined in the Intercreditor Agreement) pursuant to Article IV of the Intercreditor Agreement, as the context may require, and any successor administrative agent appointed in accordance with Section 12.4 hereof or any successor collateral agent appointed in accordance with Section 4.06 of the Intercreditor Agreement, as applicable.

“Agent’s Correspondent” shall mean for Eurodollar-based Advances, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States of America), or at such other bank as Agent may from time to time designate by written notice to Company and the Banks.

“Agent’s Fees” shall mean those fees and expenses required to be paid by Company to Agent under Section 12.8 hereof.

“Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

“Anti-Terrorism Laws” is defined in Section 6.17(b) hereof.

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1, such Applicable Fee Percentage to be adjusted solely as specified in Section 11.9.

“Applicable Interest Rate” shall mean the Eurodollar-based Rate, the Base Rate or, with respect to Swing Line Advances, the Quoted Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit G hereto.

“Authorized Signer” shall mean each person who has been authorized by the Company to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Back-End Dealer Agreement(s)” shall mean Dealer Agreements referred to in clause (i) of the definition of Dealer Agreements.

“Banks” shall mean the Banks signatory hereto (including the New Banks) and any assignee which becomes a Bank pursuant to Section 13.8(d) hereof.

“Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof, the Base Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.

“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate, substantially in the form of Exhibit O (and determining the amount of Dealer Loans Receivable and the Purchased Contract Balance as of the most recent quarter end, in the case of regular borrowing base certificates delivered under Section 7.3(d) hereof, and as of the most recent month-end, in the case of all other Borrowing Base Certificates submitted hereunder), with appropriate insertions and executed by an authorized officer of the Company and accompanied, when submitted in connection with a Permitted Securitization or a sale of accounts under Section 8.9 hereof, by a breakdown of the contemplated net securitization or sale proceeds to be received (or actually received, as the case may be) from such transaction, and reasonable supporting calculations.

“Borrowing Base Limitation” shall mean, as of any date of determination, an amount equal to (i) eighty percent (80%) of Dealer Loans Receivable, with respect to Dealer Loans of the Company and its Significant Domestic Subsidiaries then constituting Collateral securing the Indebtedness plus (ii) eighty percent (80%) of the Purchased Contract Balance in respect of Purchased Contracts of the Company and its Significant Domestic Subsidiaries then constituting Collateral securing the Indebtedness, minus (iii) the Hedging Reserve and minus (iv) the aggregate principal amount outstanding from time to time of any Debt (other than the Indebtedness) secured by any of the Collateral; provided, however, that if, at any time, the stated advance rates under the most recently incurred Future Debt set forth in the related Future Debt Documents (“Future Debt Advance Rates”) are lower than the applicable advance rates expressed in clauses (i) or (ii) of this definition (“Credit Agreement Advance Rates”) then, the applicable Credit Agreement Advance Rates shall be deemed to be automatically reduced to the Future Debt Advance Rates applicable to the most recently completed Future Debt issuance, such reduction to remain in effect until such time as the Future Debt Advance Rates applicable to any subsequent Future Debt transaction are not less than the advance rates stated in clauses (i) and (ii) of this definition, in which event the Credit Agreement Advance Rates shall revert to eighty percent (80%).  At no time, however, shall the Credit Agreement Advance Rates exceed eighty percent (80%).

“Business Day” shall mean any day, other than a Saturday or Sunday, on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, New York, New York, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.
“Capital Assets” shall mean all assets of a Person other than intangible assets (so classified in accordance with GAAP), inventories, accounts receivable and Investments in and securities of any other Person.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Bank or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines.  For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any sucessor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case, be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date.

“Cleanup Call(s)” shall mean:

(a)           in the case of an optional cleanup call, a cleanup call to be exercised at the option of the Company or a Special Purpose Subsidiary under the terms of the applicable Permitted Securitization (provided that, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing when such option is exercised), in an amount not in excess of (i) Fifteen Percent (15%) of the initial amount received by the Company or a Special Purpose Subsidiary pursuant to such Permitted Securitization (before fees and other deductions), it being understood that, for purposes of the calculation under clause (a)(i) of this definition, each tranche of a multi-tranche Permitted Securitization shall be considered a separate Permitted Securitization or (ii) in the case of any Securitization Transaction structured on a revolving basis, fifteen percent

(15%) of the maximum aggregate availability at any time to Company or a Special Purpose Subsidiary, each such optional cleanup call to be accompanied by the repurchase of or release of encumbrances on the Dealer Loan Pools or Purchased Contracts, as the case may be, previously transferred or encumbered pursuant to such Permitted Securitization in an amount equal to at least the amount of such cleanup call; and
(b)           in the case of a mandatory cleanup call, a mandatory cleanup call to be exercised at the option of the investors under the terms of the applicable Permitted Securitization, in an amount not in excess of (i) Two and One-Half Percent (2½%) of the aggregate amount received by the Company or a Special Purpose Subsidiary pursuant to the Permitted Securitization to which such mandatory cleanup call relates (before fees and other deductions), it being understood that, for purposes of the calculation under clause (b)(i) of this definition, all tranches of a multi-tranche Permitted Securitization shall be considered one Permitted Securitization or (ii) in the case of any Securitization Transaction structured on a revolving basis, Two and One-Half Percent (2½%) of the maximum aggregate availability at any time to Company or a Special Purpose Subsidiary, each such mandatory Cleanup Call to be accompanied by the repurchase of or release of encumbrances on Dealer Loan Pools or Purchased Contracts, as the case may be, previously transferred or encumbered pursuant to such Permitted Securitization in an amount equal to at least the lesser of (A) the amount of such cleanup call or (B) the net book value at the time of such cleanup call of the Dealer Loan Pools or Purchased Contracts previously transferred or encumbered pursuant to such Permitted Securitization.

“Collateral” shall mean (a) all right, title and interest of each of the Company and each of its Significant Domestic Subsidiaries in, to and under its accounts, inventory, machinery, equipment, contract rights, chattel paper, general intangibles, including without limitation Dealer Loans, Dealer Loan Pools, Dealer Agreements (and any amounts advanced to or liens granted by Dealers thereunder), Installment Contracts, leases and related financial assets (such Dealer Agreements, Dealer Loans, Dealer Loan Pools and the Installment Contracts, accounts, contract rights, chattel paper, leases and general intangibles relating to such Dealer Agreements, Dealer Loans, and Dealer Loan Pools being subject to the rights, if any, of Dealers under Dealer Agreements), Intercompany Notes and computer records and software relating thereto, whether now owned or hereafter acquired by such Person, (b) one hundred percent (100%) of the share capital of each Significant Domestic Subsidiary of the Company (whether direct or indirect), (c) all other property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the Collateral Documents or any of the Other Loan Documents, or otherwise, and (d) all proceeds and products of the foregoing.

“Collateral Documents” shall mean (i) that certain Fourth Amended and Restated Security Agreement dated as of February 1, 2010 and executed and delivered by Company and the other Subsidiary debtors signatory thereto in favor of the Agent, as Collateral Agent pursuant to the Intercreditor Agreement (as amended, the “Security Agreement”), and encumbering the property described therein, and (ii) all other security documents (including, without limitation, financing statements, stock powers, acknowledgments, registrations, joinders and the like) executed by the Company or any of its Subsidiaries and delivered to the Agent, as Collateral Agent (as aforesaid), as of the date thereof or, from time to time, subsequent thereto in connection with such security documents, this Agreement or the other Loan Documents, as such security documents may be in each case amended or further amended (subject to the Intercreditor Agreement) from time to time.

 “Company” is defined in the Preamble.

“Consolidated” shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) Company and its Subsidiaries, mean the accounts of Company and its Subsidiaries determined on a consolidated basis and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with GAAP.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) Operating Rentals payable by the Company and its Subsidiaries in respect of such period under Operating Leases, plus (c) the aggregate amount of all dividends on any preferred stock of the Company declared during such period, determined after eliminating intercompany transactions among the Company and its Subsidiaries.

“Consolidated Funded Debt” shall mean, as of any applicable date of determination, all Funded Debt of the Company and its Subsidiaries determined on a Consolidated basis according to GAAP, and including the Funded Debt of any Special Purpose Subsidiary, whether or not includible under GAAP, but minus Funded Debt of the Trusts to the extent such liabilities are Consolidated under GAAP.

“Consolidated Income Available for Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Net Income, plus (b) the aggregate amount of income taxes, depreciation, amortization (including the amortization of any excess servicing asset) and Consolidated Fixed Charges (to the extent, and only to the extent, that such aggregate amount was deducted in the computation of Consolidated Net Income for such period), determined on a Consolidated basis for such Persons in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the amount of interest charged or chargeable to the Consolidated Statement of Operations of Company and its Subsidiaries in respect of such period, as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net earnings (or loss) after income taxes of Company and its Subsidiaries, determined on a Consolidated basis for such Persons, but excluding:

(a)           net earnings (or loss) of any Subsidiary accrued prior to the date it became a Subsidiary;

(b)           any gain or loss (net of tax effects applicable thereto) resulting from the sale, conversion or other disposition of Capital Assets other than in the ordinary course of business;

(c)           any extraordinary or non-recurring gains or losses (including, without limitation, any gain on sale generated by a Permitted Securitization, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period); and any interest income generated by a Permitted Securitization, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period;
(d)           any gain (net of tax effects attributable thereto) arising from any reappraisal or write-up of assets and any gain or loss (net of tax effects attributable thereto) arising from the non-cash effect of equity compensation expense;

(e)           any portion of the net earnings of any Subsidiary (other than a Special Purpose Subsidiary) that for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

(f)           any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy;

(g)           except as set forth herein, any earnings of any Person acquired by Company or any Subsidiary through the purchase, merger or consolidation or otherwise, or earnings of any Person substantially all of the assets of which have been acquired by Company or any Subsidiary, for any period prior to the date of acquisition;

(h)           net earnings of any Person (other than a Subsidiary) in which Company or any Subsidiary shall have an ownership interest unless such net earnings shall actually have been received by the Company or such Subsidiary in the form of cash distributions; and

(i)           any restoration during such period to income of any contingency reserve, (other than any contingency reserve for taxes) except to the extent that provision for such reserve was made either

(i)           during such period out of income accrued during such period, or

(ii)           in connection with the Company’s program of financing Installment Contracts (A) to provide for warranty claims for which the Company may be responsible, or (B) to cover credit losses in connection with Dealer Loans Receivable or Purchased Contracts.

“Consolidated Tangible Net Worth” shall mean the total preferred shareholders’ investment and common shareholders’ investment (common stock, paid in capital, retained earnings and accumulated other comprehensive income, net of tax) as computed for the Company and its Subsidiaries on a Consolidated basis under GAAP, less assets properly classified as intangible assets according to GAAP, but excluding from the determination thereof, without duplication, any excess servicing asset resulting from the transfer, pursuant to a Permitted Securitization, of Dealer Loan Pools or Purchased Contracts.

“Covenant Compliance Report” shall mean the report to be furnished by the Company to the Agent, in substantially the form attached to this Agreement as Exhibit H and certified by the chief financial officer or treasurer of the Company pursuant to Section 7.3(c) hereof, as to whether the Company and its Subsidiaries are in compliance with the financial covenants contained in Sections 7.5 through 7.7, inclusive, of this Agreement for the applicable fiscal quarter (or year-end) of the Company, as the case may be, in which report the Company shall set forth its calculations and the resultant ratios or financial tests determined thereunder, and certifying that no Default or Event of Default has occurred and is continuing.

“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:

(a)           the LIBOR Rate;

divided by

(b)           a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary in the discretion of the Agent to the seventh decimal place.

“Dealer(s)” shall mean a Person engaged in the business of the retail sale of new or used motor vehicles, including both businesses exclusively selling used motor vehicles and businesses principally selling new motor vehicles, but having a used vehicle department, including any such Person which constitutes an Affiliate of Company.

“Dealer Agreement(s)” shall mean the sales and/or servicing agreements between the Company or its Subsidiaries and a participating Dealer which sets forth the terms and conditions under which the Company or its Subsidiaries (i) accepts, as nominee for such Dealer, the assignment of Installment Contracts for purposes of administration, servicing and collection and under which the Company or its Subsidiary may make loans or advances to such Dealers included in Dealer Loans Receivable and (ii) accepts outright assignments of Installment Contracts from Dealers or funds Installment Contracts originated by such Dealer in the name of Company or any of its Subsidiaries, in each case as such agreements may be in effect from time to time.

“Dealer Loan(s)” shall mean the advances of cash made by the Company or any of its Subsidiaries to a Dealer at the time an Installment Contract is approved, accepted by and assigned to the Company or any of its Subsidiaries under a Dealer Agreement described in clause (i) of the definition of Dealer Agreements, against anticipated future collections on Installment Contracts serviced for such Dealer, as outstanding from time to time.

“Dealer Loan Pool(s)” shall mean a grouping on the books and records of the Company or any of its Subsidiaries of Dealer Loans and bearing the same pool identification number assigned by the Company’s computer system, and to which Dealer Loans and the related Installment Contracts were assigned in the ordinary course of the Company’s business in the order such Dealer Loans were made by the Company and such Installment Contracts were originated by such Dealer without the exercise of discretion by the Company (it being understood that the balance of any Dealer Loan Pool is constantly adjusted to reflect increases due to additional Dealer Loans made to the related Dealer, other amounts paid to such Dealer pursuant to the related Dealer Agreement, and revenue accrued with respect to such balance in accordance with the Company’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission, and to reflect decreases resulting from collections on the related Installment Contracts and write offs of such Dealer Loans Receivable).  As used herein, (x) an “uncapped” Dealer Loan Pool shall mean a pool which is not reflected on such books and records as capped and to which additional Dealer Loans and related financial assets may be added and (y) a Dealer Loan Pool shall be deemed “capped” when the number of the applicable Installment Contracts and any related dealer advances in such pool has reached the limit established from time to time between the relevant Dealer and the Company or Subsidiary, as applicable, in the ordinary course of business and consistent with the Company’s normal customs and practices in effect as of the date hereof, such that no further Installment Contracts and any related dealer advances may be added to such pool.

“Dealer Loans Receivable” shall mean, as of any applicable date of determination, the amount of loans receivable, as such amount would appear in the Consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP (net of any reserves established by the Company as an allowance for credit losses related to such dealer loans receivable, provided that, for purposes of determining the Borrowing Base Limitation, Dealer Loans Receivable shall not include (a) the net book value of Dealer Loan Pools transferred or encumbered pursuant to a Permitted Securitization (whether or not attributable to the Company under GAAP), unless and until such Dealer Loan Pools are reassigned to the Company or a Domestic Subsidiary of the Company or such encumbrances are discharged and a Uniform Commercial Code financing statement or amendment is on file to perfect or re-perfect, as the case may be, the Lien over such pools (and the Dealer Advances and other financial assets covered thereby) in favor of Agent for and on behalf of the Banks,or (b) Dealer Loans which are not secured by the Installment Contracts relating thereto.

“Debt” shall mean, with respect to any Person, without duplication, (a) its liabilities for borrowed money (whether or not evidenced by a security), (b) any liabilities secured by any Lien existing on property owned by such Person (whether or not such liabilities have been assumed), (c) its liabilities in respect of the principal component of Capitalized Leases, (d) the present value of all payments due under any arrangement for retention of title or any conditional sale agreement (other than a Capitalized Lease) discounted at the implicit rate, if known, with respect thereto or, if unknown, at eight and eighty-seven one-hundredths percent (8.87%) per annum, (e) reimbursement obligations (contingent or otherwise) in respect of letters of credit, obligations in respect of bankers acceptances, and (f) its guaranties of any liabilities of another Person constituting liabilities of a type set forth in clauses (a) through (e), above; provided however that the obligation of the Company or any of its Subsidiaries (i) to remit monies to Dealers under Dealer Agreements (including, without limitation, with respect to Installment Contracts, claims or refunds under insurance policies or claims or refunds under service contracts) or (ii) to make deposits in trust or otherwise as required under re-insurance agreements and pursuant to state regulatory requirements shall not be considered Debt of the Company or its Subsidiaries; and provided further that “Debt” shall also include payment obligations, if any, under interest rate protection agreements (including without limitation interest rate swaps and similar agreements) and currency swaps and hedges and similar agreements.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Rating” shall mean the debt rating, if any, of Company’s long-term non-credit enhanced senior debt obtained by the Company, from time to time, from an applicable credit rating agency of recognized national standing in the United States of America.

“Default” shall mean any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Defaulting Bank” shall mean a Bank that, as determined by the Agent (with notice to the Company of such determination), (a) has failed to perform any of its funding obligations hereunder, including, without limitation, in respect of its Percentage of any Advances or participations in Letters of Credit or Swing Line Advances, within two Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Agent and the Company in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company, the Agent or any Bank that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (unless such writing or public statement relates to such Bank’s obligation to fund an Advance under the relevant agreement and states that such position is based on such Bank’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within two Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or other governmental or regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or its direct or indirect parent company by a Governmental Authority unless, with respect to the acquisition of any equity interest or other ownership of a Bank (or its direct or indirect parent) by a Governmental Authority which occurs after the Effective Date, deemed so by the Agent in its sole discretion.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Guaranty” shall mean that certain Amended and Restated Guaranty of all Indebtedness outstanding from the Company dated as February 7, 2006, executed and delivered (or to be executed and delivered) by each of the Significant Domestic Subsidiaries (whether by execution thereof, or by execution of the Joinder Agreement attached as “Exhibit A” to the form of such Guaranty), to the Agent, on behalf of the Banks, as amended from time to time.

“Domestic Reinsurance Subsidiary” shall mean VSC Re Company, a District of Columbia corporation.

“Domestic Subsidiary” shall mean those Subsidiaries of the Company incorporated under the laws of the United States of America, or any state or jurisdiction thereof, other than (i) the US LLC, so long as it is a Subsidiary of a Foreign Subsidiary, (ii) a Subsidiary substantially all of whose assets consist, directly or indirectly, of Subsidiaries treated as corporations for U.S. federal income tax purposes that is formed or incorporated outside of the United States of America, or any state or jurisdiction thereof, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary (a) described in clauses (ii) of this definition or (b) treated as a corporation for U.S. federal income tax purposes that is formed or incorporated outside of the United States of America, or any state or jurisdiction thereof.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Effective Date” shall mean the date on which the conditions precedent set forth in Section 5 have been satisfied.

“Eligible Assignee” shall mean (a) a Bank; (b) an Affiliate of a Bank; (c) any Person (other than a natural person) that is engaged in the business of making, purchasing, holding or otherwise investing in commercial revolving loans in the ordinary course of its business, provided that such Person is administered or managed by a Bank, an Affiliate of a Bank or an entity or Affiliate of an entity that administers or manages a Bank; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Bank and Swing Line Bank), and (ii) unless a Event of Default has occurred and is continuing or such assignment or participation is to an Affiliate of the assigning Bank, any other Bank or any Federal Reserve Bank, the Company (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Company, or any of the Company’s Affiliates or Subsidiaries; and (y) and no assignment shall be made to an Defaulting Bank without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Bank and the Swing Line Bank.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code, and the regulations in effect from time to time thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and would be treated as a single employer under Section 414 of the Internal Revenue Code, and any Domestic Subsidiary.

“Eurodollar-based Advance” shall mean any Advance (including a Swing Line Advance) which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin plus (b) the quotient of:

(i)	the LIBOR Rate

divided by

(ii)
a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes Eurodollar deposits or includes a category of assets which includes Eurodollar loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the seventh decimal place.

“Eurodollar-Interest Period” shall mean, for Swing Line Advances carried at the Eurodollar-based Rate, an interest period of one month or any shorter period of not less than seven days (or any lesser number of days agreed to in advance by Company, Agent and the Swing Line Bank), and for all other Eurodollar-based Advances, an interest period of one, two, three or six months, or any shorter period of not less than fourteen days (or any lesser or greater number of days agreed to in advance by Agent and the Banks), in each case as selected by Company, as applicable, for a Eurodollar-based Advance pursuant to Section 2.3 or 2.5 hereof, as the case may be.

“Eurodollar Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Company and Agent.

“Event of Default” shall mean any of the events specified in Section 9.1 hereof.

“Excluded Taxes” is defined in Section 10.1(d) hereof.

“Existing Advance(s)” shall mean Advances made under the Prior Credit Agreement (as defined therein) which are outstanding on the Effective Date.

“Existing Letter of Credit” shall mean a letter of credit issued under the Prior Credit Agreement which is outstanding on the Effective Date hereof as set forth on Schedule 3.11 attached hereto.

“Existing Senior Note Documents” shall mean the Existing Senior Notes, the Indenture (as defined in the definition of Existing Senior Notes) and other instruments, agreements and other documents evidencing or governing the Existing Senior Notes or providing any guarantee, Lien or other rights in respect thereof, as each may be amended, restated, supplemented, or otherwise modified from time to time.

“Existing Senior Notes” shall mean the senior secured notes issued prior to the Effective Date pursuant to that certain Indenture, among the Company, the Guarantors identified therein and U.S. Bank National Association as Trustee (the “Indenture”) evidencing secured Debt incurred by the Company in an original principal amount of $350,000,000 due not sooner than 2017.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as determined by the Agent, such sum to be rounded upward, if necessary in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean the fee letter by and between Company and Comerica Bank dated May 4, 2011, relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” shall mean the Revolving Credit Facility Fee and the Letter of Credit Fees and the other fees (including any agency Fees) payable by the Company to the Banks, the Issuing Bank or the Agent hereunder or under the Fee Letter.

“Fixed Charge Coverage Ratio” shall mean, as of any applicable date of determination, the ratio of (a) Consolidated Income Available for Fixed Charges for the period of four (4) consecutive fiscal quarters of the Company most recently ended at such time to (b) Consolidated Fixed Charges for such period.

“Floor Plan Receivables” shall mean, as of any applicable date of determination, the aggregate amount outstanding from Dealers pursuant to financing extended to such Dealers by Company or any of its Subsidiaries for used motor vehicle inventories, such financing to be secured by the related motor vehicle inventories and any future cash collections owed by Company or its Subsidiaries to the Dealer under the applicable Dealer Agreement.

“Foreign Lender” shall mean any Bank that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean each Subsidiary other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

“Fronting Exposure” shall mean, at any time there is a Defaulting Bank, (a) with respect to the Issuing Bank, such Defaulting Bank’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank, and (b) with respect to the Swing Line Bank, such Defaulting Bank’s Percentage of outstanding Swing Line Advances made by the Swing Line Bank.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities and royalties payable incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit (other than trade letters of credit), bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in the case of each of the items in clauses (a) through (d), the amount of which is determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however, that Funded Debt shall not include any indebtedness under any Hedging Agreement prior to the occurrence of a termination event with respect thereto.

“Funding Conditions” shall mean those conditions required to be satisfied prior to or concurrently with the funding of any Future Debt, as follows:

(a)           Within a period of one hundred eighty (180) days prior to the date any such Debt is incurred, Company shall have provided to the Agent and the Banks a Consolidated plan and financial projections meeting the requirements therefor as set forth in Section 7.3(i) of this Agreement and demonstrating that the Company would be in compliance with the financial covenants set forth in Sections 7.5 through 7.7 hereof and the Borrowing Base Limitation, if applicable, were such Debt outstanding during the applicable reporting periods;

(b)           Both immediately before and immediately after such additional Debt is incurred, no Default or Event of Default (whether or not related to such additional Debt, and taking into account the incurring of such additional Debt) has occurred and is continuing;

(c)           If such additional Future Debt shall be issued pursuant to loan documents containing covenants which are more restrictive than the covenants contained in this Agreement, Company shall, upon the written request of the Majority Banks, enter into amendments to this Agreement to extend the benefit of such covenants to the Banks; and any such additional Future Debt shall not be issued under a “Supplemental Credit Agreement” (as defined in the Intercreditor Agreement);

(d)           Concurrently with the incurring of such additional Future Debt, the proceeds of such Future Debt, net of third party expenses incurred by the Company in connection with the issuance of such Future Debt, shall first be applied to reduce principal, interest and other amounts owing under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment), subject to the right to reborrow in accordance with this Agreement; provided, however, that to the extent that on the date any reduction of the principal balance outstanding under the Revolving Credit shall be required under this clause (d), the Indebtedness under the Revolving Credit is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Company may, after prepaying that portion of the Indebtedness then carried at the Base Rate, deposit the amount of such required principal reductions in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks and, subject to the terms and conditions of such cash collateral account, sums on deposit therein shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the applicable Eurodollar-based Advances of the Revolving Credit (subject to the right to reborrow, as aforesaid); and provided further that Agent and the Banks acknowledge that any proceeds of Future Debt remaining after the application of such proceeds as required by this clause (d) may be held or invested in Permitted Investments or otherwise invested or applied in any manner not prohibited by this Agreement; and
(e)           If such additional Future Debt is to be secured, the applicable Lien shall arise only pursuant to the Security Agreement and/or the other Collateral Documents and each of the holders of such Future Debt (or any agent, trustee or other representative acting on behalf of such holders) shall become a party to the Intercreditor Agreement and shall execute and deliver such additional or related Loan Documents, as reasonably requested by the Agent.

“Future Debt” shall mean Debt evidenced by the Senior Notes issued after the date hereof (and any guaranties thereof permitted hereunder) and Long Term Notes; provided that the aggregate principal amount of all such Debt outstanding at any time issued from and after the date hereof shall not exceed Five Hundred Million Dollars ($500,000,000); and provided further that, at the time any such Debt is incurred, the Funding Conditions have been satisfied.  For the purposes of this definition, “Long Term Notes” shall mean unsecured or secured non-revolving promissory notes to be issued by the Company (and any guaranties thereof permitted hereunder), which Debt shall have a term extending at least beyond the Revolving Credit Maturity Date in effect at the time of the incurrence of such Debt, have an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of at least 12 months) and have no requirement for mandatory early repayment except (x) upon default, (y) following a change in control or (z) following the sale of any portion of the assets of the Company or any of its Subsidiaries (other than pursuant to a Securitization Transaction), to the extent of the proceeds of such sale.

“Future Debt Documents” shall mean promissory note(s) (including, without limitation, the Senior Notes), guaranty(ies), agreement(s) or other documents, instruments, indenture(s) (including, without limitation, the Senior Note Documents) and certificates executed and delivered, subject to the terms of this Agreement, to evidence or secure (or otherwise relating to) Future Debt, as the same may be amended from time to time and any and all other documents executed in exchange therefor or replacement or renewal thereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank).

“Governmental Obligations” means direct general obligations of the United States of America or any agency of the United States of America, or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America or any agency of the United States of America, in each case which carry the full faith and credit of the United States of America.

“Guarantee Obligation(s)” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was evidenced or induced by a reimbursement agreement, counter-indemnity, endorsement or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. To the extent not otherwise determinable, the amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (as outstanding on the applicable date of determination) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

“Guaranty(ies)” shall mean the Domestic Guaranty and any other guaranty of the Indebtedness entered into from time to time in accordance with the terms hereof.

“Guarantor(s)” shall mean each Significant Subsidiary which is required by the Banks to guarantee the obligations of the Company hereunder and under the other Loan Documents.

“Hazardous Material” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined or regulated as such in (or for purposes of) the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Material on or about the Material Property or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; any so-called “superfund” or “superlien” law; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning Hazardous Material as now or at any time hereafter in effect. For the purposes of this definition “Material Property” shall mean any property, whether personal or real, owned, leased or otherwise used by the Company or any of the Subsidiaries which is material to the operations of the Company and the Subsidiaries, taken as a whole.

“Hedging Agreement(s)” shall mean any Interest Rate Protection Agreements and any foreign currency exchange agreements (including without limitation foreign currency hedges and swaps) or other foreign exchange transactions, or any combination of such transactions or agreements or any option with respect to any such transactions or agreements entered into by Company and/or any of its Subsidiaries to manage existing or anticipated foreign exchange risk and not for speculative purposes.

“Hedging Reserve” shall mean a reserve under the Borrowing Base Limitation equal to the lesser of (i) One Million Dollars ($1,000,000) and (ii) the aggregate amount of Net Hedging Obligations outstanding from time to time (determined in the manner set forth herein) maintained by the Company for the benefit of those Banks or their Affiliates which provide Hedging Agreements to the Company or any Domestic Subsidiary under or in connection with this Agreement, and allocated to such Banks or their Affiliates in the amounts so determined and reported by the Company in its quarterly Borrowing Base Certificates or any updated Borrowing Base Certificates from time to time submitted by the Company hereunder; provided that the adequacy of the amounts established by the Company for the applicable exposure under a Hedging Agreement shall be subject to review and approval by the Majority Banks and each affected Bank, from time to time at the request of such Banks.

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement in its entirety and not to any particular paragraph or provision of this Agreement.

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation, principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company and its Subsidiaries whether or not a claim for post-filing, or post-petition interest is allowed in such proceeding), fees, expenses and other charges) whether direct or indirect, absolute or contingent, owing by Company or any of its Subsidiaries to the Banks (or any of them) or to the Agent, in any manner and at any time, under this Agreement or the other Loan Documents, whether evidenced by the Notes, the Guaranties, Letter of Credit Agreements or otherwise, due or hereafter to become due, now owing or that may hereafter be incurred by the Company or any Account Party to, or acquired by, the Banks or by Agent, and all Net Hedging Obligations in respect of Hedging Agreements entered into between Company and/or any Significant Domestic Subsidiary and a Bank or an Affiliate of a Bank (up to the maximum amount of the Hedging Reserve, as determined and allocated hereunder), and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Collateral Documents, in each case, whether or not reduced to judgment that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and its Subsidiaries (whether direct or contingent) shall be determined without duplication.

“Installment Contract(s)” shall mean retail installment contracts for the sale of new or used motor vehicles purchased outright from Dealers by Company or a Subsidiary of Company or written by Dealers in the name of the Company or a Subsidiary of the Company (and funded by Company or such Subsidiary) or assigned by Dealers to Company or a Subsidiary of Company, as nominee for the Dealer, for administration, servicing, and collection, in each case pursuant to an applicable Dealer Agreement; provided, however, that any Installment Contracts transferred or encumbered pursuant to a Permitted Securitization or securing Dealer Loan Pools transferred or encumbered pursuant to a Permitted Securitization shall, from and after the date of such transfer or encumbrance, cease to be considered Installment Contracts under this Agreement unless and until such Installment Contracts or Dealer Loan Pools, as the case may be, are reassigned to the Company or a Subsidiary of the Company or such encumbrances are discharged.

“Intercompany Loans” shall mean any loan or advance in the nature of a loan by the Company to any Subsidiary or by any Subsidiary to any other Subsidiary or to the Company.

“Intercompany Loans, Advances and Investments” shall mean any Intercompany Loan and any other advance or Investment by the Company to or in a Subsidiary or by any Subsidiary to or in the Company or any other Subsidiary.

“Intercompany Note(s)” shall mean the master promissory note substantially in the form of Exhibit N, attached hereto, issued or to be issued by the Company or any Subsidiary to evidence an Intercompany Loan.

“Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement executed and delivered as of February 1, 2010 by and among the Banks, the holders of certain other Debt (or a trustee or other representative on their behalf) and the Agent, as Collateral Agent thereunder, and acknowledged and accepted by the Company and certain of its Subsidiaries, as amended from time to time.

“Interest Period” shall mean:

(a)           with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or hereof, as the case may be, and

(b)           with respect to a Swing Line Advance, a period of one (1) to thirty (30) days agreed to in advance by Company, Agent and the Swing Line Bank as selected by Company pursuant to Section 2.5(c), provided, however, that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to a Eurodollar-Interest Period, if the next succeeding Business Day falls in another calendar month, such Eurodollar-Interest Period shall end on the next preceding Business Day, and (ii) when a Eurodollar-Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Eurodollar-Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period shall extend beyond the maturity date set forth in the Note to which such Interest Period is to apply.
“Interest Rate Protection Agreement(s)” shall mean any interest rate, swap, cap, floor, collar, forward rate agreement or other rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transactions or agreements now existing or hereafter entered into by Company or any of its Subsidiaries to manage existing or anticipated interest rate risk and not for speculative purposes.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Investment” shall mean, in respect of any Person, any loan, advance, extension of credit, Guarantee Obligation or contribution of capital or any investment in, or purchase or other acquisition of, stocks, notes, debentures or other securities of such Person.

“Issuing Bank” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, and its successors and assigns.

“Issuing Office” shall mean such office as Issuing Bank shall designate as its Issuing Office.

“Joinder Agreement (Guaranty)” shall mean a joinder agreement in the form attached as “Exhibit A” to the form of the Domestic Guaranty, to be executed and delivered by any Person required to be a Guarantor pursuant to Section 7.19 of this Agreement.

“Lenders” shall mean the Banks and the other Secured Parties (as defined in the Intercreditor Agreement).

“Letter of Credit Agreement” shall mean, collectively, the letter of credit application, and related documentation executed and/or delivered by the Company or an Account Party in respect of each Letter of Credit, in each case satisfactory to the Issuing Bank, as amended, restated or otherwise modified from time to time.

“Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4 hereof.

“Letter of Credit Maximum Amount” shall mean as of any date of determination the lesser of: (a) Fifteen Million Dollars ($15,000,000); or (b) the Revolving Credit Aggregate Commitment as of such date, minus the aggregate principal amount of Advances outstanding as of such date under the Revolving Credit Notes and the Swing Line Notes.

“Letter of Credit Obligation(s)” shall mean as of the date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby or documentary letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof, including without limitation any Existing Letters of Credit.

“LIBOR Rate” shall mean,

(a)           with respect to the principal amount of any Eurodollar-based Advance, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period, in the case of a Eurodollar-based Advance with a Eurodollar-Interest Period of one (1) month or longer, equal to the relevant Eurodollar-Interest Period, and in the case of a Eurodollar-based Advance with a Eurodollar-Interest Period of less than one (1) month, equal to one (1) month, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by Agent and Company, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(b)           with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Agent and Company, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.
“Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, or any other type of lien, charge or encumbrance, whether based on common law, statute or contract.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranties, the Letter of Credit Agreements, the Collateral Documents and any other documents, instruments or agreements executed pursuant to or in connection with any such document, or this Agreement, as such documents may be amended, renewed, replaced or extended from time to time.

“Luxembourg Subsidiary” shall mean CAC Luxembourg S.a.r.l a wholly-owned direct or indirect Subsidiary of the Company organized under the laws of Luxembourg.

“Majority Banks” shall mean at any time, Banks holding more than 51.0% of the sum of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit); provided that, for purposes of determining Majority Banks hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Banks based on their respective Revolving Credit Percentages.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of each of the Company and its Subsidiaries to perform their material obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, as the case may be, or (c) the validity or enforceability of any material provision of this Agreement, any of the Notes (if issued) or any of the other Loan Documents (as determined by Agent and the Majority Banks) or the rights or remedies of the Agent or the Banks hereunder or thereunder.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” shall mean any Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Hedging Obligation(s)” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements, which may include any Bank or Affiliate of such Bank.

“New Bank” is defined in clause (b) of Section 2.17.

“New Bank Addendum” shall mean an addendum, substantially in the form of Exhibit M hereto, to be executed and delivered by each Bank becoming a party to this Agreement pursuant to Section 2.17 hereof.

“Non-Defaulting Bank” shall mean any Bank that is not, as of the relevant date, a Defaulting Bank.

“Notes” shall mean the Revolving Credit Notes or the Swing Line Notes, or any or all of the Revolving Credit Notes, and the Swing Line Notes as the context indicates, and in the absence of such indication, all such notes.

“Notes Receivable” shall mean, as of any applicable date of determination, the aggregate amount outstanding under promissory notes issued by Dealers to Company or any of its Subsidiaries.

“Operating Lease” shall mean any lease under which the Company or any Subsidiary is a lessee, other than a Capitalized Lease.

“Operating Rental” shall mean all rental payments that the Company or any of its Subsidiaries, as lessee, is required to make under the terms of any Operating Lease.

“Outright Dealer Agreement(s)” shall mean Dealer Agreements referred to in clause (ii) of the definition of Dealer Agreements.

“PBGC” shall mean the Pension Benefit Guaranty Corporation under ERISA, or any successor corporation.

“Pension Plan(s)” shall mean all employee pension benefit plans of Company or any ERISA Affiliate, as defined in Section 3(2) of ERISA.

“Percentage” shall mean, with respect to any Bank, its percentage share, as set forth on Schedule 1.2 hereto (and stated as a percentage and/or a dollar amount), of the Letters of Credit, and/or the Revolving Credit, as the context indicates, as such Exhibit may be revised from time to time by Agent in accordance with Section 2.16, Section 13.8(d) or otherwise.

“Permitted Acquisition” shall mean any acquisition by the Company or any of its Subsidiaries (other than any Special Purpose Subsidiary), including any such acquisition conducted as a Permitted Merger, of assets, businesses or business interests or shares of stock or other ownership interests of or in any other Person conducted in accordance with the following requirements:

(a)           not less than twenty (20) nor more than ninety (90) days prior to the commencement of each such proposed acquisition, the Company provides written notice thereof to Agent (with drafts of all material documents pertaining to such proposed acquisition to be furnished to Agent within not less than twenty (20) days prior to such proposed acquisition);

(b)           on the date of any such acquisition, all necessary or appropriate governmental, quasi-governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are material to such acquisition have been obtained and are in effect, and the Company and its Subsidiaries are in full compliance therewith, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;
(c)           the aggregate value of all of such acquisitions, including the value of any proposed new acquisition, conducted while this Agreement remains in effect as Permitted Acquisitions (but excluding any acquisition conducted with the specific written approval of the Majority Banks, and not as a Permitted Acquisition hereunder) computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by the Company or its Subsidiaries with respect thereto, including, in the case of an acquisition of assets, all indebtedness which is assumed or to which such assets are subject and, in the case of the acquisition of stock or other ownership interests, all indebtedness to which such stock or other ownership interests, are subject, shall not exceed Twenty Million Dollars ($20,000,000), determined as of the date of such acquisition;

(d)           within thirty (30) days after any such acquisition has been completed the Company shall deliver to the Agent executed copies of all material documents pertaining to such acquisition, and the Company, its Subsidiaries and any of the corporate entities involved in such acquisition shall execute or cause to be executed, and provide or cause to be provided to Agent, for the Banks, such documents and instruments (including without limitation, the Guaranties as required by Section 7.19 hereof, and opinions of counsel, amendments, acknowledgments, consents and evidence of approvals or filings) as reasonably requested by Agent, if any; and

(e)           both immediately before and after such acquisition, no Default or Event of Default (whether or not related to such acquisition), has occurred and is continuing.

“Permitted Dividends” shall mean those dividends and distributions (other than dividends payable in capital stock of the Company) permitted under Section 8.15 hereof, it being understood that the amount of Permitted Dividends paid in the form of property other than cash shall be determined by the Company in good faith using the same methodology that the Company uses to account for dividends in its periodic reports filed or to be filed with the Securities and Exchange Commission.

“Permitted Guaranties” shall mean (i) any Guarantee Obligation provided by the Company, for the benefit of a Subsidiary, covering the Debt or other obligation or liability permitted to be incurred or entered into by such Subsidiary, and any other Guarantee Obligation of the Company in the ordinary course of business, (ii) any guaranties provided by a Significant Domestic Subsidiary of the Company of the Debt outstanding to any of the other Lenders, provided that concurrently with the giving of any such guaranty, such Subsidiary shall (if it has not done so prior to such date) enter into a Guaranty on substantially similar terms for the benefit of the Banks or (iii) any agreement or other undertaking by the Company, as servicer or administrative agent of the Dealer Loan Pools or Purchased Contracts covered by a Permitted

Securitization, to advance funds equal to the interest component of obligations issued as part of a Permitted Securitization and payable from collections on the related Installment Contracts, such payments to be repayable to Company on a priority basis from such collections, sales or other dispositions, provided that the aggregate amount of such advances under this clause (iii) at any time outstanding shall not exceed $3,000,000, (iv) any obligations to make those investments permitted under subclause (x) of Section 8.8(j), to the extent such obligations constitute Guarantee Obligations and (v) other Guarantee Obligations of the Company or any of the Subsidiaries in an aggregate amount not to exceed, at any time outstanding, $2,000,000.

“Permitted Investments” shall mean:

(a)           Governmental Obligations;

(b)           Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision or public instrumentality of any of the foregoing, which are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)           Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Bank or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $50,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Company or any of its Subsidiaries in the ordinary course of business or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(d)           Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)           Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced;

(f)           Interests in any investment company or money market fund that invests substantially all of its assets in instruments of the type described in clauses (a) through (e) above;

(g)           Investments in corporate debt obligations of corporations organized under the laws of the United States of America or any state thereof that at the time of acquisition thereof have an assigned rating of “A-” or higher by S&P (or an equivalent or higher rating by another credit rating agency of recognized national standing in the United States of America); and
(h)           Investments in preferred stock of corporations organized under the laws of the United States of America or any state thereof that have an assigned rating of “A -” or higher by S&P (or an equivalent or higher rating by another credit rating agency of recognized national standing in the United States of America); and

(i)           Investments by any Foreign Subsidiary in obligations similar in nature, term and credit quality to those enumerated in paragraphs (a) through (h) above, except that the applicable jurisdiction of formation or operation shall be substituted for the United States of America in each case.

“Permitted Liens” shall mean, with respect to any Person:

(a)           any Liens granted under or established by this Agreement or the other Loan Documents;

(b)           Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes known to such Person has been made on the books of such Person as may be required by GAAP;

(c)           mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar Liens arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(d)           Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions (subject to the applicable provisions of this Agreement) and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such Liens has been made on the books of such Person as may be required by GAAP;

(e)           (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States or any foreign government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP;
(f)           Liens in the nature of any minor imperfections of title, including but not limited to easements, covenants, rights-of-way or other similar restrictions, which, either individually or in the aggregate, could not reasonably be expected to materially adversely affect the present or future use of the property to which they relate, or to have a material adverse effect on the sale or lease of such property, or (iii) render title thereto unmarketable; and

(g)           Liens (i) arising from judicial attachments and judgments, (ii) securing appeal bonds or supersedeas bonds, and (iii) arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose), provided that (1) the execution or other enforcement of such Liens is effectively stayed, (2) the claims secured thereby are being contested in good faith and by appropriate proceedings, (3) adequate book reserves in accordance with GAAP shall have been established and maintained and shall exist with respect thereto, (4) such Liens do not in the aggregate detract from the value of such property and (5) the title of the Company or a Subsidiary, as the case may be, to, and its right to use, such property, is not materially adversely affected thereby.

“Permitted Merger(s)” shall mean any merger of (i) any Subsidiary (including, without limitation, a Guarantor, but excluding any Special Purpose Subsidiary) or any Person which is being acquired pursuant to a Permitted Acquisition into Company or (ii) the merger of any Subsidiary or any Person which is being acquired pursuant to a Permitted Acquisition (other than a Guarantor) into any other Subsidiary (excluding any Special Purpose Subsidiary) or any Person which is being acquired pursuant to a Permitted Acquisition, which, in each case, satisfies and/or is conducted in accordance with the following requirements:

(a)           not less than twenty (20) nor more than ninety (90) days prior to the commencement of such proposed merger, Company provides written notice thereof to Agent (with drafts of all material documents pertaining to such proposed merger to be furnished to Agent not less than twenty (20) days prior to such proposed merger);

(b)           immediately following and as the direct result of any such merger, the surviving or successor entity has succeeded by operation of applicable law (as confirmed by an opinion(s) of counsel in form and substance satisfactory to the Majority Banks, if requested by Agent or the Majority Banks) to all of the obligations of the non-surviving entity under this Agreement and the other Loan Documents, and to all of the property rights of such non-surviving entity subject to the applicable Loan Documents;

(c)           concurrently with such proposed merger, the surviving entity involved in such merger shall execute or cause to be executed, and provide or cause to be provided to Agent, for the Banks, such documents and instruments (including without limitation opinions of counsel, amendments, acknowledgments and consents), if any, as reasonably requested by the Majority Banks; and

(d)           both immediately before and immediately after such merger, no Default or Event of Default (whether or not related to such merger), has occurred and is continuing.
“Permitted Prepayment” shall mean any prepayment of real estate mortgage debt, the Existing Senior Notes or Future Debt (x) which is funded solely with the proceeds of (i) new cash equity in the form of nonconvertible common shares, (ii) Subordinated Debt, (iii) cash on hand or borrowings of Advances otherwise permitted hereunder or (iv) other Debt permitted hereunder, which other Debt satisfies the following conditions:

(a)           such Debt shall have a term extending at least beyond the Revolving Credit Maturity Date then in effect, with an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of at least 12 months) and with no provision for mandatory early repayment except (x) upon default, (y) following a change in control or (z) following the sale of any portion of the assets of the Company or any of its Subsidiaries (other than pursuant to a Securitization Transaction), in an amount not to exceed the proceeds of such sale;

(b)           such Debt shall be unsecured, or, subject to the Intercreditor Agreement, secured;

(c)           both immediately before and immediately after such additional Debt is incurred, no Default or Event of Default (whether or not related to such additional Debt, and taking into account the incurring of such additional Debt) has occurred and is continuing; and

(d)           if such additional Debt shall be issued pursuant to loan documents containing covenants which are more restrictive than the covenants contained in this Agreement, Company shall, upon the written request of the Majority Banks, enter into amendments to this Agreement to extend the benefit of such covenants to the Banks.

in each case, issued concurrently with such prepayment or (y) which has been approved by the Majority Banks. Solely for purposes of the definition of Permitted Prepayment, any Bank which fails, within fifteen (15) Business Days of receipt of written notice from the Company of its intent to make such prepayment (identifying the Debt to be prepaid, and the amount of any such prepayment, captioned “notice of prepayment” and stating that approval is deemed to be given if an objection is not made within fifteen (15) Business Days of receipt of such notice), to object in writing to the Company’s proposed prepayment shall be deemed to have approved such prepayment.

“Permitted Repurchase” shall mean (i) any purchases by the Company of its capital stock during the period commencing on the Effective Date and ending on the Revolving Credit Maturity Date then in effect; provided that at the time of any such purchase, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (ii) any purchases by any Subsidiary of its capital stock during the period commencing on the Effective Date and ending on the Revolving Credit Maturity Date then in effect.

“Permitted Securitization(s)” shall mean each transfer or encumbrance (each a “disposition”) of (I) specific Dealer Loan Pools (and any interest in and lien on the Installment

Contracts, motor vehicles, and other rights and financial assets relating thereto) or specific Purchased Contracts (and any interest in and lien on motor vehicles and other rights and financial assets relating thereto), or (II) the trust certificate issued to evidence the residual interest in Dealer Loan Pools or Purchased Contracts and other financial assets transferred or encumbered pursuant to a prior Permitted Securitization, in each case by the Company or one or more of its Subsidiaries to one or more Special Purpose Subsidiaries or, in the case of a Securitization Transaction described in Clause (II) of this definition (a “Bridge Securitization”), from one Special Purpose Subsidiary to another Special Purpose Subsidiary, conducted in accordance with the following requirements:

(a)           Each disposition in clause (I) shall identify with reasonable certainty the specific Dealer Loan Pools or Purchased Contracts, as applicable, covered by such disposition; and (x) such Dealer Loan Pools or Purchased Contracts shall have performance and other characteristics so that the quality of such Dealer Loan Pools or Purchased Contracts, as the case may be, is comparable to, but not materially better than, the overall quality of the Company’s Dealer Loan Pools or Purchased Contracts, as applicable, as determined in good faith by the Company in its reasonable discretion or (y) with respect to any such assets assigned to an uncapped Dealer Loan Pool subsequent to such Dealer Loan Pool becoming a Securitized Pool in conformity with the standards set forth in clause (x) of this subparagraph (a), the assets covered by such dispositions were assigned to such Dealer Loan Pool in the order such assets were originated and without the exercise of any discretion by the Company;

(b)           Both before and after giving effect to such disposition (and taking into account any reduction in the Indebtedness with the proceeds of such disposition as required hereunder), the Company shall be in compliance with the Borrowing Base Limitation, and, in the case of any disposition to an uncapped Securitized Pool, none of the assets covered by such disposition were included, prior to such disposition, in the most recent Borrowing Base Certificate delivered to Agent under Section 7.3(d) or in an updated Borrowing Base Certificate delivered to Agent under Section 7.3(m) or otherwise at the discretion of the Company;

(c)           Each such Securitization Transaction shall be structured on the basis of the issuance of Debt or other similar securities by one or more Special Purpose Subsidiaries which Debt or other securities shall be without recourse to Company and its other Subsidiaries, except to the extent of normal and customary representations and warranties given as of the date of each such disposition, and not as continuing representations and warranties, and otherwise on normal and customary terms and conditions for comparable asset based securitization transactions, which may include Cleanup Call provisions (it being understood that, for purposes of this subparagraph (c), the terms and conditions governing Securitization Transactions made by the Company prior to the date of this Agreement or, if later, the date of the most recent amendment to this Agreement entered into by the Company, Agent and the requisite Banks, shall be deemed to have been made on normal and customary terms and conditions for comparable Securitization Transactions);

(d)           Concurrently with each such disposition (except for dispositions to an uncapped Securitized Pool whether or not pursuant to a revolving, expansion or relending feature included in a Prior Securitization in each case to the extent that no disposition proceeds are available as a result of such dispositions for application hereunder), the net proceeds of such disposition (net of customary third party transaction fees and expenses and, if applicable, after applying the proceeds of such disposition to repay any Debt to which the related financial assets are subject and which is secured by a Lien on such financial assets, or otherwise as permitted by the Intercreditor Agreement):
shall be applied to reduce the principal balance outstanding under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment) by the amount of such net proceeds, subject to the right to reborrow in accordance with this Agreement;

provided, however, that to the extent that, on the date any reduction of the principal balance outstanding under the Revolving Credit shall be required under this clause (d), the Indebtedness under the Revolving Credit is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Company may, after prepaying that portion of the Indebtedness then carried at the Base Rate, deposit the amount of such required principal reductions in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks and, subject to the terms and conditions of such cash collateral account, sums on deposit therein shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the applicable Eurodollar-based Advances of the Revolving Credit; and provided further that Agent and the Banks acknowledge that any proceeds of any such Debt incurred pursuant to a Permitted Securitization remaining after the application of such proceeds as required by this clause (d) may be held or invested in Permitted Investments or otherwise invested or applied in any manner not prohibited by this Agreement; and

(e)           Both immediately before and after such disposition, no Default or Event of Default (whether or not related to such disposition) has occurred and is continuing.

In connection with each Permitted Securitization to be conducted hereunder, as applicable, the Company shall provide the following:

(i)           in the case of the proposed execution of the initial Securitization Documents for a new Securitization Transaction, to the Agent and the Banks (x) not less than five (5) Business Days prior to the date of consummation thereof (or such lesser period as approved by Agent), proposed drafts of the material Securitization Documents covering the applicable Securitization Transaction, including without limitation the proposed form of the release of financial assets, and any related exhibits or schedules, to be contributed thereto (“Form of Release”) and (y) within twenty (20) Business Days following the consummation thereof, executed copies of such Securitization Documents, including, if applicable, a summary of any material changes from the draft documents delivered to Agent and the Banks prior thereto;

(ii)           for each disposition of financial assets (subject to clause (iii), below) after the Company’s delivery of Securitization Documents to the Agent in accordance with the immediately preceding clause (i) (including the first disposition under a new Securitization Transaction), to the Agent, not less than three (3) Business Days (the “Notice Period”) prior to the proposed transfer of such financial assets pursuant to the applicable Securitization Transaction (or such lesser period as approved by Agent), written notice that the Company intends to make a disposition of financial assets (identifying the applicable Securitization Transaction, and the approximate amount of financial assets to be transferred), accompanied by a certification:

(x)           that the applicable Securitization Transaction (and related dispositions) will constitute a Permitted Securitization hereunder,

(y)           that the applicable Securitization Documents remain in effect substantially in the form previously furnished to Agent (or identifying any material changes, and attaching any material amendment, supplement or other modification previously entered into in respect of such Prior Securitization), and

(z)           that, after giving effect to such disposition (and taking into account any reduction in the Indebtedness with the proceeds of such disposition), it will be in compliance with the Borrowing Base Limitation  and either (A) none of the assets covered by such disposition were included in the most recent quarterly Borrowing Base Certificate delivered to Agent under Section 7.3(d) hereof prior to such disposition or (B) a new Borrowing Base Certificate (and any supporting information reasonably required by Agent) dated as of the proposed date of the applicable disposition and, based on projected information, giving effect to such disposition (and taking into account any reduction in the Indebtedness with the proceeds of such disposition) and confirming compliance with the Borrowing Base Limitation, is attached to such certificate;

whereupon, unless Agent has notified Company that the requirements for a Permitted Securitization have not been satisfied with respect to such Securitization Transaction prior to the expiration of the Notice Period, the financial assets covered by such disposition which had been originated prior to the date of such release may be transferred by the Company pursuant to the applicable Permitted Securitization and the Company shall be authorized to execute and deliver and/or file, as the case may be, appropriate releases of such financial assets using the Form of Release previously furnished to Agent, and shall promptly deliver a copy of such release (and all exhibits and schedules thereto) to Agent;

(iii)           Notwithstanding the provisions of the immediately preceding clause (ii) of this post-amble, in the case of a disposition of assets to an uncapped Securitized Pool previously transferred pursuant to a Prior Securitization, no prior notice from Company to Agent shall be required under such clause and, subject to the requirements set forth in clauses (a) through (e) of this definition, all such financial assets (whether originated before or after the date of the transfer of the uncapped Securitized Pool), shall be released and the Lien of the Security Agreement shall be deemed not to have attached to any such assets when the Company or any of its Subsidiaries subsequently acquires rights in, to or under such assets and such assets are transferred to an uncapped Securitized Pool.  Furthermore, in the case of the transfer of financial assets from a Prior Securitization to a new Securitization Transaction or by one Special Purpose Subsidiary to another pursuant to a Bridge Securitization, in each case in compliance with this Agreement, the Lien of the Security Agreement shall be deemed not to attach to any financial assets so transferred, even if such transfers are made through the Company or any of its other Subsidiaries for reassignment as part of a single transaction.  If, however, in any case other than those described in this clause (iii), the Company or any of its Subsidiaries (other than a Special Purpose Subsidiary) reacquires rights in such financial assets, the Lien of the Security Agreement shall be deemed automatically to reattach to such assets without any further action on the part of Agent or the Banks; and
(iv)           promptly following the reasonable request of Agent, any additional information (including without limitation collection information and/or a “static pool analysis”) reasonably requested by Agent in connection with such Securitization Transaction.

Furthermore, in connection with each applicable Securitization Transaction, the Agent agrees, promptly following the reasonable request of Company, to execute a written confirmation, in form reasonably acceptable to the Agent, confirming the Company’s compliance with the requirements set forth herein and the release from the Lien of the Security Agreement of those financial assets released, or deemed released, hereunder.

“Permitted Transfer(s)” shall mean (i) any sale, assignment, transfer or other disposition of inventory or worn-out or obsolete machinery, equipment or other such personal property in the ordinary course of business, (ii) any transfer of property by a Subsidiary to the Company or by the Company or any Subsidiary to a Domestic Subsidiary (excluding any Special Purpose Subsidiary) provided that in each case, immediately before and after such transfer, no Default or Event of Default shall have occurred and be continuing, (iii) any transfer of the capital stock of a Special Purpose Subsidiary to the Company or to any other Subsidiary which is not a Special Purpose Subsidiary (iv) any transfer of funds or other property paid as a dividend by a Subsidiary to the Company or any other Subsidiary to the extent permitted by clause (i) of Section 8.15 hereof, and (v) sales or transfers of Permitted Investments.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Prime Rate” shall mean the per annum interest rate established by Agent as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Agent at any such time.

“Prime-based Rate” shall mean, for any day, that rate of interest which is equal to the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

“Prior Credit Agreement” is defined in Recital B to this Agreement.

“Prior Securitization” shall mean a Permitted Securitization (and the related Securitization Documents) consummated prior to the particular disposition, release or other transaction then being considered.

“Prohibited Transaction” shall mean any transaction involving a Pension Plan which constitutes a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“Purchased Contract Balance” shall mean, as of any applicable date of determination, (i) the balance owing in respect of Purchased Contracts, minus (ii) unearned income with respect to such Installment Contracts and the allowance for credit losses with respect to such Installment Contracts, in each case as such amount would be included in the financial statements and related footnotes of the Company and its Subsidiaries prepared in accordance with GAAP and reported in the applicable Borrowing Base Certificate, and if such amount is not shown net of such items, then net of any reserves established by the Company as an allowance for credit losses related to such Installment Contracts, provided that, the Purchased Contract Balance shall not include any Purchased Contracts transferred or encumbered pursuant to a Permitted Securitization (whether or not attributable to the Company under GAAP), unless and until such Purchased Contracts are reassigned to the Company or a Domestic Subsidiary of the Company or such encumbrances are discharged.

“Purchased Contracts” shall mean Installment Contracts purchased by the Company or any of its Subsidiaries under Outright Dealer Agreements.

“Purchasing Bank” shall have the meaning set forth in Section 13.14.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

“Refunded Swing Line Advance” is defined in Section 2.5(e) hereof.

“Register” is defined in Section 13.8 hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(a)).

“Reportable Event” shall mean a “reportable event” within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, which is material to the Company and its Subsidiaries, taken as a whole, other than an event for which the notice requirement has been waived by the PBGC.

“Request for Advance” shall mean a Request for Advance of the Revolving Credit issued by Company and countersigned by the Company under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A.

“Request for Swing Line Advance” shall mean a Request for Advance of the Swing Line issued by Company and countersigned by the Company under Section 2.5 of this Agreement in the form annexed hereto as Exhibit F.

“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Credit” shall mean the revolving credit loan to be advanced to the Company by the Banks pursuant to Section 2 hereof, in an amount not to exceed the Revolving Credit Aggregate Commitment.

“Revolving Credit Aggregate Commitment” shall mean the aggregate of the Revolving Credit Commitments of the Banks as set forth on Schedule 1.2 hereto, subject to any increases in the Revolving Credit Aggregate Commitment pursuant to Section 2.17 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and subject to any reductions or termination of the Revolving Credit Aggregate Commitment under Sections 2.15 or 9.2 of this Agreement; provided, however, that in no event shall the Revolving Credit Aggregate Commitment hereunder at any time exceed Two Hundred Fifty Million Dollars ($250,000,000).

“Revolving Credit Commitment Amount” shall mean with respect to any Bank, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Bank’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Facility Fee” shall mean the facility fee payable to Agent for distribution to the Banks pursuant to Section 2.13, hereof.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) June 22, 2014, as such date may be extended from time to time pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.15 or 9.2 hererof.

“Revolving Credit Notes” shall mean the Notes described in Section 2.1 hereof, made or to be made by Company to each of the Banks in the form annexed to this Agreement as Exhibit C, as such Notes may be amended, renewed, replaced or extended from time to time.

“Revolving Credit Optional Increase” shall mean, at any time of determination, an amount equal to the difference between (i) $250,000,000 and (ii) the Revolving Credit Aggregate Commitment at such time.

“Scottish Partnership” shall mean CAC Scotland, a partnership established by the Company under the law of Scotland and which is a wholly-owned Subsidiary of the Company.

“Securitization Documents” shall mean any note purchase agreement (and any notes issued thereunder), transfer or security document, master trust or other trust agreement, servicing agreement, indenture, pooling agreement, contribution or sale agreement or other document, instruments and certificates executed and delivered, subject to the terms of this Agreement, to evidence or secure (or otherwise relating to) a Permitted Securitization, as the same may be amended from time to time (subject to the terms hereof) and any and all other documents executed in connection therewith or replacement or renewal thereof.

“Securitization Transaction” shall mean a transfer of, or grant of a Lien on, Dealer Loan Pools, Purchased Contracts, accounts receivable and/or other financial assets, and any related pools thereof, by the Company or any Subsidiary to a Special Purpose Subsidiary or other special purpose or limited purpose entity and the issuance (whether by such Special Purpose Subsidiary or other special purpose or limited purpose entity or any other Person) of Debt or of any securities secured directly or indirectly by interests in, or of trust certificates, or other securities directly or indirectly evidencing interests in, such Dealer Loan Pools, Purchased Contracts, accounts receivable and/or other financial assets and any related pools thereof.

“Securitized Pool(s)” shall mean a Dealer Loan Pool, whether capped or uncapped, which has been transferred to a Permitted Securitization, including a Prior Securitization.

“Security Agreement” is defined in the definition of Collateral Documents.

“Senior Notes” shall mean the senior secured notes evidencing secured Debt incurred by the Company due not sooner than 2017 issued after the date hereof pursuant to the Future Debt Documents.

“Senior Note Documents” shall mean any indentures, instruments, agreements and other documents evidencing or governing the Senior Notes or providing any guarantee, Lien or other rights in respect thereof, as each may be amended, restated, supplemented, or otherwise modified from time to time.

“Shares”, “share capital”, “capital stock”, “stock” and words of similar import shall mean and refer to the equity capital interest under applicable law of any Person in a corporation, howsoever such interest is created or arises, whether such capital consists of common stock, preferred stock or preference shares, or other stock, and whether such capital is evidenced by a certificate, share register entry or otherwise.

“Significant Subsidiary(ies)” shall mean, as of any date of determination, any Subsidiary (i) which is designated by the Company (in writing to Agent) as a Significant Subsidiary or (ii) which has total assets (but excluding in the calculation of total assets, for any Subsidiary, any assets which constitute Intercompany Loans, Advances and Investments by such Subsidiary to

Company or another Subsidiary outstanding from time to time and any assets which are acquired or arise pursuant to a Permitted Securitization, including any Equity Interest in a Special Purpose Subsidiary) in excess of two percent (2%) of Company’s Consolidated Tangible Net Worth (or five percent (5%) in the case of CAC Reinsurance, Ltd.), determined as of the end of each fiscal quarter based upon the financial statements required to be delivered under Section 7.3(b) or 7.3(c) hereof, as the case may be (and giving effect to any changes in net worth shown in such financial statements on the required date of delivery thereof); provided however that, whether or not it satisfies the aforesaid net worth test, none of any Special Purpose Subsidiary, the Scottish Partnership, the US LLC (so long as it is considered a Foreign Subsidiary hereunder), or the Luxembourg Subsidiary shall be a Significant Subsidiary and the Domestic Reinsurance Subsidiary shall be considered a Significant Subsidiary solely for purposes of Section 7.20(a)(ii) hereof and not for any other purpose.

“Significant Domestic Subsidiaries” shall mean those Domestic Subsidiaries identified as such on Schedule 6.5 hereto, and any Domestic Subsidiaries which become Significant Subsidiaries subsequent to the date hereof.

“Single Employer Plan” shall mean any Pension Plan which does not constitute a Multiemployer Plan.

“Special Purpose Subsidiary(ies)” shall mean any wholly-owned direct or indirect Subsidiary of the Company established for the sole purpose of conducting one or more Permitted Securitizations and otherwise established and operated in accordance with customary industry practices.

“Subordinated Debt” shall mean any unsecured Debt subordinated to the prior payment and discharge in full of the Indebtedness, on written terms and conditions approved by and acceptable to each of the Banks, in their sole discretion, and issued pursuant to documentation which is less restrictive (as determined by Agent and the Majority Banks in their reasonable discretion) than the covenants contained in this Agreement.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership (whether general or limited) or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to each Person which is a Subsidiary of the Company and “100% Subsidiary(ies) shall mean any Subsidiary whose stock or partnership, membership or other Equity Interests (other than directors’ or qualifying shares or other interests to the extent required under applicable law) are owned directly or indirectly entirely by the Company.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Company and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” shall mean the revolving credit loan to be advanced to the Company by the Swing Line Bank pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof) not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean an Advance made by Swing Line Bank to Company pursuant to Section 2.5 hereof.

“Swing Line Bank” shall mean Comerica Bank, in its capacity as bank under Section 2.5 of this Agreement, and its successors and assigns.

“Swing Line Maximum Amount” shall mean Twenty Million Dollars ($20,000,000).

“Swing Line Notes” shall mean the swing line notes described in Section 2.5 hereof, made by Company to Swing Line Bank in the form annexed hereto as Exhibit E, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, and its successors.

“Trusts” shall mean the trusts established in connection with the Company’s vehicle service contract business or other ancillary product business and required to be Consolidated with the Company and its Subsidiaries under GAAP.

“US LLC” shall mean CAC International Holdings, LLC.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2.           REVOLVING CREDIT

2.1           Commitment

.  Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Bank severally and for itself alone agrees to make Advances of the Revolving Credit to the Company from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, in Dollars, not to exceed at any one time outstanding such Bank’s Percentage of the Revolving Credit Aggregate Commitment. All of the Advances of the Revolving Credit hereunder may be evidenced by Revolving Credit Notes made by Company to each of the Banks requesting a Revolving Credit Note in the form attached hereto as Exhibit C and in a principal amount equal to such Bank’s Revolving Credit Commitment Amount, subject to the terms and conditions of this Agreement.

2.2           Accrual of Interest and Maturity; Evidence of Indebtedness

.

(a)           Company hereby unconditionally promises to pay to the Agent for the account of each Bank the then unpaid principal amount of each Advance of the Revolving Credit (plus all accrued and unpaid interest) of such Bank to Company on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Advance of the Revolving Credit shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)           Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Company to the appropriate lending office of such Bank resulting from each Advance of the Revolving Credit made by such lending office of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time under this Agreement.

(c)           The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Company to each Bank hereunder in respect of the Advances of the Revolving Credit and (iii) the amount of any sum received by the Agent hereunder from Company in respect of the Advances of the Revolving Credit, each Bank’s share thereof and the amounts paid by the Agent to the Banks with respect thereto.

(d)           The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Company therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Company to repay the Advances of the Revolving Credit (and all other amounts owing with respect thereto) made to Company by the Banks in accordance with the terms of this Agreement.

(e)           Company agrees that, upon written request to the Agent by any Bank, Company will execute and deliver, to such Bank, at Company’s own expense, a Revolving Credit Note meeting the requirements of Section 2.1.

2.3           Requests for and Refundings and Conversions of Advances

.  Company may request an Advance of the Revolving Credit, a refund of any Advance of the Revolving Credit in the same type of Advance or to convert any Advance to any other type of Advance of the Revolving Credit only by delivery to Agent of a Request for Advance executed by an Authorized Signer for the Company, subject to the following and to the remaining provisions hereof:

(a)           each such Request for Advance shall set forth the information required on the Request for Advance, including without limitation:

(i)           the proposed date of such Advance (or the refunding or conversion of an outstanding Advance), which must be a Business Day;

             (ii)           whether such Advance is a new Advance (or a refunding or conversion of an outstanding Advance); and
(iii)           whether such Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Interest Period applicable thereto.

(b)           each such Request for Advance shall be delivered to Agent by 12:00 noon (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Base Rate Advance, for which the Request for Advance must be delivered by 12:00 noon (Detroit time) on such proposed date;

(c)           on the proposed date of such Advance and after giving effect to all outstanding requests for Advances of the Revolving Credit and Swing Line Advances and Letters of Credit requested by the Company on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(a) hereof in respect of the Company’s Reimbursement Obligations hereunder)) the principal amount of all Advances and Letter of Credit Obligations shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the Borrowing Base Limitation, in each case then applicable; provided however, that, in the case of any Advance of the Revolving Credit being applied to refund an outstanding Swing Line Advance or repay any Letter of Credit Obligations, the aggregate principal amount of Swing Line Advances to be refunded or Letter of Credit Obligations to be paid, as the case may be, shall not be included for purposes of calculating the limitation under this Section 2.3(c);

(d)           the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Base Rate Advance at least Two Million Five Hundred Thousand Dollars ($2,500,000) and (ii) in the case of a Eurodollar-based Advance at least Two Million Five Hundred Thousand Dollars ($2,500,000) (or a larger integral multiple of One Million Dollars ($1,000,000)), or the remainder available under the Revolving Credit Aggregate Commitment if less than $2,500,000 and at any one time there shall not be in effect more than six (6) Applicable Interest Rates and Interest Periods;

(e)           a Request for Advance, once delivered to Agent, shall not be revocable by Company;

(f)           each Request for Advance shall constitute and include a certification by the Company as of the date thereof that:

(i)           both before and after such Advance, the obligations of the Company set forth in this Agreement and of Company and its Subsidiaries in the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

             (ii)           all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);
(iii)           there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv)           the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance, except to the extent such representations and warranties (other than Section 6.12 hereof, which shall be deemed to be remade as of the date of such Request for purposes of this clause (iv), notwithstanding the limitation contained therein) are not, by their terms, continuing representations and warranties, but speak only as of a specific date (both before and after giving effect to such Advance); and

(v)           the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of Company.

Agent, acting on behalf of the Banks, may, at its option, lend under this Section 2 upon the telephone or e-mail request of an Authorized Signer of the Company to make such requests and, in the event Agent, acting on behalf of the Banks, makes any such Advance upon a telephone or email request, the Authorized Signer shall fax or deliver by electronic file to Agent, on the same day as such telephone or email request, an executed Request for Advance.  The Company hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the telephone or e-mail instructions of any person purporting to be an Authorized Signer.  Notwithstanding the foregoing, the Company acknowledges that it shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4           Disbursement of Advances.

(a)           Upon receiving any Request for Advance from Company under Section 2.3 hereof, Agent shall promptly notify each Bank by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is being requested by each Bank in an amount equal to its Percentage of such Advance. Unless such Bank’s commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Agent, as follows:

(i)           for Base Rate Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

             (ii)           for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12 noon (the time of the Agent’s Correspondent) on the date of such Advance.
(b)           Subject to submission of an executed Request for Advance by Company without exceptions noted in the compliance certification therein, Agent shall make available to Company the aggregate of the amounts so received by it from the Banks:

(i)           for Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct in writing, provided that such direction is timely given; and

(ii)           for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of Company maintained with Agent’s Correspondent or to such other account or third party as Company may reasonably direct, provided such direction is timely given.

(c)           Agent shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order. Unless Agent shall have been notified by any Bank prior to the date of any proposed Advance that such Bank does not intend to make available to Agent such Bank’s Percentage of such Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid.  Agent may, but shall not be obligated to, make available to Company the amount of such payment, in reliance upon such assumption, make available to Company a corresponding amount. If such amount is not in fact made available to Agent by such Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent’s demand therefor, and Agent has, in fact, made a corresponding amount available to Company, the Agent shall promptly notify Company and Company shall pay such amount to Agent, if such notice is delivered to Company prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Company shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Bank .  The Company shall retain its claim against such Bank with respect to the amounts repaid by it to Agent and, if such Bank subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to the Company as an Advance of the Revolving Credit.  Agent shall also be entitled to recover from such Bank or Company, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Company to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)           in the case of such Bank, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Advance of the Revolving Credit; and

(ii)           in the case of Company, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Bank has paid Agent such amount, such Bank shall have no interest in or rights with respect to such Advance for any purposes whatsoever.  The obligation of any Bank to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Bank to make any Advance hereunder, and no Bank shall have any liability to the Company or any of its Subsidiaries, the Agent, any other Bank, or any other party for another Bank’s failure to make any loan or Advance hereunder.

2.5           Swing Line.

(a)           Advances.  The Swing Line Bank may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to Company from time to time on any Business Day during the period from the Effective Date until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, in Dollars, not to exceed at any time outstanding the Swing Line Maximum Amount.  Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b)           Accrual of Interest.

(i)           Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to Swing Line Bank resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Bank shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii)           The Company agrees that, upon the written request of Swing Line Bank, the Company will execute and deliver to Swing Line Bank a Swing Line Note.

(iii)           Company unconditionally promises to pay to the Swing Line Bank the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.  Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c)           Requests for Swing Line Advances.  Company may request a Swing Line Advance only after delivery to Swing Line Bank of a Request for Swing Line Advance executed by an Authorized Signer for Company, subject to the following and to the remaining provisions hereof:
(i)           each such Request for Swing Line Advance shall set forth the information required on the Request for Swing Line Advance, including without limitation:

(A)           the proposed date of such Swing Line Advance, which must be a Business Day;

(B)           whether such Swing Line Advance is to be a Base Rate Advance, a Eurodollar-based Advance or a Quoted Rate Advance; and

(C)           the duration of the Interest Period applicable thereto.

(ii)           on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by Company as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii)           on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Advances of the Revolving Credit and Swing Line Advances and Letters of Credit requested by the Company on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(a) hereof in respect of the Company’s Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the lesser of the then applicable (A) the Revolving Credit Aggregate Commitment and (B) the Borrowing Base Limitation;

(iv)           the principal amount of such Swing Line Advance, plus the amount of any other outstanding Advance of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Base Rate Advance at least Three Hundred Thousand Dollars ($300,000) and (ii) in the case of a Quoted Rate Advance or a Eurodollar-based Advance at least Three Hundred Thousand Dollars ($300,000) (or a larger integral multiple of One Hundred Thousand Dollars ($100,000)), and at any one time there shall not be in effect more than six (6) Applicable Interest Rates and Interest Periods;

(v)           each such Request for Swing Line Advance shall be delivered to the Swing Line Bank, by 3:00 p.m. (Detroit time) on the proposed date of the Advance; and

(vi)           each Request for Swing Line Advance, once delivered to Swing Line Bank, shall not be revocable by Company, and shall constitute and include a certification by the Company as of the date thereof that:

(A)           both before and after such Swing Line Advance, the obligations of the Company set forth in this Agreement and of the Company and its Subsidiaries in the Loan Documents, are valid, binding and enforceable obligations of such Persons;
(B)           all conditions to the making of Swing Line Advances  have been satisfied (both before and after giving effect to such Advance);

(C)           both before and after the making of such Swing Line Advance, there is no Default or Event of Default in existence; and

(D)           both before and after such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent such representations and warranties (other than Section 6.12 hereof, which shall be deemed to be remade as of the date of such Request for purposes of this clause (D), notwithstanding the limitation contained therein) are not, by their terms, continuing representations and warranties, but speak only as of a specific date.

(vii)           At the option of the Agent, subject to revocation by Agent at any time and from time to time and so long as the Agent is the Swing Line Bank, Company may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Company shall be deemed to have certified to the Agent and the Banks each of the matters set forth in clause (vi) of this Section 2.5(b).  Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date.  Agent may suspend or revoke Company’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Company for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Company’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Company complies with the provisions set forth in this Section 2.5.

(d)           Disbursement of Swing Line Advances.  Subject to submission of an executed Request for Swing Line Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Swing Line Bank shall, at its option, make available to Company the amount so requested not later than:

(i)           for Base Rate Advances or Quoted Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct, provided such direction is timely given; and
(ii)           for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of Company or to such other account or third party as Company may reasonably direct, provided such direction is timely given.

Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(e)           Refunding of or Participation Interest in Swing Line Advances.

(i)           The Agent, at any time in its sole and absolute discretion, may (or, upon the request of the Swing Line Bank, shall) on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each of the Banks (including the Swing Line Bank in its capacity as a Bank) to make an Advance of the Revolving Credit to Company, in an amount equal to such Bank’s Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”).  In the case of each Refunded Swing Line Advance, the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Base Rate Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Bank shall retain its claim against the Company for any unpaid interest or fees in respect thereof accrued to the date of such refunding.  Unless any of the events described in Section 9.1(j) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(e)(iii), each Bank shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given in immediately available funds.  The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances subject to Section 10.1 hereof.

(ii)           If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(e), one of the events described in Section 9.1(j) hereof shall have occurred, each Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Refunded Swing Line Advance that was to have been refunded in an amount equal to its Percentage of such Refunded Swing Line Advance. Each Bank within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent for the benefit of the Swing Line Bank, in immediately available funds, an amount equal to its Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date.  Upon receipt thereof, the Agent will deliver to such Bank a participation certificate evidencing such participation.
(iii)           Each Bank’s obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with Section 2.5(e)(i) and (ii) shall, except in respect of any Swing Line Advance made by the Swing Line Bank more than one (1) Business Day after it has received written notice to suspend Swing Line Advances in accordance with the last paragraph of this Section 2.5(e)(iii), be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Company, or any other Person; (D) any breach of this Agreement by the Company or any other Person; (E) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance of the Revolving Credit is to be made or such participating interest is to be purchased, (F) the termination of the Revolving Credit Aggregate Commitment hereunder, or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Bank does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid at the Federal Funds Effective Rate any (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Bank to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Bank to make such amounts available, and no Bank shall have any liability to the Company, any of its Subsidiaries, the Agent, the Swing Line Bank, or any other Bank or any other party for another Bank’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

Notwithstanding the foregoing, however, no Bank shall be required to make any Advances of the Revolving Credit to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of the applicable Swing Line Advance by the Swing Line Bank, the officers of the Swing Line Bank immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Bank that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default, and stating that such notice is a “notice of default”; provided, however that the obligation of the Banks to make or refund such Advances of the Revolving Credit (or purchase a participation) shall be reinstated upon the date on which such Default or Event of Default has been cured, or has been waived by the requisite Banks, as applicable.

2.6           Base Rate Interest Payments

.  Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and all Swing Line Advances carried at the Base Rate from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds (a) with respect to Swing Line Advances, monthly commencing on the first day of the calendar month next succeeding the calendar month during which the initial Swing Line Advance is made and on the first day of each month thereafter, and (b) with respect to Advances of the Revolving Credit, quarterly commencing on the first day of the calendar quarter next succeeding the calendar month during which the initial Advance of the Revolving Credit is made and on the first day of each calendar quarter thereafter. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

2.7           Eurodollar-based Interest Payments and Quoted Rate Interest Payments.

(a)           Interest on each Eurodollar-based Advance of the Revolving Credit and all Swing Line Advances carried at the Eurodollar-based Rate shall accrue at its Applicable Interest Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

(b)           Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

2.8           Interest Payments on Conversions

.  Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance converted pursuant to Section 2.3 hereof shall be due and payable in full on the date such Advance is converted.

2.9           Interest on Default

. In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a), 9.1(b) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Banks, interest shall be payable daily on all Eurodollar-based Advances of the Revolving Credit, Swing Line Advances carried at the Eurodollar-based Rate and Quoted Rate Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate plus two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, with respect to Base Rate

Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%).

2.10           Prepayment

.  i) Company may prepay all or part of the outstanding balance of any Base Rate Advance(s) under the Revolving Credit Note at any time, provided that the amount of any partial prepayment shall be at least One Million Dollars ($1,000,000) and, after giving effect to any such partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least One Million Dollars ($1,000,000). Company may prepay all or part of any Eurodollar-based Advance (subject to not less than three (3) Business Days’ notice to Agent) only on the last day of the Interest Period therefor, provided that the amount of any such partial prepayment shall be at least One Million Dollars ($1,000,000), and, after giving effect of any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least Two Million Five Hundred Thousand Dollars ($2,500,000).

(b)           Company may prepay all or part of the outstanding balance of any Swing Line Advance carried at the Base Rate at any time, provided that the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and, after giving effect of any such partial prepayment, the aggregate balance of such Swing Line Advances remaining outstanding, if any, shall be at least One Hundred Thousand Dollars ($100,000). Company may prepay all or part of any Swing Line Advances carried at the Eurodollar-based Rate or Quoted Rate (subject to not less than three (3) Business Days’ notice to Swing Line Bank and Agent) only on the last day of the Interest Period therefor, provided that the amount of any such partial payment shall be at least One Hundred Thousand Dollars ($100,000), after giving effect of any such partial prepayment, and the unpaid portion of such Advance which is refunded or converted under Section 2.5(c) hereof shall be at least One Hundred Thousand Dollars ($100,000).

(c)           Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to the right to reborrow under the terms of this Agreement. Any other prepayment of all or any portion of any Advance of the Revolving Credit or any Swing Line Advance shall be subject to Section 11.1 hereof, but otherwise without premium, penalty or prejudice.

2.11           Intentionally Omitted.

2.12           Base Rate Advance in Absence of Election or Upon Default

.  If, ii) as to any outstanding Eurodollar-based Advance of the Revolving Credit, or any Swing Line Advance carried at the Eurodollar-based Rate or the Quoted Rate, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5(c) hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then the principal amount thereof which is not then prepaid shall, absent a contrary election of the Majority Banks, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify Company of said action.

2.13           Revolving Credit Facility Fee

.  From the Effective Date to the Revolving Credit Maturity Date, the Company shall pay to the Agent, for distribution to the Banks pro-rata in accordance with their respective Percentages, a Revolving Credit Facility Fee determined by multiplying the Applicable Fee Percentage per annum times the Revolving Credit Aggregate Commitment then applicable under Section 2.15 hereof (whether used or unused), computed on a daily basis. The Revolving Credit Facility Fee shall be payable quarterly in arrears commencing July 1, 2011 (in respect of the prior calendar quarter or portion thereof), and on the first day of each calendar quarter thereafter and on the Revolving Credit Maturity Date, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day (it being understood that such extension will not increase the amount of the Revolving Credit Facility Fee payable on such later date). Upon receipt of such payment Agent shall make prompt payment to each Bank of its share of the Revolving Credit Facility Fee based upon its respective Percentage.  It is expressly understood that the Revolving Credit Facility fees   described in this Section shall be nonrefundable.

2.14           Mandatory Reduction of Indebtedness

. If at any time and for any reason, the aggregate principal amount (without duplication) of all Advances of the Revolving Credit hereunder to the Company, plus the aggregate principal amount of Swing Line Advances outstanding hereunder as of such time, plus the aggregate undrawn portion of any Letters of Credit which shall be outstanding, plus the undrawn amount of all Letters of Credit requested but not yet issued, plus the unreimbursed amount of any draws under any Letters of Credit, as of such time exceeds the lesser of (x) the Revolving Credit Aggregate Commitment and (y) the Borrowing Base Limitation, in each case then applicable (as used herein, the “Excess”), the Company shall immediately reduce any pending request for an Advance on such day by the amount of the Excess, to the extent thereof and, to the extent any Excess remains thereafter, repay any Advances of the Revolving Credit or Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining Excess, with such amounts to be applied between the Advances of the Revolving Credit and the Swing Line Advances as determined by the Agent and then, to the extent that any Excess remains after payment in full of all Advances of the Revolving Credit and Swing Line Advances, to provide cash collateral in support of any outstanding Letter of Credit Obligations in an amount equal to the lesser of the amount of such Letter of Credit Obligations and the amount of such remaining Excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof.  Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof; provided, however, that Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Base Rate Advance, if any.

Compliance with this Section 2.14 shall be tested on a daily or other basis satisfactory to Agent in its sole discretion.  To the extent that, on the date any mandatory repayment under this Section 2.14 is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Company may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Company to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurodollar-based Advances, thereby avoiding breakage costs.

2.15           Optional Reduction or Termination of Revolving Credit Aggregate Commitment

.  Provided that no Default or Event of Default has occurred and is continuing, the Company may upon at least five Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Ten Million Dollars ($10,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued to the date of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances of the Revolving Credit, plus the aggregate principal amount of Swing Line Advances outstanding hereunder, plus without duplication the aggregate undrawn amount of outstanding Letters of Credit, plus without duplication the unreimbursed amount of any draws under any Letters of Credit, exceeds the amount of the Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance; and (v) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of the Revolving Credit Notes shall be distributed by Agent to each Bank in accordance with such Bank’s Percentage thereof, and will not be available for reinstatement by or readvance to the Company, and any accompanying prepayments of the Swing Line Note shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Bank’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to Eurodollar-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Eurodollar-based Rate or the Quoted Rate.

2.16           Revolving Credit Extension Offers

.  Company may, by written notice to the Agent from time to time (provided that no Default or Event of Default has occurred and is continuing on the date of such notice), make one or more offers (each, a “Revolving Credit Extension Offer”) to the Banks to enter into one or more Permitted Amendments (as defined below) pursuant to procedures to be established by the Agent (in its reasonable discretion), in consultation with the Company.  Such notice shall set forth (i) the proposed terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than thirty (30) Business Days after the date of such notice, unless such period is shortened by Agent in its sole discretion).  Permitted Amendments shall become effective only upon the acceptance by the Agent, the Issuing Bank and the Swing Line Bank and only with respect to the Advances and commitments of those Banks which accept the applicable Revolving Credit Extension Offer (such Banks, the “Extending Banks” and those Banks which do not accept the applicable Revolving Credit Extension Offer, the “Non-Extending Banks”).  Notwithstanding anything to the contrary contained herein, no Banks shall be required to accept any Revolving Credit Extension Offer or become an Extending Bank.

The Borrower and each Extending Bank shall execute and deliver to the Agent an extension agreement (each such agreement, an “Extension Agreement”) which may take the form of an amendment or supplement to this Agreement, an amendment and restatement of this Agreement, or other form, and such other documentation as the Agent shall reasonably require to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Agent shall promptly notify each Bank as to the effectiveness of each Extension Agreement.  The Banks hereby irrevocably authorize the Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Amendments.  Notwithstanding the foregoing, no Extension Agreement shall become effective under this Section 2.16 unless (i) the Agent shall have received a certificate of an Authorized Signer, board resolutions and such other corporate authority or other documents as the Agent may reasonably request (including legal opinions if requested by Agent), in each case in form and substance reasonably satisfactory to the Agent, and (ii) no Default or Event of Default has occurred and is continuing on the proposed effective date thereof, after giving effect to such Extension Agreement.

As used in this Section 2.16, “Permitted Amendments” shall consist of (i) an extension of the Revolving Credit Maturity Date as to the Advances and commitments of the Extending Banks (provided that such extensions may not result in having more than one additional final maturity date under this Agreement in any year without the consent of the Agent), (ii) changes in the Applicable Margin or the Applicable Fee Percentage with respect to the applicable Advances and commitments of the Extending Banks and the payment of increased commitment fees and/or other additional fees to the Extending Banks (iii) the requirement that all Letters of Credit or Swingline Loans be drawn only under a subfacility provided solely by the Extending Banks, (iv) technical requirements and other changes related to borrowings, prepayments, refundings. conversions or cancellations of existing Advances (including Swing Line Advances) or Letters of Credit and other similar matters, including without limitation, any other amendments necessary to treat the Advances and commitments of the Extending Banks as having been extended or to include as a separate class, as appropriate, the Extending Banks in any determination of Majority Banks, and to incorporate appropriately the Extending Banks (and any Advances funded or otherwise maintained by them, whether under a separate subfacility or otherwise) into the provisions of Section 2, 3, 5, 9, 10, 11 or 13 (and any related definitions) or other similar provisions, and (v) the payment to the Non-Extending Banks only (on a non pro rata basis vis-a-vis the Extending Banks) of all sums due and payable to such Banks on the Revolving Credit Maturity Date applicable to such Banks, on which date the commitments of such Non-Extending Banks shall terminate; provided, however, that no Permitted Amendment shall amend or modify any matter requiring the approval of all Banks or all affected Banks under Section 13.11(a) hereof without the approval of all Banks or all such affected Banks, as applicable.

2.17           Optional Increase in Revolving Credit Aggregate Commitment

.  Provided that no Default or Event of Default has occurred and is continuing, and provided that the Company has not previously elected to terminate the Revolving Credit Aggregate Commitment under Section 2.15 hereof, the Company may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such Requests under this Section 2.17) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a)           the Company shall have delivered to the Agent not less than thirty (30) days prior to the Revolving Credit Maturity Date then in effect a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a “Request for Increase”); provided, however that in the event the Company has previously delivered a Request for Increase pursuant to this Section 2.17, the Company may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied hereunder (or such Request for Increase has been withdrawn); and provided further that the Company may make no more than three Requests for Increase in any calendar year;

(b)           a lender or lenders meeting the requirements of Section 13.8(d) hereof and acceptable to the Company and the Agent (including, for the purposes of this Section 2.17, any existing Bank which agrees to increase its commitment hereunder, the “New Bank(s)”) shall have become a party to this Agreement by executing and delivering a New Bank Addendum for a minimum amount (including for the purposes of this Section 2.17, the existing commitment of any existing Bank) for each such New Bank of Ten Million Dollars ($10,000,000) and an aggregate amount for all such New Banks of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.17), covered by the applicable Request, provided, however that each New Bank shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.17) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Banks based upon the new Percentages as determined below;

(c)           the Company (i) shall have paid to the Agent for distribution to the existing Banks, as applicable, all interest, fees (including the Revolving Credit Facility Fee and the Letter of Credit Fees) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurodollar-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Company has prepaid such Advances and (ii) shall have paid to each New Bank a special letter of credit fee on the Letters of Credit outstanding on the effective date of such increase, calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of such increase, for the period from the effective date of such increase to the expiration date of such Letters of Credit;
(d)           if requested by any New Bank, the Company shall have executed and delivered to the Agent new Revolving Credit Notes payable to such New Bank(s) in the face amount of each such New Bank’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17) and, if applicable, and so requested, renewal and replacement Revolving Credit Notes payable to each of the existing Banks in the face amount of each such Bank’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17), each of such Revolving Credit Notes to be substantially in the form of Exhibit C to the Credit Agreement, as applicable, and dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Bank, including the New Banks);

(e)           except to the extent such representations and warranties (other than Section 6.12 hereof which shall be deemed to be remade as of such date for purposes of this clause (e), notwithstanding the limitation contained therein) are not, by their terms, continuing representations and warranties, but speak only as of a specific date, the representations and warranties made by Company, each Guarantor or any other party to any of the Loan Documents (excluding the Agent and Banks) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the effective date of such increase; and (ii) no Default or Event of Default shall have occurred and be continuing as of such date; and

(f)           such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Company as required by Agent or the Majority Banks, in their reasonable discretion.

Each increase in the Revolving Credit Aggregate Commitment, made pursuant to this Section 2.17 shall be on terms and conditions identical as those under the Revolving Credit immediately prior to such increase (and with substantially similar effective yields, taking into account any upfront or other fees or similar compensation).  Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied, Agent shall notify the Company and each of the Banks of the amount of the Revolving Credit Aggregate Commitment as increased pursuant this Section 2.17 and the date on which such increase has become effective and shall prepare and distribute to Company and each of the Banks (including the New Banks) a revised Schedule 1.2 to the Credit Agreement setting forth the applicable new Percentages of the Banks (including the New Bank(s), taking into account such increase and assignments (if any).

2.18           Revolving Credit as Renewal; Application of Advances; Existing Advances

.  (a) The Revolving Credit Notes issued by the Company hereunder shall constitute renewal and replacement evidence of all present Indebtedness of such parties outstanding under the Revolving Credit Notes issued under the Prior Credit Agreement. Advances of the Revolving Credit (including Swing Line Advances) shall be available, subject to the terms hereof, to fund working capital needs or other general corporate purposes of the Company.

(b)           Each Existing Advance shall be deemed for all purposes of this Agreement to be an Advance under this Agreement.

3.           LETTERS OF CREDIT.

3.1           Letters of Credit

.  Subject to the terms and conditions of this Agreement, Issuing Bank may through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue standby or documentary Letters of Credit (denominated in Dollars) for the account of such Account Party, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Bank) and shall expire not later than the first to occur of (i) one (1) year from its date of issuance (subject to customary “evergreen” provisions acceptable to Agent and Issuing Bank that may extend the expiration of such Letter of Credit beyond such one year period), or (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to International Standby Practices ISP 98, and any successor documentation thereto, and to the extent not inconsistent therewith, the laws of the State of Michigan.  In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2           Conditions to Issuance

.  No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) or increased at the request and for the account of any Account Party unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a)           (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Advances of the Revolving Credit and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(a) hereof in respect of Company’ Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base Limitation;

         (b)       the obligations of Company set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of Company and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by Company;
(c)           the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date, except to the extent such representations and warranties (other than Section 6.12 hereof, which shall be deemed to be remade as of the date of issuance of such Letter of Credit for purposes of this clause (c), notwithstanding the limitation contained therein) are not, by their terms, continuing representations and warranties, but speak only as of a specific date, and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

(d)           the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of Company;

(e)           the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than five (5) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Issuing Bank and its Issuing Office;

(f)           no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

(g)           there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any Bank to take an assignment of its Percentage of the requested Letter of Credit (as determined in the sole discretion of Issuing Bank or such Bank, as the case may be), no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions on transactions involving letters of credit or on banks materially affecting (as determined by Issuing Bank)  the extension of credit by banks;

(h)           if any Revolving Credit Bank is a Defaulting Bank, the Issuing Bank has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Bank, including, the creation of a cash collateral account in accordance with Section 10.5 or delivery of other security to assure payment of such Defaulting Bank's Percentage of all outstanding Letter of Credit Obligations; and
(i)           Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof.  The Issuing Bank shall be entitled to rely on such certification without any duty of inquiry.

3.3           Notice

. Issuing Bank shall give notice, substantially in the form attached as Exhibit I, to each Bank of the issuance of each Letter of Credit, not later than five (5) Business Days after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank’s Percentage thereof.

3.4           Letter of Credit Fees; Increased Costs

.

(a)           Company shall pay to the Agent for distribution to the Banks in accordance with their Percentages, Letter of Credit Fees as follows:

(i)           A per annum Letter of Credit Fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement).

(ii)           A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Bank for its own account, in accordance with the terms of the applicable Fee Letter.

(b)           If any Change in Law, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Bank or (ii) impose on Issuing Bank or any Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank’s or such Bank’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Bank, as the case may be, the Company shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Bank, as the case may be, from time to time as specified by the Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Bank for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the

Issuing Bank or such Bank could take any reasonable action, without cost or administrative or other burden or restriction to such Bank, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(b) shall be accompanied by a certificate of Issuing Bank or the applicable Bank setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof
(c)           All payments by the Company to the Agent for distribution to the Issuing Bank or the Banks under this Section 3.4 shall be made in Dollars and in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Company by the Agent. The fees described in clause (a)(i) and (a)(ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) shall be payable semi-annually in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than six months), and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of each such Letter of Credit and upon any amendment thereto or extension thereof.  The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.  The parties hereto acknowledge that, unless the Issuing Bank otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for purposes of the Letter of Credit Fee Facility.

3.5           Other Fees

.  In addition to the Letter of Credit Fees, the Company or the applicable Account Party shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6           Participation Interests in and Draws and Demands for Payment Under Letters of Credit

.

(a)           Upon issuance by the Issuing Bank of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Percentage.

(b)           If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, Company agrees to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by Issuing Bank relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that Company received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Company received such notice, if such notice is received after 11:00 a.m. (Detroit time).
(c)           If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Company does not reimburse the Issuing Bank as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Company shall be deemed to have immediately requested that the Banks make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto.  Agent will promptly notify the Banks of such deemed request, and each such Bank shall make available to the Agent an amount equal to its pro rata share (based on its Percentage) of the amount of such Advance.

(d)           If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Company does not reimburse the Issuing Bank as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Bank from Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of Company or any of its Subsidiaries or otherwise, then Agent shall notify each Bank, and each Bank will be obligated to pay the Agent for the account of the Issuing Bank its pro rata share (based on its Percentage) of the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Company hereunder). Upon receipt thereof, the Agent will deliver to such Bank a participation certificate evidencing its participation interest in respect of such payment and expenses.  To the extent that a Bank fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Bank shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to Agent, at a rate per annum equal to the Federal Funds Effective Rate.  The failure of any Bank to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent.

(e)           In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Company to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the Borrowing Base Limitation or the then applicable Revolving Credit Aggregate Commitment).

        (f)           If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to Company on the date such draft or demand is honored, and to each Bank on such date unless Company shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Bank) as required under this Section 3.6.  The Issuing Bank shall further use reasonable efforts to provide notice to Company prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Company under this Section 3.6.
(g)           Notwithstanding the foregoing however no Bank shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Bank immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Bank at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Banks shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Banks.  In the event that the Issuing Bank receives such a notice, the Issuing Bank shall have no obligation to issue any Letter of Credit until such notice is withdrawn by Agent or such Bank or until the requisite Banks have waived such Default or Event of Default in accordance with the terms of this Agreement.

(h)           Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement.

(i)           In the event that any Bank becomes a Defaulting Bank, the Issuing Bank may, at its option, require that the Company enter into arrangements satisfactory to Issuing Bank to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Bank, including creation of a cash collateral account in accordance with Section 10.5 or delivery of other security to assure payment of such Defaulting Bank's Percentage of all outstanding Letter of Credit Obligations.

3.7           Obligations Irrevocable

. The obligations of Company and any Account Party to make payments to Agent for the account of the Issuing Bank or the Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)           Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

        (b)           Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any of the Letter of Credit Documents;
(c)           The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any Bank or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)           Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)           Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)           Any failure, omission, delay or lack on the part of the Agent, Issuing Bank or any Bank or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Bank, any Bank or any such party; or

(g)           Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Company or any Account Party against the Agent, the Issuing Bank or any Bank. Nothing contained in this Section 3.7 shall be deemed to prevent Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Bank or any Bank.

3.8           Risk Under Letters of Credit

. (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b)           Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank’s regularly established practices and procedures and, except pursuant to Section 12.3 hereof, Issuing Bank will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes to be authentic.  Issuing Bank will, upon request, furnish the Banks with copies of Letter of Credit Agreements, Letters of Credit and documents related thereto.
(c)           In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Banks expressly acknowledges that they have made and will continue to make their own evaluations of Company’s and the Account Parties’ creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank’s officers, agents and employees.

(d)           If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Issuing Bank shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentages and shall promptly deliver to each Bank its share thereof, less such Bank’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank’s Percentage of such payment, such Bank will promptly pay over such excess to Issuing Bank, for redistribution in accordance with this Agreement.

3.9           Indemnification

    . (a)     The Company and each Account Party hereby indemnifies and agrees to hold harmless the Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Agent), including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that Company and Account Parties shall not be required to indemnify the Banks and the Agent and such other persons, and the Agent shall be liable to the Company and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Company and the Account Parties which were caused by the Agent’s gross negligence, willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

(b)           It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that Company or an Account Party may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which Agent or the Banks are alleged to be liable and it shall be a condition of the assertion of any liability of Agent or the Banks under this Section that Company or the applicable Account Party shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

3.10           Right of Reimbursement

.  Each Bank agrees to reimburse the Agent on demand, pro rata in accordance with its respective Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Company or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Company or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank solely as a result of Issuing Bank’s gross negligence or willful misconduct or by the Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.11           Existing Letters of Credit

.  Each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit, and each application submitted in connection with each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit Agreement. On the date of execution of this Agreement, the Issuing Bank shall be deemed automatically to have sold and transferred, and each other Bank shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation (on the terms set forth herein), to the extent of such other Bank’s Percentage, in each Existing Letter of Credit and the applicable reimbursement obligations with respect thereto and any security therefor or guaranty pertaining thereto. Letter of Credit Fees paid under the Prior Credit Agreement shall not be recalculated, redistributed or reallocated by Issuing Bank to the Banks; provided that the Company shall pay to any new Banks becoming parties hereto on the Effective Date (or any existing Bank increasing its Percentage on such date) a special letter of credit fee on the Existing Letters of Credit, calculated on the basis of the Letter of Credit Fees which would be applicable to such Existing Letters of Credit if issued on the date hereof (but in the case of any existing Bank, computed only to the extent of the applicable increase in its Percentage) for the period from the Effective Date to the date the Letter of Credit Fees are next due under Section 3.4(c) hereof.

4.           INTENTIONALLY OMITTED

5.           CONDITIONS

The obligations of Banks to make Advances or loans pursuant to this Agreement are subject to the following conditions, provided however that Sections 5.1 through 5.8 below shall only apply to the initial Advances or loans hereunder:

5.1           Execution of Notes, this Agreement and the other Loan Documents

.  The Company (on or before the date hereof) shall have executed and delivered to the Agent for the account of each Bank, the Revolving Credit Notes if requested by the Banks, the Swing Line Notes if requested by the Swing Line Bank (solely for the account of the Swing Line Bank), this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), amendments to or reaffirmations of the Collateral Documents and other Loan Documents (or new documents), as required hereunder, and, as applicable, such Revolving Credit Notes, the Swing Line Notes, this Agreement and the other Loan Documents shall be in full force and effect.

5.2           Corporate Authority

.  Agent shall have received, with a counterpart thereof for each Bank: (i) certified copies of resolutions of the Board of Directors of the Company and each Guarantor evidencing approval of the form of this Agreement, the Notes and the other Loan Documents to which such Person is a party and authorizing the execution, delivery and performance thereof and, in the case of the Company, the borrowing of Advances hereunder; (ii) (A) certified copies of the Company’s and each Guarantor’s (which is incorporated or formed in the United States) articles of incorporation and bylaws or other constitutional documents, as applicable, certified as true and complete as of a recent date by the appropriate official of the jurisdiction of incorporation of each such entity (or, if unavailable in such jurisdiction, by a responsible officer of such entity); and (B) a certificate of good standing from the state of the Company’s or such Guarantor’s (which is incorporated or formed in the United States) incorporation or formation, as applicable.

5.3           Representations and Warranties -- All Parties

. The representations and warranties made by the Company or any other party to any of the Loan Documents under this Agreement or any of the other Loan Documents (excluding the Agent and the Banks), and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the date of the making of the initial Advance hereunder.

5.4           Compliance with Certain Documents and Agreements

.  The Company (and any of its Subsidiaries or Affiliates) shall have each performed and complied with all agreements and conditions contained in this Agreement, the other Loan Documents, or any agreement or other document executed hereunder or thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in default in the performance or compliance with any of the terms or provisions hereof or thereof.

5.5           Company’s Certificate and Opening Borrowing Base Certificate

.  The Agent shall have received, with a signed counterpart for each Bank, a certificate of a responsible senior officer of Company, dated the date of the making of the initial Advances hereunder, stating that the conditions set forth in this Section 5 have been fully satisfied, accompanied by a Borrowing Base Certificate dated as of the proposed Effective Date.

5.6           Payment of Agent’s and Other Fees

. Company shall have paid all fees as set forth in the Fee Letter in effect as of the date hereof between Company and the Lead Arranger, to the Agent the Closing Fee (for distribution to the Banks hereunder), and to the Agent, the Agent’s Fees and all costs and expenses required hereunder.

5.7           Opinions

.  The Agent shall have received an opinion of counsel to Company and the Guarantors, in form and substance reasonably acceptable to the Agent.

5.8           Other Documents and Instruments

.  The Agent shall have received, with a photocopy for each Bank, such other instruments and documents as the Majority Banks may reasonably request in connection with the making of Advances hereunder, and all such instruments and documents shall be satisfactory in form and substance to the Majority Banks.  All documents executed or submitted pursuant hereto shall be satisfactory in form and substance (consistent with the terms hereof) to Agent and its counsel and to each of the Banks; Agent and its counsel and each of the Banks and their respective counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as Agent or its counsel and each of the Banks and their respective counsel may reasonably request; and all other legal matters relating to the transactions contemplated by this Agreement shall be satisfactory to counsel to Agent and counsel to each of the Banks.

5.9           Continuing Conditions

.  The obligations of the Banks to make any of the Advances or loans under this Agreement, including but not limited to the initial Advances of the Revolving Credit or the Swing Line hereunder, shall be subject to the following continuing conditions:

(a)           No Default or Event of Default shall have occurred and be continuing as of the making of the proposed Advance (both before and after giving effect thereto);

(b)           There shall have been no material adverse change in the condition (financial or otherwise), properties, business, results of operations of the Company or its Subsidiaries, taken as a whole, from December 31, 2010, or any subsequent December 31st, except changes in the ordinary course of business; and

(c)           The representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects as of the making of the applicable Advance, except to the extent such representations and warranties are not, by their terms, continuing representations and warranties, but speak only as of a specific date.

6.           REPRESENTATIONS AND WARRANTIES

Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

6.1           Corporate Authority

. Each of the Company and the Subsidiaries is a corporation, limited liability company or partnership duly organized and validly existing in good standing under the laws of the applicable jurisdiction of organization, charter or incorporation; each of the Company and the Subsidiaries is duly qualified and authorized to do business as a corporation, limited liability company or partnership (or comparable foreign entity) in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, except where such failure to qualify and be authorized to do business will not have a Material Adverse Effect.

6.2           Due Authorization

. Execution, delivery and performance of this Agreement and the other Loan Documents to which the Company and each of its Subsidiaries are parties, and the issuance of the Notes by Company are within the corporate, limited liability or partnership power, of relevant Person have been duly authorized, are not in contravention of any law or the terms of such Person’s organizational document, and, except as have been previously obtained or as referred to in Section 6.13, below, do not require the consent or approval of any governmental body, agency or authority, material to the transactions contemplated by this Agreement or the Loan Documents.

6.3           Title to Property

. The Company and each of the Subsidiaries has good and valid title to the property owned by it, which property (individually or in the aggregate) is material to the business or operations of the Company and its Subsidiaries, taken as a whole, excluding imperfections in title not material to the ownership, use and/or enjoyment of any such property.

6.4           Liens

. There are no security interests in, Liens, mortgages or other encumbrances on and no financing statements on file with respect to any property of Company or any of the Subsidiaries, except for those Liens permitted under Section 8.6 hereof.

6.5           Corporate Documents Corporate Existence

. As to Company and each of the Guarantors, (a) it is an organization as described on Schedule 6.5 hereto and has provided the Agent and the Banks with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 6.5 hereto.

6.6           Taxes

. The Company and its Subsidiaries each has filed on or before their respective due dates, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent (i) such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of the Company or its Subsidiaries, as applicable, as may be required by GAAP, (ii) disclosed on Schedule 6.6, attached hereto or (iii) the failure to file such tax returns or pay any such taxes could not reasonably be expected to have a Material Adverse Effect.

6.7           No Defaults

    . (a)      As of the Effective Date there exists no default under the provisions of any instrument evidencing any permitted Debt of the Company or its Subsidiaries or connected with any of the permitted Liens, or of any agreement relating thereto, except where such default could not reasonably be expected to have a Material Adverse Effect and would not violate this Agreement or any of the other Loan Documents according to the terms thereof.

(b)           The Company is in compliance with the Borrowing Base Limitation.

6.8           Enforceability of Agreement and Loan Documents -- Company

. This Agreement, the Notes, each of the other Loan Documents to which the Company is a party, and all other certificates, agreements and documents executed and delivered by Company under or in connection herewith or therewith have each been duly executed and delivered by duly authorized officers of the Company, and in the case of agreements and instruments, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

6.9           Enforceability of Loan Documents - -  Significant Domestic Subsidiaries

. The Domestic Guaranty, the Security Agreement and all other certificates, agreements and documents executed and delivered by each Significant Domestic Subsidiary under or in connection with this Agreement will, upon execution and delivery thereof, have each been duly executed and delivered by duly authorized officers of each such Significant Domestic Subsidiary and, in the case of agreements and instruments, constitute the valid and binding obligations of each such Significant Domestic Subsidiary, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

6.10           Non-contravention -- Company

. The execution, delivery and performance of this Agreement and the other Loan Documents and any other documents and instruments required under or in connection with this Agreement by the Company are not in contravention of the terms of any indenture, material agreement or material undertaking to which the Company is a party or by which it or its properties are bound or affected, except to the extent such terms have been waived or are not material to the transactions contemplated by this Agreement and the other Loan Documents or to the financial performance of the Company and its Subsidiaries, taken as a whole.

6.11           Non-contravention -- Significant Domestic Subsidiaries

. The execution, delivery and performance of the Domestic Guaranty, the Security Agreement and any other documents and instruments required under or in connection with this Agreement by each Significant Domestic Subsidiary (upon execution and delivery thereof) will not be in contravention of the terms of any indenture, material agreement or material undertaking to which each such Significant Domestic Subsidiary is a party or by which it or its properties are bound or affected, except to the extent such terms have been waived or are not material to the transactions contemplated by this Agreement and the other Loan Documents or to the financial performance of the Company and its Subsidiaries, taken as a whole.

6.12           No Litigation

. Except as set forth in Schedule 6.12 annexed hereto, as of the Effective Date, no litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any Subsidiary, the outcome of which could reasonably be expected to have a Material Adverse Effect.

6.13           Consents, Approvals and Filings, Etc

. Except as have been previously obtained no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance by the Company or any of the Subsidiaries, of this Agreement, any of the other Loan Documents to which such Person is a party or any other documents or instruments to be executed and/or delivered by the Company or any Subsidiaries in connection therewith or herewith. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of the Company, threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

6.14           Agreements Affecting Financial Condition

. Neither the Company nor any of the Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which materially adversely affects the financial condition or operations of the Company and its Subsidiaries, taken as a whole.

6.15           No Investment Company; No Margin Stock

. None of the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the Letters of Credit and none of the proceeds of any of the Advances will be used by the Company or any of the Subsidiaries to purchase or carry margin stock or will be made available by the Company or any of the Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings. None of the Company nor any of the Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.16           ERISA

. Neither the Company nor any of its Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.16 hereto or otherwise disclosed to the Agent in writing.  There is no accumulated funding deficiency with respect to any Pension Plans within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no Reportable Event has occurred with respect to any Pension Plan.  Neither the Company or any of its Subsidiaries has engaged in a Prohibited Transaction with respect to any Pension Plan, which could subject such Person to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA other than a Prohibited Transaction for which an exemption is available and has been obtained.  Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA.  Neither the Company nor any of its Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

6.17           Compliance with Laws

  Except as disclosed on Schedule 6.17, (a) the Company and each of its Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement nor the use of the proceeds thereof by the Company will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act” and together with the other anti-terrorism measures referenced to herein, each as amended from time to time, the “Anti-Terrorism Laws”) Act of 2001, Public Law 10756, October 26, 2001 or  Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.18           Accuracy of Information

. Each of the Company’s audited or unaudited financial statements previously furnished to Agent and the Banks by the Company prior to the date of this Agreement, is complete and correct in all material respects and fairly presents the financial condition of the Company and its Subsidiaries, taken as a whole, and the results of their operations for the periods covered thereby; any projections of operations for future years previously furnished by Company to Agent and the Banks have been prepared as the Company’s good faith estimate of such future operations, taking into account all relevant facts and matters known to Company; since December 31, 2010 there has been no material adverse change in the financial condition of the Company or its Subsidiaries, taken as a whole, except changes in the ordinary course of business; neither the Company, nor any of its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the March 31, 2011 balance sheet which could reasonably be expected to have a Material Adverse Effect.

7.           AFFIRMATIVE COVENANTS

Company covenants and agrees that it will, and, as applicable, it will cause its Subsidiaries (but excluding, for purposes of Sections 7.1, 7.3 through 7.8, 7.17 and 7.18 through 7.20 hereof, any Special Purpose Subsidiary) to, so long as any of the Banks are committed to make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement:

7.1           Preservation of Existence, Etc

. Subject to the terms of this Agreement and transactions otherwise permitted hereunder: (i) preserve and maintain its existence and such of its rights, licenses, and privileges as are material to the business and operations conducted by it; (ii) qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties; (iii) continue to engage only in businesses as substantially now conducted by the Company and its Subsidiaries and businesses reasonably related thereto; (iv) at all times maintain, preserve and protect all of its franchises and trade names (to the extent deemed appropriate by the Company in the exercise of its reasonable business judgment) and preserve all the remainder of its property used or useful in its business and keep the same in good repair, working order and condition, ordinary wear and tear excepted; and (v) from time to time make, or cause to be made, all necessary or appropriate repairs, replacements, betterments and improvements thereto such that the businesses carried on in connection therewith may be properly and advantageously conducted at all times.

7.2           Keeping of Books

. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP.

7.3           Reporting Requirements

.  Furnish Agent with:

(a)           as soon as possible, and in any event within three calendar days after becoming aware of the occurrence of each Default or Event of Default, a written statement of the chief financial officer or treasurer of the Company (or in his absence, a responsible senior officer) setting forth details of such Default or Event of Default and the action which the Company has taken or has caused to be taken or proposes to take or cause to be taken with respect thereto;

(b)           as soon as available, and in any event within one hundred twenty (120) days after and as of the end of each of Company’s fiscal years, (i) a detailed Consolidated audit report of Company certified to by independent certified public accountants reasonably satisfactory to Banks together with an unaudited balance sheet and income statement (by business segment) of Company and its Subsidiaries (in a form consistent with Company’s historic deliveries to Agent) certified by an authorized officer of Company as to, accuracy and fairness of presentation; and (ii) a Covenant Compliance Report and (iii) a “static pool analysis”

substantially in the form delivered under the Prior Credit Agreement and in any event satisfactory in form and substance to the Majority Banks, which analyzes the performance of Installment Contracts of the Company and its Subsidiaries securing Dealer Loan Pools or of Purchased Contracts of the Company and its Subsidiaries derived from their United States operations on a monthly basis as of the end of such fiscal year, in each case certified by an authorized officer of the Company as to consistency with prior such analyses, accuracy and fairness of presentation;

(c)           as soon as available, and in any event within sixty (60) days after and as of the end of each quarter, excluding the last quarter, of each fiscal year, (i) a Consolidated balance sheet, income statement and statement of cash flows of Company and its Subsidiaries together with an unaudited balance sheet and income statement (by business segment) of Company and its Subsidiaries (in a form consistent with the Company’s historic deliveries to Agent) for such quarter certified by an authorized officer of Company as to accuracy and fairness of presentation; (ii) a Covenant Compliance Report and (iii) a “static pool analysis” substantially in the form delivered under the Prior Credit Agreement and in any event satisfactory in form and substance to the Majority Banks, which analyzes the performance of Installment Contracts of the Company and its Subsidiaries securing Dealer Loan Pools or of Purchased Contracts of the Company and its Subsidiaries derived from their United States operations on a monthly basis as of the end of such quarter, in each case certified by an authorized officer of the Company as to accuracy and fairness of presentation;

(d)           as soon as available, and in any event within twenty (20) Business Days after and as of the end of each quarter, including the last quarter, of each fiscal year, a Borrowing Base Certificate as of the end of such quarter, certified by an authorized officer of the Company as to accuracy and fairness of presentation;

(e)           as soon as possible, and in any event within three (3) Business Days after becoming aware (i) of any change in the financial condition of the Company, or any of its Subsidiaries which has a Material Adverse Effect, a certificate of the chief financial officer or treasurer of Company (or in his absence, a responsible senior officer) setting forth the details of such change, or (ii) of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a tax position (verbal or written) which has or could reasonably be expected to have a Material Adverse Effect (or have a material adverse effect on any such tax position taken by the Company or any of its Subsidiaries) setting forth the details of such position and the financial impact thereof;

(f)           as soon as available, the Company’s 8-K, 10-Q and 10-K Reports filed with the federal Securities and Exchange Commission (“SEC”), and in any event, with respect to the 10-Q Report, within sixty (60) days of the end of each of the first three fiscal quarters of each of Company’s fiscal years, and with respect to the 10-K Report, within one hundred twenty (120) days after and as of the end of each of Company’s fiscal years; and, promptly following the filing thereof, any proxy or registration statements filed with the SEC.

(g)           concurrently with each incurrence thereof, written notice that new Future Debt has been incurred, accompanied by copies of the material documents governing such Debt and a certification that, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the Company is otherwise in compliance with this

Agreement and, thereafter (with respect to such Debt), promptly following the receipt thereof (but in any event within three (3) Business Days of receipt) copies of all notices of default or reservations of rights (or similar notices) received from any holder of Future Debt, or any trustee or other representative acting for such holder (which notices, together with copies of any such notices received directly by Agent from such holders or trustees, shall be promptly delivered to each of the Banks);

(h)           from time to time at the request of Agent or any Bank, a copy of the standard form of Company’s Dealer Agreement then in effect for the Company’s operations in the United States of America, and each other material jurisdiction, if any, identifying any material changes from the form supplied to the Banks hereunder for the preceding year;

(i)           not more than once during each fiscal year, promptly following the written request of Agent, updated Consolidated financial projections which shall reflect, among other things, any Future Debt or Permitted Securitizations contemplated to be incurred or made for the remaining portion of the then current fiscal year, and a Consolidated balance sheet and a Consolidated statement of projected income for each of the two succeeding fiscal years and including a statement in reasonable detail specifying all material assumptions underlying such projections;

(j)           promptly upon the request of Agent or the Majority Banks (acting through Agent) from time to time, a “static pool analysis” which analyzes the performance of any Installment Contracts securing Dealer Loan Pools or of Purchased Contracts of the Company and its Subsidiaries transferred, encumbered, or otherwise disposed of pursuant to a Permitted Securitization comparable to the static pool analysis required to be delivered pursuant to subparagraph (c) of this Section 7.3;

(k)           on an annual basis, a report as to the Company’s Debt Rating, if then maintained by the Company, provided that the Company shall also promptly report any changes in such Debt Rating; and

(l)           promptly, and in form to be satisfactory to Agent and the requesting Bank or Banks, Borrowing Base Certificates and such other information as Agent or any of the Banks (acting through Agent) may reasonably request from time to time.

7.4           Reserved.

7.5           Maintain Funded Debt Ratio Level

. On a Consolidated basis, maintain as of the end of each fiscal quarter a ratio of Consolidated Funded Debt (including in the calculation thereof, for purposes of this Section 7.5, all Debt incurred by a Special Purpose Subsidiary, whether or not included therein under GAAP) to the Company’s Consolidated Tangible Net Worth equal to or less than 3.25 to 1.0.

7.6           Maintain Minimum Net Income

. On a Consolidated basis, maintain as of the end of each fiscal quarter calculated for the two fiscal quarters then ending, Consolidated Net Income of not less than $1.00.

7.7           Maintain Fixed Charge Coverage Ratio

. On a Consolidated basis, maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 2.0 to 1.0.

7.8           Inspections

. Permit Agent and each Bank, through their authorized attorneys, accountants and representatives to examine (and make copies of) Company’s and each of the Subsidiaries’ books, accounts, records, ledgers and assets and properties (including without limitation, any Collateral) of every kind and description including, without limitation, all promissory notes, security agreements, customer applications, vehicle title certificates, chattel paper, Uniform Commercial Code filings, wherever located at all reasonable times during normal business hours, upon oral or written request of Agent or such Bank; and permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of its offices, discuss its financial matters with its officers and independent certified public accountants, and by this provision Company authorizes such accountants to discuss the finances and affairs of Company and its Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. An examination of the records or properties of Company or any of its Subsidiaries may require revealment of proprietary and/or confidential data and information, and the Agent and each of the Banks agrees upon request of the inspected party to execute a confidentiality agreement (satisfactory to Agent or the inspecting Bank, as the case may be, and such party) on behalf of the Agent or such inspecting Bank and all parties making such inspections or examinations under its authorization; provided however that such confidentiality agreement shall not prohibit Agent from revealing such information to Banks or prohibit the inspecting Bank from revealing such information to Agent or another Bank. Notwithstanding the foregoing, all information furnished to the Banks hereunder shall be subject to the undertaking of the Banks set forth in Section 13.13 hereof.  All reasonable costs and expenses incurred by Agent in connection with the inspections conducted under this Section 7.8 will be reimbursed by the Company, provided that the Company shall not be responsible for the costs and expenses of any such inspections undertaken more than once in any twelve month period unless an Event of Default is then continuing.  All costs and expenses incurred by any Bank (other than the Agent) in connection with the inspections conducted under this Section 7.8 shall be for the account of such Bank.

7.9           Taxes

. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP on its balance sheet, or where the failure to pay any such matter could not reasonably be expected to have a Material Adverse Effect.

7.10           Further Assurances

. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the Company’s expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents, including without limitation any Collateral Documents required under Section 7.20 hereof.

7.11           Insurance

. Maintain, with financially sound and reputable insurers, insurance with respect to its material property and business against such casualties and contingencies, of such types (including, without limitation, insurance with respect to losses arising out of such property loss or damage, public liability, business interruption, larceny, workers’ compensation, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or similar business and similarly situated (and including such lender loss payee clauses and/or endorsements as Agent or the Majority Banks may reasonably request following the delivery of the Collateral Documents under Section 7.20 hereof), provided that such insurance is commercially available, it being understood that the Company and its Subsidiaries may self-insure against hazards and risks with respect to which, and in such amounts as, the Company in good faith determines to be prudent and consistent with sound financial and business practice.

7.12           Indemnification

. With respect to the Company, indemnify and save Agent and each of the Banks harmless from all reasonable loss, cost, damage, liability or expenses, including reasonable attorneys’ fees and disbursements, incurred by Agent and each of the Banks by reason of an Event of Default or enforcing the obligations of the Company under this Agreement or the other Loan Documents, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the other Loan Documents other than resulting from the gross negligence or willful misconduct of Agent or such Bank or Banks, as the case may be.

7.13           Governmental and Other Approvals

. Apply for, obtain and/or maintain in effect, as applicable, all material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by the Company or Guarantors, as the case may be, in connection therewith or herewith.

7.14           Compliance with Contractual Obligations and Laws.

(a)           Comply in all material respects with all Contractual Obligations, and with all applicable laws, rules, regulations and orders of any Governmental Authority, whether federal, state, local or foreign (including, without limitation, Hazardous Materials Laws, Anti-Terrorism Laws and any consumer protection, truth in lending, disclosure and other similar laws and regulations governing the provision of financing to consumers), in effect from time to time, except to the extent that failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Comply in all material respects with all applicable federal, state and/or foreign laws and regulations in effect from time to time governing the due and proper creation of installment sales contracts or similar indebtedness or obligations and of the creation, perfection and/or protection, as applicable, of first priority security interests or lessor’s interests in motor vehicles being financed and/or sold and/or leased pursuant thereto, as applicable.

7.15           Compliance with ERISA; ERISA Notices

. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code (or comparable laws in applicable jurisdictions outside the United States of America relating to foreign Pension Plans), including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect and promptly notify Banks and Agent upon the occurrence of any of the following events:

(a)           the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise (other than any defined contribution plan not subject to Section 412 of the Internal Revenue Code and any Multiemployer Plan);

(b)           the appointment of a trustee by a United States District Court to administer any Pension Plan;

(c)           the commencement by the PBGC, or any successor thereto, of any proceeding to terminate any Pension Plan;

(d)           the failure of the Company or any ERISA Affiliate to make any contribution in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(e)           the withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan if Company or such Subsidiary reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto;

(f)           the occurrence of an accumulated funding deficiency (as defined in Section 6.16 hereof) or a Reportable Event; and

(g)           the occurrence of a Prohibited Transaction which could reasonably be expected to have a Material Adverse Effect.

7.16           Environmental Matters.

(a)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials on or affecting any premises owned or occupied by Company or any of its Subsidiaries, whether resulting from conduct of Company or any of its Subsidiaries or any other

Person, if required by Hazardous Material Laws, all such actions to be taken in accordance with such laws, and the orders and directives of all applicable federal, state and local governmental authorities; and
(b)           Defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature arising out of or related to (i) the presence, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of its Subsidiaries, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of removal of all Hazardous Materials from all or any portion of any premises owned by Company or its Subsidiaries, (v) the taking of necessary precautions to protect against the release of Hazardous Materials on or affecting any premises owned by Company or any of its Subsidiaries, (vi) complying with all Hazardous Material Laws and/or (vii) any violation by Company or any of its Subsidiaries of Hazardous Material Laws, including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank (whether before or after the occurrence of any Default or Event of Default), court costs and litigation expenses; and, if so requested by Agent or any Bank, Company shall execute separate indemnities covering the foregoing matters. The obligations of Company under this Section 7.16 shall be in addition to any and all other obligations and liabilities the Company  may have to Agent or any of the Banks at common law or pursuant to any other agreement.

7.17           Installment Contract Standards

. (a) Cause each Installment Contract securing Dealer Loans or Dealer Loan Pools included in Dealer Loans Receivable or encumbered by the Collateral Documents to satisfy the following requirements:

(i)           Such Installment Contract (and the interest of Company or its Subsidiaries thereunder) has not been sold, transferred or otherwise assigned or encumbered by the Company or its Subsidiaries to any Person, other than to the Collateral Agent pursuant to the Collateral Documents;

(ii)           The Installment Contract obligor thereunder is not an Affiliate of the Company; and

(iii)           Such Installment Contract is owned by Company or a Subsidiary, or Company or a Subsidiary has a valid first priority perfected security interest therein (provided that the failure of up to $2,500,000 in aggregate amount of such financial assets, valued according to GAAP, to satisfy the requirements of this clause (iii) shall not constitute a violation of this Section 7.17); and

(b)           Exercise its best efforts to enforce the provisions of its Dealer Agreements relating to the eligibility criteria for Purchased Contracts or Installment Contracts relating to Dealer Loans, as applicable, including without limitation:

(i)           it has not been rescinded and it is a valid, binding and enforceable obligation of the applicable Installment Contract obligor;
(ii)           it is enforceable against the applicable Installment Contract obligor for the amount shown as owing in the contract and in any related records;

(iii)           it complied at the time it was originated or made, and is currently in compliance in all respects, with all requirements of applicable federal, state and local laws, and regulations thereunder, including, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B, M and Z, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other consumer credit or equal opportunity disclosure;

(iv)           it is not subject to any material offset, credit, allowance or adjustment;

(v)           unless the Company or a Subsidiary shall have foreclosed upon or repossessed the same, the Company or a Subsidiary has a first and prior perfected security interest or ownership interest (received directly or by assignment) in the financed vehicle securing the performance of the applicable Installment Contract obligor;

(vi)           the financed vehicle has been delivered to the applicable Installment Contract obligor and, on the date of delivery, satisfied all warranties, expressed or implied, made to such Installment Contract obligor; and

(vii)           unless the Company or a Subsidiary shall have foreclosed upon or repossessed the same, the applicable Installment Contract obligor owns the motor vehicle free of all liens or encumbrances, except the security interest granted to Company or a Subsidiary or the lessor’s interest held by Company or a Subsidiary (received in each case directly or by assignment) in the applicable Installment Contract.

7.18           Financial Covenant Amendments

. In the event that, at any time while this Agreement is in effect, the Company shall issue or shall amend any documents with respect to any indebtedness for borrowed money which is not by its terms subordinate and junior to the Indebtedness hereunder and such indebtedness shall include, or be issued pursuant to a trust indenture or other agreement which includes, financial covenants which are not substantially identical to the financial covenants set forth in this Agreement (other than the financial covenants set forth in the Existing Senior Note Documents as in effect on the Effective Date), the Company shall so advise the Agent in writing. Such notice shall be accompanied by a copy of the applicable agreement containing such financial covenants. The Agent shall promptly furnish a copy of such notice and the applicable agreement to each of the Banks. If the Majority Banks determine in their sole discretion that some or all of the financial covenants set forth in such agreement are more favorable to the lender thereunder than the financial covenants set forth in this Agreement (“More Favorable Terms”) and that the Majority Banks desire that this Agreement be amended to incorporate the More Favorable Terms, then the Agent shall give written notice of such determination to the Company. Thereupon, and in any event within thirty (30) days following the date of notice by Agent to the Company, Company and the Banks shall enter into an amendment to this Agreement incorporating, on terms and conditions acceptable to the Majority Banks, the More Favorable Terms.

7.19           Subsidiaries; Guaranties

. With respect to each Person which becomes a Significant Domestic Subsidiary of the Company subsequent to the Effective Date hereof, within thirty (30) days of the date of Company’s delivery of the financial statements required under Section 7.3(b) or 7.3(c) which establish that such Person is or has become a Significant Domestic Subsidiary, cause such Subsidiary to execute and deliver to Agent, for and on behalf of each of the Banks, a Joinder Agreement whereby such Significant Domestic Subsidiary becomes obligated as a Guarantor under the Domestic Guaranty, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Agent, acting in its capacity as Collateral Agent, as aforesaid.

7.20           Subsidiaries; Security Documents

    . (a)      With respect to each existing Subsidiary which becomes a Significant Domestic Subsidiary of the Company subsequent to the Effective Date hereof, within thirty (30) days of the date of the Company’s delivery of the financial statements required under Section 7.3(b) or 7.3(c) which establish that such Person is or has become a Significant Domestic Subsidiary, and in the case of any newly acquired or created Significant Domestic Subsidiary, promptly following acquisition or creation, (i) grant (or cause to be granted) a security interest and lien to the Collateral Agent under the Intercreditor Agreement, in the Collateral owned by such Significant Domestic Subsidiary substantially on the terms provided in the Security Agreement and (ii) pledge (or cause to be pledged) to the Collateral Agent under the Intercreditor Agreement, all of the outstanding capital Stock of such Significant Domestic Subsidiary which is owned by the Company or its Subsidiaries substantially on the terms provided in the Security Agreement, in each case, as security for the Indebtedness; and

(b)           within thirty days following Agent’s request (given at the direction or with the concurrence of the Majority Banks) in the event of a material change in any Dealer Agreement (or any related document) which, in the reasonable discretion of Agent and the Majority Banks (supported by an opinion of counsel) adversely affects any Collateral Document or which necessitates a change in any Collateral Document in order to provide Agent and the Banks with the full benefit thereof (and to extend such Collateral Documents to any additional property rights or interests resulting from any such change in a Dealer Agreement), enter into such amendments to the Collateral Documents so affected, on terms and conditions as reasonably required by the Collateral Agent or as Agent; together in each case with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Collateral Agent as aforesaid.

7.21           USA Patriot Act

.  Provide the Agent and Banks with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent or Banks to verify the identity of the Company or its Subsidiaries as required by Section 326 of the USA Patriot Act.

8.           NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Banks are committed to make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding, it will not, and it will not allow its Subsidiaries (but excluding, for purposes of Sections 8.10, 8.13, 8.14 and 8.15 hereof, any Special Purpose Subsidiary), without the prior written consent of the Majority Banks, to:

8.1           Redemptions

. Purchase, acquire or redeem any of its capital stock, except for a Permitted Repurchase.

8.2           Business Purposes

    . Engage in, or make any investment in any business engaged in, the provision of property and casualty insurance (other than the activities conducted by the Domestic Reinsurance Subsidiary relating to the Company’s motor vehicle service program (“Service Program Activities”) which shall be conducted in the manner described on the attached Schedule 8.2), unless the Company or such Subsidiary shall maintain reinsurance of its underwriting risk with a third party(ies) rated “A-” or better by S&P or “A3” or better by Moody’s for all of the Company’s or such Subsidiary’s exposure in excess of one hundred percent (100%) of the premiums written by the Company or such Subsidiary; or engage in any business if, after giving effect thereto, the general nature of the businesses of the Company and its Subsidiaries, taken as a whole, would no longer be the provision of financing programs for the purchase of used motor vehicles, motor vehicle service protection programs, credit life, accident and health insurance programs, guaranteed asset protection program and other programs related to the foregoing (it being understood that, in the course of the provision of such programs, the Company may be obligated to remit monies to Dealers under Dealer Agreements (including, without limitation, with respect to Installment Contracts, claims or refunds under insurance policies, or claims or refunds under service contracts, and to make deposits in trust or otherwise as required under reinsurance agreements or pursuant to state regulatory requirements); provided, however, that the Company and its Subsidiaries shall manage and operate such businesses in substantially the same manner that they are managed and operated as of the date hereof, except with respect to Service Program Activities which shall be conducted in accordance with Schedule 8.2.

8.3           Mergers or Dispositions

. Enter into any merger or consolidation, except for any Permitted Merger or Permitted Transfer under clause (iii) of the definition thereof, or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets, except for Permitted Transfers and Permitted Securitization(s) provided that, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

8.4           Guaranties

. Become or remain obligated under or in respect of a Guarantee Obligation, except by endorsement of cash items for deposit in the ordinary course of business and except for the Guaranties and the Permitted Guaranties.

8.5           Debt

.  Become or remain obligated for any Debt, except for:

(a)           Indebtedness to Banks hereunder;

(b)           current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company’s or any Subsidiary’s businesses;

(c)           the Existing Senior Notes and all Future Debt;

(d)           Subordinated Debt, provided, however, that on the date any such Debt is incurred, clauses (a) and (c) of the Funding Conditions shall have been satisfied;

(e)           Debt secured by Liens permitted under Section 8.6(b), not to exceed an aggregate amount at any time outstanding (determined, in each case, when such Debt is incurred) equal to the greater of (i) Twenty Five Million Dollars ($25,000,000) and (ii) 10% of the Company’s Consolidated Tangible Net Worth;

(f)           such other Debt set forth in Schedule 8.5A and Schedule 8.5B attached hereto, if any (in addition to any other matters set forth in this Section 8.5), and any extensions, renewals, replacements, or refinancing of such indebtedness in amounts not exceeding the scheduled amounts (less, in the case of the Debt set forth in Schedule 8.5A, any required amortization according to the terms thereof) on substantially the same terms and otherwise in compliance with this Agreement;

(g)           Debt in respect of (i) Intercompany Loans and advances by the Company to any Domestic Subsidiary or by any Domestic Subsidiary to the Company or another Domestic Subsidiary made while no Default or Event of Default has occurred and is continuing (both before and after giving effect thereto), provided, however, that any such Intercompany Loan shall be evidenced by and funded under an Intercompany Note, and provided further that “Domestic Subsidiary” as used in this clause (i) shall exclude any Special Purpose Subsidiary or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, (ii) Intercompany Loans and advances by the Domestic Reinsurance Subsidiary to the Company or any Domestic Subsidiary, (iii) Intercompany Loans and advances by the Company or any Domestic Subsidiary to a Foreign Subsidiary existing immediately prior to February 1, 2010 and disclosed on Schedule 8.8 hereto and evidenced by an Intercompany Note, (iv) Intercompany Loans and advances (on a subordinated basis in relation to the

Indebtedness on substantially the basis set forth in the form of Intercompany Note, attached hereto) by any Special Purpose Entity or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, or Foreign Subsidiary to the Company, another Foreign Subsidiary or a Domestic Subsidiary excluding any Special Purpose Subsidiary and any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, (v) Intercompany Loans and Advances by any Special Purpose Entity or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, or any Foreign Subsidiary to, any Special Purpose Subsidiary or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition or any Foreign Subsidiary, and (vi) Intercompany Loans and advances made to the Domestic Reinsurance Subsidiary that are permitted under Section 8.8(d)(iv);
(h)           Debt incurred by a Special Purpose Subsidiary under, and secured by assets transferred pursuant to, a Permitted Securitization, whether or not attributable to the Company under GAAP;

(i)           Debt arising under Hedging Agreements entered into by the Company and Permitted Guaranties thereof; and

(j)           other Debt in an amount not to exceed in the aggregate for the Company and its Subsidiaries at any time outstanding, the sum of Ten Million Dollars ($10,000,000), which Debt shall be unsecured except to the extent of any Lien permitted under Section 8.6(e) hereof;

(k)           Debt of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and

(l)           Guaranty Obligations permitted under Section 8.4.

8.6           Liens

. Permit or suffer any Lien to exist on any of its properties, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, except:

(a)           in favor of Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Collateral Documents;

(b)           purchase money mortgages or security interests in fixed assets to secure purchase money Debt for fixed assets (including refinancing of such mortgages or security interests and Capitalized Leases) not to exceed an aggregate amount, for the Company and its Subsidiaries, incurred while in compliance with this Agreement and the other Loan Documents, at any one time outstanding (determined, in each case, when such Debt is incurred) equal to the greater of (i) Twenty Five Million Dollars ($25,000,000) and (ii) 10% of the Company’s Consolidated Tangible Net Worth, provided that each such security interest is created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed asset so financed, and any renewal or refinancing (subject to the foregoing) of such Debt;
(c)           Permitted Liens and any Lien encumbering property interests, rights or proceeds which are the subject of a transfer or encumbrance pursuant to a Permitted Securitization;

(d)           those Liens of the Company or its Subsidiaries identified in Schedule 8.6 hereto, and Liens securing extensions, renewals and replacements of the obligations so secured, provided that such Liens are not extended to any other type of property or assets than the property or assets securing such scheduled Liens;

(e)           Liens on the property of Company or any of its Subsidiaries, other than Dealer Loans, Dealer Loan Pools, Installment Contracts, leases or other financial assets, not otherwise permitted under subparagraphs (a) through (d) of this Section 8.6 if the obligations secured by such Liens are disclosed on Schedule 8.6 hereto or, for all Liens not disclosed on such Schedule, do not exceed, in an aggregate amount from time to time outstanding, Five Million Dollars ($5,000,000); provided, however, that for purposes of determining the aggregate amount of secured obligations outstanding from time to time under this clause (e) where the outstanding amount of such obligations is not readily determinable or where such amount is subject to substantial variation, such obligations will be tested on the basis of the aggregate amount of cash or letters of credit deposited from time to time to secure such obligations (but only to the extent such obligations are secured solely by cash collateral or letters of credit);

(f)           Liens existing on any property or asset of any Person that becomes a Subsidiary after the date hereof (pursuant to a Permitted Acquisition) prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien shall secure only those obligations which it secures on the date  such Person becomes a Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(g)           Liens on any or all of its properties or assets granted by the Domestic Reinsurance Subsidiary in the ordinary course of business in favor of a primary insurer.

8.7           Acquisitions

. Other than (i) any Permitted Acquisition, (ii) any transfer to the Company or any Subsidiary of any assets or business or ownership interests by Company or any Subsidiary otherwise permitted by this Agreement or (iii) any acquisition of any rights or property pursuant to a Permitted Securitization, purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern (other than shares in the then-existing Subsidiaries), or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

8.8           Investments

. Make or allow to remain outstanding any Investment in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:
(a)           any loan or other advance by Company or a Subsidiary, as the case may be, to any and all of its officers or employees, as the case may be, in the normal course of business, so long as the aggregate of all such loans or advances by the Company and its Subsidiaries does not exceed Three Million Dollars ($3,000,000) at any time outstanding, plus reasonable, reimbursable business and travel expenses;

(b)           Permitted Investments at any time outstanding or in effect;

(c)           Investments existing as of the date of this Agreement in Company’s Domestic Subsidiaries;

(d)           (i) Intercompany Loans, advances and Investments made pursuant to the restructuring of the ownership of the Company’s Subsidiaries (but without the transfer of any cash or other property other than to the extent necessary, upon formation, to meet minimum capitalization requirements, if any, under applicable law), (ii) Intercompany Loans, advances and Investments by the Company in any Domestic Subsidiary or any Person that concurrently with such Investment becomes a Domestic Subsidiary, made while no Default or Event of Default has occurred and is continuing or by any Domestic Subsidiary in the Company or any other Domestic Subsidiary; provided that “Domestic Subsidiary” as used in this clause (ii) shall exclude any Special Purpose Subsidiary or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, (iii) Intercompany  Loans, advances and Investments by the Domestic Reinsurance Subsidiary to or in the Company or any Domestic Subsidiary, (iv) Investments by a Special Purpose Subsidiary or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition in the Company or any Foreign Subsidiary to the Company, another Foreign Subsidiary or any Domestic Subsidiary, excluding any Special Purpose Subsidiary or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, (v) Investments by any Special Purpose Subsidiary or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, or any Foreign Subsidiary, in any Special Purpose Subsidiary or any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition, or any Foreign Subsidiary  (vi) Intercompany Loans and advances permitted under Section 8.5(g), (vii) Intercompany Loans, advances and Investments by the Company to or in the Domestic Reinsurance Subsidiary through the date of termination or expiration of this Agreement in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000), plus any amounts necessary to fund ordinary course upfront costs for actuary fees, attorney fees and miscellaneous expenses in each case related to the Domestic Reinsurance Subsidiary and to provide for ordinary course annual operating costs for actuary fees, attorney fees, and miscellaneous expenses in each case related to the Domestic Reinsurance Subsidiary, provided that at the time of each such Investment no Default or Event of Default has occurred and is continuing, and (viii) Intercompany Loans, advances and Investments existing immediately prior to the Effective Date to or in any Foreign Subsidiaries;

(e)           Floor Plan Receivables and Notes Receivable in the ordinary course of business;

(f)           Dealer Loans, Dealer Loan Pools and Purchased Contracts;
(g)           receivables arising from used vehicle leases in existence on the date hereof and the sale of goods and services by the Company or its Subsidiaries, in each case in the ordinary course of business of Company and its Subsidiaries;

(h)           Permitted Acquisition(s) and Permitted Merger(s), to the extent any such acquisition or merger shall be deemed to constitute an Investment;

(i)           Those Investments set forth on the attached Schedule 8.8;

(j)           Investments in any Subsidiary (including, without limitation, any Special Purpose Subsidiary) from and after the date hereof, consisting of (v) investments made pursuant to a Permitted Securitization; (w) advances by Company (as servicer or administrative agent) which are permitted under the definition of Permitted Guaranties; (x) the repurchase or replacement from and after the Effective Date hereof of Dealer Loan Pools or Purchased Contracts or related pools thereof subsequently determined not to satisfy the eligibility standards contained in the applicable Securitization Documents relating to a Permitted Securitization or otherwise required to be repurchased by the applicable Securitization Documents entered into in compliance with the terms of this Agreement, so long as (i) such replacement is accompanied by the repurchase of or release of encumbrances on such financial assets previously transferred or encumbered pursuant to such securitization and in the amount thereof, (ii) any replacement Dealer Loan Pools or Purchased Contracts which are selected by Company according to the requirements set forth in clause (a) of the definition of Permitted Securitization and (iii) such replacements are made at a time when (both before and after giving effect thereto) no Default or Event of Default has occurred and is continuing; (y) capital contributions made from time to time to a Special Purpose Subsidiary in connection with a Bridge Securitization concurrent with the purchase of the applicable trust certificate, each such capital contribution in an amount not to exceed the value of the trust certificate being purchased by such Special Purpose Subsidiary pursuant to such Bridge Securitization so long as each such Investment (i) is accompanied by the concurrent receipt by the Company of proceeds from the sale of the applicable trust certificate equal to 100% of the value of such trust certificate and (ii) is effected by ledger entries, cross receipts and similar documentation and not by the transfer of cash or other financial assets (other than the trust certificate), plus cash Investments from time to time, to the extent necessary to cover the establishment of reserves (A) for facility fees due in respect of such Bridge Securitization and (B) in connection with each advance under a Bridge Securitization, for up to one year’s interest due in respect of such advance; (z) amounts required to fund any Cleanup Call under the terms of a Permitted Securitization, provided, however, that in connection with any Cleanup Call under a Permitted Securitization where the trust certificate representing the residual interest therein has been assigned or encumbered pursuant to a subsequent Bridge Securitization, the take-out in respect of such trust certificate under such Bridge Securitization shall have been executed concurrently with such Cleanup Call and the aggregate amount invested or otherwise expended to fund both such Cleanup Call and the related take-out does not exceed the maximum amount permitted to be invested to fund such Cleanup Call under the definition thereof, plus any amounts advanced toward the repurchase by the Company or its Subsidiaries of any related financial assets in connection with such takeout, to the extent such repurchases have been made on terms not materially less favorable to the Company or such repurchasing Subsidiary, taking into account the applicable Securitization Advance Rates, than would be usual and customary in similar transactions between Persons dealing at arms length; or (zz) the disposition to the Company or any Subsidiary (other than a Special Purpose Subsidiary) of the capital stock of any Special Purpose Subsidiary;
(k)           Investments in foreign currencies outstanding for no more than fourteen (14) days that are necessary to fulfill foreign exchange contracts entered into by the Company or any of its Subsidiaries for hedging purposes and other hedging transactions under Hedging Agreements, to the extent constituting investments;

(l)           Investments, other than those set forth in subparagraphs (a) through (k) above, in an aggregate amount at any time outstanding not to exceed Ten Million Dollars ($10,000,000);

(m)           Guarantee Obligations permitted under Section 8.4;

(n)           Investments in the Company made by any Subsidiary;

(o)           Investments made by the Domestic Reinsurance Subsidiary that are within the investment guidelines of the Domestic Reinsurance Subsidiary, and applicable insurance industry regulations at such time; and

(p)           Investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.9           Accounts Receivable and Other Financial Assets

. Except (i) to Collateral Agent under the Intercreditor Agreement or (ii) pursuant to a Permitted Transfer or (iii) in connection with a Permitted Securitization, sell or transfer, any account, note, trade acceptance receivable, lease or other financial asset, unless such sale, transfer, assignment or reallocation has been made in the ordinary course of business or, if not in the ordinary course of business, the sum of (x) the net book value of the accounts, notes or trade acceptance receivables, leases or other financial assets proposed to be transferred, plus (y) the net book value of the accounts, notes or trade acceptance receivables, leases or other financial assets transferred by the Company and its Subsidiaries, excluding the net book value of accounts, notes or trade acceptance receivables, leases and other financial assets transferred pursuant to clauses (i), (ii), and (iii) above, since June 30th of the preceding calendar year, does not exceed Fifteen Million Dollars ($15,000,000); provided, however, that in the case of all sales, transfers, assignments or reallocations permitted under this Section 8.9, no Default or Event of Default shall have occurred and be continuing (both before and after giving effect thereto) and both before and after giving effect to such disposition (and taking into account any reduction in the Indebtedness with the proceeds of such disposition as required hereunder), the Company shall be in compliance with the Borrowing Base Limitation, as confirmed by a Borrowing Base Certificate (and any supporting information reasonably required by the Agent) submitted by the Company not less than five (5) Business Days prior to the date of such disposition, and dated as of the proposed date of such disposition, and by an updated Borrowing Base Certificate (to be provided within 10 Business Days of the date of such disposition).

8.10           Transactions with Affiliates

. Enter into any transaction with any of its stockholders or officers or its Affiliates (including, without limitation, affiliated Dealers but excluding the Company or any of its Subsidiaries), except in the ordinary course of business and on terms not materially less favorable than would be usual and customary in similar transactions between Persons dealing at arm’s length.

8.11           No Further Negative Pledges

. Enter into or become subject to any agreement (i) prohibiting the guaranteeing by the Company or any Subsidiary of any obligations, (ii) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of the Company or any Subsidiary, whether now owned or hereafter acquired, or (iii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured, other than (A) the Existing Senior Notes or Future Debt Documents and loan documents evidencing or otherwise related to the Existing Senior Notes or Future Debt or unsecured overdraft lines of credit or similar credit arrangements maintained by the Subsidiaries in the ordinary course of business (but limited to the applicable Subsidiary or the property and assets of the applicable Subsidiary), or any purchase money Debt or asset sale agreement permitted under this Agreement or the other Loan Documents, but only to the extent of the property acquired with the proceeds of such purchase money Debt or the property which is the subject of such asset sale agreement, as the case may be, and (B) other than pursuant to any of the Securitization Documents, but as to any prohibition on the creation or assumption of any lien or encumbrance, only to the extent of the financial assets and the other rights and property transferred or encumbered or otherwise disposed of in connection with the Permitted Securitization covered by such Securitization Documents.

8.12           Prepayment of Debts

. Except for Permitted Prepayments and for prepayments of Intercompany Loans made or in accordance with the form of Intercompany Note, attached hereto, prepay, purchase, redeem or defease any Debt for money borrowed, excluding, subject to the terms hereof, the Indebtedness, and excluding (i) paydowns from time to time of permitted working capital facilities or other revolving debt maintained by the Company or any of its Domestic Subsidiaries (other than any Special Purpose Subsidiary), (ii) paydowns of debt of any Special Purpose Subsidiary made from the cash flows of the assets owned by such Special Purpose Subsidiary and paydowns of warehouse facilities maintained at a Special Purpose Facility from proceeds of assets sold by such Special Purpose Subsidiary in connection with the ultimate transfer of such assets to another Special Purpose Subsidiary, (iii) mandatory payments, prepayments or redemptions of the Existing Senior Notes and/or Future Debt, and (iv) with respect only to Permitted Securitizations, any payment pursuant to a Cleanup Call.

8.13           Amendment of Future Debt Documents

. Except with the prior written approval of Agent and the Majority Banks, amend, modify or otherwise alter (or suffer to be amended, modified or altered) or waive (or permit to be waived) in any material respect, any documents or instruments evidencing or otherwise related to Future Debt so as to shorten the original maturity date or amortization schedule thereof (including amending any of the provisions requiring mandatory prepayment, redemptions or repurchases to provide for additional prepayments, redemptions or repurchase), or amend, modify or otherwise alter (or suffer to be amended, modified or altered) any documents or instruments evidencing or otherwise related to Future Debt to include (or enter into any Future Debt Documents which include) any covenants or other provisions that require, for the amendment of any term or provision of this Agreement, or the waiver of any term or provision hereof, the approval or consent of any other creditor of the Company; provided, however, that, solely for purposes of this Section 8.13, any Bank which fails, within fifteen (15) Business Days of receipt of a written notice from Company of its intent to make such amendment, modification or alteration (or waiver) in respect of the Future Debt, (accompanied by a summary, in reasonable detail, of the proposed terms and conditions thereof, captioned “notice of intent to amend Future Debt” and stating that approval is deemed to be given if an objection is not made within fifteen (15) Business Days of receipt of such notice), to object in writing to such action shall be deemed to have given its approval of such amendment, modification, alteration or waiver.

8.14           Amendment of Subordinated Debt Documents

. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the material terms and conditions of those documents or instruments evidencing or otherwise related to Subordinated Debt (once approved by the requisite Banks) or waive (or permit to be waived) any such provision thereof in any material respect, without the prior written approval of Agent and the Majority Banks. For purposes of those documents and instruments evidencing or otherwise related to the Subordinated Debt, any increase in the original interest rate or principal amount, any shortening of the original amortization, any change in any default, remedial or other repayment terms, any change in or waiver of conditions contained therein which are required under or necessary for compliance with this Agreement or the other Loan Documents or any change in the subordination provisions contained therein, shall (without reducing the scope of this Section 8.14) be deemed to be material.

8.15           Limitation on Dividends

.  Except to the extent that any such dividend or distribution (i) is payable to the Company or any of its Subsidiaries or (ii) is payable solely in capital stock or other Equity Interests of the Company or any such Subsidiary (other than any Special Purpose Subsidiary), declare, make or otherwise set apart, directly or indirectly, any funds or other property for, or incur any liability to make any dividend or other distribution, direct or indirect and whether payable in cash or property, on account of any capital stock or other Equity Interest of the Company or any of its Subsidiaries, unless, at the time of such dividend or distribution (and giving effect thereto) no Default or Event of Default has occurred and is continuing.

8.16           Securitization Transaction; Amendments to Securitization Documents

. Engage in a Securitization Transaction, other than a Permitted Securitization and, except in connection with a Permitted Securitization, assign and transfer any financial assets to a Securitized Pool, and once executed and delivered pursuant to a Permitted Securitization, amend, modify or otherwise alter any of the material terms and conditions of any Securitization Documents or waive (or permit to be waived) any such provision thereof in any material respect, adverse to the Company or any Subsidiary, without the prior written approval of Agent and the Majority Banks. For purposes of the Securitization Documents, the “material terms and conditions” thereof shall be deemed solely those terms or conditions with respect to servicer fees, servicer expenses, defaults, events of default, recourse to the Company or any Subsidiary (other than a Special Purpose Subsidiary), Cleanup Calls or conditions contained therein which are required under or necessary for compliance with this Agreement.

9.           DEFAULTS

9.1           Events of Default

. Any of the following events is an “Event of Default”:

(a)           non-payment when due of principal on the Indebtedness under the Revolving Credit (including the Swing Line) or of any Letter of Credit Obligation in accordance with the terms thereof;

(b)           Default in the payment of any money by Company under this Agreement (other than as set forth in subsection (a), above), within three (3) days of the date the same is due and payable;

(c)           (i) default in the observance or performance of any of the other conditions, covenants or agreements set forth in Sections 7 (other than Section 7.9, 7.11, 7.14, 7.15 and 7.16(a)) or 8 of this Agreement or (ii) default in the observance or performance of any of the other conditions, covenants or agreements contained in this Agreement or any of the Other Loan Documents and such default under this clause (ii) has continued for thirty (30) consecutive days);

(d)           any representation or warranty made or deemed made by Company  herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents  proves untrue in any material adverse respect when made or deemed made;

(e)           any provision of the Domestic Guaranty, any of the Collateral Documents, or the Intercreditor Agreement shall at any time for any reason (other than in accordance with its terms or the terms of this Agreement or such other Loan Document) cease to be valid and binding and enforceable against the Company, or any Significant Subsidiary which is a party thereto, as applicable (or in the case of the Intercreditor Agreement, the holders of other Debt or any trustee or other representative which has executed the Intercreditor Agreement on their behalf), or the validity, binding effect or enforceability thereof shall be contested by the Company or any of its Subsidiaries (or in the case of the Intercreditor Agreement, the holders of the other Debt or any trustee or other representative on their behalf), or the Company, or any Significant Subsidiary which is a party thereto shall deny that it has any or further liability or obligation under the Domestic Guaranty or any of the Collateral Documents, as applicable, or the Domestic Guaranty or any of the Collateral Documents shall be terminated, invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby;
(f)           default in the payment of any other obligation of Company or any of its Subsidiaries for borrowed money in an aggregate amount in excess of Fifteen Million Dollars ($15,000,000); or default in the observance or performance of any conditions, covenants or agreements related or given with respect to any other obligations for borrowed money in an aggregate amount in excess of Fifteen Million Dollars ($15,000,000), sufficient to permit the holder thereof to accelerate the maturity of such obligation or, with respect to the Securitization Documents, (i) the occurrence (beyond any applicable period of grace or cure) of any “servicer event of default” thereunder or (ii) the occurrence of any other default (beyond any applicable period of grace or cure) by Company or any of its Subsidiaries, including any Special Purpose Subsidiary, under the Securitization Documents, which can be reasonably expected to result in recourse liability against the Company or any of its Subsidiaries (other than a Special Purpose Subsidiary) in an aggregate amount exceeding $15,000,000;

(g)           a final judgment or final judgments for the payment of money aggregating in excess of Fifteen Million Dollars ($15,000,000), shall be outstanding against any one or more of the Company and its Subsidiaries and any one of such judgments shall have been outstanding for more than thirty (30) days from the date of its entry, except to the extent that any such judgment is being contested in good faith by appropriate proceedings which provide for a stay of any enforcement action against the Company or such Subsidiary during the pendency of such proceedings and for which adequate reserves have been established and where nonpayment of such judgment could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

(h)           any Person shall engage in any Prohibited Transaction (other than a Prohibited Transaction for which an exemption is available and has been obtained) involving any Pension Plan, (ii) any accumulated funding deficiency (as defined in Section 6.16 hereof), whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of the Company or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed or a trustee shall be appointed to administer, or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination) or (v) the Company or any ERISA Affiliate shall, or in the reasonable opinion of the Majority Banks is likely to, incur any liability in connection with a withdrawal from, or the insolvency, bankruptcy or reorganization of, a Multiemployer Plan and in each case in clauses (i) through (v) above, (x) a period of sixty (60) days, or more, has elapsed from the occurrence of such event or condition and (y) such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole;

(i)           (a) Any Person or group of Persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than Donald Foss, his wife and children or trust(s) established for his or their benefit, shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; or (b) there shall occur a “Change in Control” or “Change of Control” (or equivalent event thereunder) under the documents relating to any Future Debt then outstanding; or
(j)           a receiver, liquidator, custodian or trustee of the Company or any Significant Subsidiary, or of all or any part of the property of the Company or any Subsidiary other than a Foreign Subsidiary which is not a Significant Subsidiary, shall be appointed by court order and such order shall remain in effect for more than sixty (60) days, or an order for relief shall be entered with respect to the Company or any Significant Subsidiary, or the Company or any Subsidiary other than a Foreign Subsidiary which is not a Significant Subsidiary shall be adjudicated a bankrupt or insolvent; or any of the property of the Company or any Subsidiary other than a Foreign Subsidiary which is not a Significant Subsidiary shall be sequestered by court order and such order shall remain in effect for more than sixty (60) days; or a petition shall be filed against the Company or any Subsidiary other than a Foreign Subsidiary which is not a Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within sixty (60) days after such filing; or the Company or any Subsidiary shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law; or the Company or any Subsidiary shall make an assignment for the benefit of its creditors, or shall admit in writing its inability, or shall fail, to pay its debts generally as they become due, or shall consent to the appointment of a receiver, liquidator or trustee of the Company or any Subsidiary or of all or any part of the property of the Company or any Subsidiary.

9.2           Exercise of Remedies

. If an Event of Default has occurred and is continuing hereunder: (a) the Agent shall, upon being directed to do so by the Majority Banks, declare any commitment of the Banks to extend credit hereunder immediately terminated; (b) the Agent shall, upon being directed to do so by the Majority Banks, declare the entire unpaid Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (c) upon the occurrence of any Event of Default specified in Section 9.1(j) above, and notwithstanding the lack of any declaration by Agent under the preceding clause (a) or (b), the Banks’ commitments to extend credit hereunder shall immediately and automatically terminate and the entire unpaid Indebtedness, including the Notes, shall become automatically due and payable without presentment, notice or demand; (d) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and the Company and each Account Party agree to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit for deposit into an account controlled by the Agent, and (e) the Agent may, and shall, upon being directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy

1.12 permitted by this Agreement, the other Loan Documents, including without limitation any of the Collateral Documents, or law.

9.3           Rights Cumulative

. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights of Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

9.4           Waiver by Company of Certain Laws

. To the extent permitted by applicable law, Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, AND FURTHER HEREBY IRREVOCABLY AGREE TO WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS IN WHICH AGENT OR THE BANKS (OR ANY OF THEM), ON THE ONE HAND, AND THE COMPANY, ON THE OTHER HAND, ARE PARTIES, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS ARISE OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR OTHERWISE. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5           Waiver of Defaults

. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 13.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude any other or further exercise of the Banks’ rights by Agent. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent in enforcing any of the Banks’ rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

9.6           Intentionally Omitted

.

9.7           Setoff

.  Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to Company but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by Company), setoff and apply against any and all of the obligations of Company now or hereafter existing under this Agreement, whether owing to such Bank, any Affiliate of such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Company and any property of Company from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and Company of the occurrence thereof. Company hereby grants to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Company under this Agreement. The rights of each Bank under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

10.           PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1           Payment Procedure.

(a)           All payments by Company of principal of, or interest on the Revolving Credit Notes or the Swing Line Notes or of Letter of Credit Obligations or Fees shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Detroit time) in Dollars in immediately available funds to Agent, for the ratable account of the Banks, at Agent’s office located at One Detroit Center, Detroit, Michigan 48226.  Upon receipt of each such payment, the Agent shall make prompt payment to each Bank, or, in respect of Eurodollar-based Advances, such Bank’s Eurodollar Lending Office, in like funds and currencies of all amounts received by it for the account of such Bank.  Any payment received by the Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next Business Day.

(b)           Unless the Agent shall have been notified in writing by the Company at least two (2) Business Days prior to the date on which any payment to be made by the Company is due that the Company does not intend to remit such payment, the Agent may, in its sole discretion without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank’s share of such assumed payment. If the Company has not in fact remitted such payment to the Agent, each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to Advances of the Revolving Credit.

(c)           Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

        (d)           All payments to be made by the Company under this Agreement or any of the Notes to the Agent or any Bank (including without limitation payments under the Swing Line Note) shall be made without set-off or counterclaim, as aforesaid, and subject to full compliance by each Bank (and each assignee and participant pursuant to Section 13.8) with Section 13.15, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member, unless Company is compelled by law to make payment subject to such tax. In such event, Company shall:
(i)           pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Banks such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks (including the Swing Line Bank) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii)           remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Company of any such taxes payable by the Company.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, charges, fees, deductions, and withholdings or similar charges, together with interest and, any taxes payable upon the amounts paid or payable pursuant to this Section 10.1 (other than (i) any taxes on the overall income, net income, net profits, or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) imposed on the Agent or any Bank (or branch maintained by the Agent or any Bank) as a result of the present or former connection between the Agent or such Bank and the Governmental Authority, political subdivision, federation or organization imposing such taxes, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located, (iii) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Bank that has failed to comply with Section 13.15(b) hereof, (iv) in the case of a Foreign Lender, any United States withholding tax that (a) is required to be imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or (b) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 13.15(a) hereof, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 10.1(d)(i) hereof, or (v) any U.S. withholding tax imposed by FATCA (subsections (i) through (v), “Excluded Taxes”)). The Company shall be reimbursed by the applicable Bank for any payment made by the Company under this Section 10.1 if the applicable Bank is not in compliance with its obligations under Section 13.15 at the time of Company’s payment.

10.2           Application of Proceeds

. Notwithstanding anything to the contrary in this Agreement, following the occurrence and during the continuance of an Event of Default, the proceeds of any offsets, voluntary payments by the Company or others, the proceeds of any Collateral and any other sums received or collected in respect of the Indebtedness (net of Agent’s reasonable costs and expenses), may, at the Agent’s discretion, and shall, upon the direction of the Majority Banks, be applied, first, to Indebtedness evidenced by the Notes or under Hedging Agreements in such order and manner as determined by the Majority Banks (subject, however, to the applicable Percentages of the Revolving Credit held by each of the Banks and provided, however, that the maximum amount of those proceeds which may be applied to Indebtedness in respect of Hedging Agreements shall not exceed the maximum amount of the Hedging Reserve stated in the definition thereof), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Company. The application of such proceeds and other sums to the applicable Indebtedness shall be based on each Bank’s Percentage of such Indebtedness.
10.3           Pro-rata Recovery

. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it or participations in Letter of Credit Obligations or Swing Line Advances held by it (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Notes (or such participation), such Bank shall purchase from the other Banks such participations in the Notes (or subparticipations in the Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentages of the  Revolving Credit with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4           Treatment of a Defaulting Bank; Reallocation of a Defaulting Bank’s Fronting Exposure

.

(a)           The obligation of any Bank to make any Advance hereunder shall not be affected by the failure of any other Bank to make any Advance under this Agreement, and no Bank shall have any liability to Company or any of its Subsidiaries, the Agent, any other Bank, or any other Person for another Bank’s failure to make any loan or Advance hereunder.

(b)           If any Bank shall become a Defaulting Bank, then such Defaulting Bank’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.11.

(c)           To the extent and for so long as a Bank remains a Defaulting Bank and notwithstanding the provisions of Section 10.3 hereof, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Bank shall be delinquent or otherwise in default to Agent or any Bank (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Bank is less than its Percentage requires, apply payments of principal made by the Company amongst the Non-Defaulting Banks on a pro rata basis until all outstanding Advances are held by all Banks according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Bank in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by Company of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein.  Furthermore, the rights and remedies of Company, the Agent, the Issuing Bank, the Swing Line Bank and the other Banks against a Defaulting Bank under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Bank under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Company waive no rights or remedies against any Defaulting Bank.
(d)           If any Bank shall become a Defaulting Bank, then, for so long as such Bank remains a Defaulting Bank, any Fronting Exposure shall be reallocated by the Agent at the request of the Swing Line Bank and/or the Issuing Bank among the Non-Defaulting Banks in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Advances of the Revolving Credit made by each Non-Defaulting Bank, plus such Non-Defaulting Bank’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Bank’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Bank’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

10.5           Cash Collateral

(a)           Upon the request of the Agent or Issuing Bank (i) if Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Reimbursement Obligation under such Letter of Credit, which has not been reimbursed, or (ii) if an Event of Default exists and any Letter of Credit Obligations for any reason remain outstanding, the Company shall, in each case, immediately (and in any event within three (3) Business Days if attributable to a Defaulting Bank) deliver to the Agent cash collateral in amounts and on terms satisfactory to the Agent with respect to the Letter of Credit Obligations, then outstanding on terms reasonably satisfactory to Agent.  At any time that there shall exist a Defaulting Bank, immediately (and in any event within three (3) Business Days) upon the request of the Agent, Issuing Bank or Swing Line Bank, the Company shall deliver to the Agent cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 10.4(d) and any Cash Collateral provided by the Defaulting Bank).

(b)           All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Comerica Bank.  The Company, and to the extent provided by any Bank, such Bank, hereby grant to (and subjects to the control of) the Agent, for the benefit of the Agent, Issuing Bank and the Banks

(including Swing Line Bank), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 10.5(c).  If at any time the Agent reasonably determines that all or any portion of the cash collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Bank will, promptly upon demand by the Agent, pay or provide to the Agent additional cash collateral in an amount sufficient to eliminate such deficiency.
(c)           Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under any of this Section 10.5 or Articles 3 or 9 or otherwise under any Loan Document in respect of Letters of Credit or Swing Line Advances shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Line Advances, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Bank, any interest accrued on such obligation) and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Bank status of the applicable Bank (or, as appropriate, its assignee following compliance with Section 13.12)) or (ii) the Agent’s good faith determination that there exists excess cash collateral; provided, however, (x) that cash collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 10.5 may be otherwise applied in accordance with Section 10.2), and (y) the Person providing cash collateral in respect of Fronting Exposure and Issuing Bank or Swing Line Bank, as applicable, may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

11.           CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; MARGIN ADJUSTMENT.

11.1           Reimbursement of Prepayment Costs

. If (i) Company makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise), (ii) Company converts or refunds (or attempts to convert or refund) any such Advance; (iii) Company fails to borrow, refund or convert into any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Company to Agent in accordance with the terms hereof requesting such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)), or if (iv) Company fails to make any payment of principal or interest in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, Company shall reimburse Agent  for itself and/or on behalf of any Bank, as the case may be, on demand for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by Company to Agent for itself and/or on behalf of any Bank, as the case may be shall be deemed equal to an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

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11.2           Eurodollar Lending Office

. For any Advance to which the Eurodollar-based Rate is applicable, if Agent or a Bank, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or such Bank, Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

11.3           Circumstances Affecting LIBOR Rate Availability

. If Agent or the Majority Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Banks at the applicable LIBOR Rate, then Agent shall forthwith give notice thereof to Company. Thereafter, until Agent notifies Company that such circumstances no longer exist, (i) the obligation of Banks to make Advances which bears interest at or by reference to the LIBOR Rate, and the right of Company to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate  (without regard to satisfaction of any conditions to conversion contained elsewhere herein) and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

).

11.4           Laws Affecting LIBOR Rate Availability

. If any Change in Law shall make it unlawful or impossible for any of the Banks (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Bank shall forthwith give notice thereof to the Company and to the Agent.  Thereafter, (a) the obligations of such affected Banks to make Advances which bear interest at or by reference to the LIBOR Rate and the right of the Company to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate (with respect to such Banks) shall be suspended and thereafter only the Base Rate shall be available (for Advances made by such Banks), and (b) if any of the Banks may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance of such affected Banks shall immediately be converted (for such Banks) to an Advance which bears interest at or by reference to the Base Rate.  The foregoing shall not affect the obligations of any unaffected Bank to make or maintain Eurodollar-rate Advances.

11.5           Increased Cost of Advances Carried at the LIBOR Rate

.  If, after the date of this Agreement, any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Banks (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance or any of the Notes)

and the result of any of the foregoing matters is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of an Advance or under the Notes which bears interest at or by reference to the LIBOR Rate, then such Bank shall promptly notify Agent (or, in the case of a Swing Line Advance, shall notify Company directly, with a copy of such notice to Agent), and Agent (or such Bank as aforesaid) shall promptly notify Company of such fact and demand compensation therefor and, within fifteen (15) Business Days after such notice, Company agrees to pay to such Bank or Banks such additional amount or amounts as will compensate such Bank or Banks for such increased cost or reduction . Agent will promptly notify Company of any event of which it has knowledge which will entitle Banks to compensation pursuant to this Section, or which will cause Company to incur additional liability under Sections 11.1 and 11.6 hereof, provided that Agent shall incur no liability whatsoever to the Banks or Company in the event it fails to do so. A certificate of Agent (or such Bank, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such demand and shall be conclusively presumed to be correct save for manifest error.

11.6           Intentionally Omitted.

11.7           Capital Adequacy; Other Increased Costs

. If, after the Effective Date any Change in Law shall affect the amount of capital required to be maintained by such Bank or the Agent (or any corporation controlling such Bank or the Agent) and such Bank or the Agent, as the case may be, determines that the amount of such capital is increased by or, based upon the existence of such Bank’s or the Agent’s obligations or Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Bank’s or the Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or the Agent to be material (collectively, “Increased Costs”), then the Agent or such Bank shall notify the Company, and thereafter the Company shall pay to such Bank or the Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Bank or the Agent, additional amounts sufficient to compensate such Bank or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or the Agent reasonably determines to be allocable to the existence of such Bank’s or the Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, shall be submitted by such Bank or by the Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 11.7 and shall be conclusively presumed to be correct, absent manifest error.

11.8           Right of Banks to Fund through Branches and Affiliates

. Each Bank (including without limitation the Swing Line Bank) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Bank to make such Advance; provided that (a) such Bank shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Company.

11.9           Adjustments to the Applicable Fee Percentage for Revolving Credit Facility Fee

.  Adjustments to the Applicable Fee Percentages, based on Revolving Credit Outstandings as set forth on Schedule 1.1, shall be implemented on a quarterly basis as follows:

(a)           For the quarter ending June 30, 2011 based on the average daily amount of all outstanding Advances (including Swing Line Advances) and Letter of Credit Obligations for the period commencing on the Effective Date and ending on the last day of such quarter.

(b)           For each quarter thereafter the average daily amount of all outstanding Advances (including Swing Line Advances) and Letter of Credit Obligations for the period commencing on the first day of such quarter and ending on the last day of such quarter.

     12.           AGENT

12.1           Appointment of Agent

.  Each Bank and the holder of each Note appoints and irrevocably authorizes Agent to act on behalf of such Bank or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents.  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries.  Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys’ fees) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank’s Percentage, but excluding any such expenses resulting from Agent’s gross negligence or willful misconduct.  Any such amounts so paid by the Banks shall constitute additional Indebtedness hereunder.  Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired or Agent shall elect to have such indemnity confirmed by the Banks (as to specific matters or otherwise), in each case as determined by Agent in its reasonable judgment, Agent shall give notice thereof to each Bank and, until such additional indemnity is provided or such existing indemnity is confirmed, Agent may cease to do the acts to be indemnified against until such additional indemnity is given or confirmed.

12.2           Deposit Account with Agent

. Company hereby authorizes Agent to charge its general deposit account, if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same becomes due and payable under the terms of this Agreement or the Notes.

12.3           Scope of Agent’s Duties

. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent); none of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto, or any security thereunder, (c) the performance by Company or any of its Subsidiaries of its obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit.  Agent and its Affiliates shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which it believes to be genuine (“Successor Agent”) and to have been sent by or given by or on behalf of a proper person.  Agent may treat the payee of any Note as the holder thereof.  Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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12.4           Successor Agents

.  Agent may resign as such at any time upon at least 30 days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint a Successor Agent (satisfactory to such Majority Banks, and provided no Event of Default has occurred and is continuing, with the consent of the Company, not to be unreasonably withheld or delayed), provided, however, that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or an Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000.  Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any Successor Agent such documents of transfer and assignment as such Successor Agent may reasonably request.  If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks and, if applicable, the Company, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the retiring Agent hereunder until such appointment by the Majority Banks and, if applicable, the Company is made and accepted.  Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named.  The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed.  Upon such succession of any such Successor Agent, the resigning agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

12.5           Loans by Agent: Agent in its Individual Capacity

. Agent shall have the same rights and powers with respect to the credit extended by it and the Notes held by it as any Bank and may exercise or refrain from exercising the same as though it were not Agent, and the term “Bank” and, when appropriate, “holder” shall include Agent in its individual capacity.  Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory, investment, risk management or other business with the Company or any of its Subsidiaries as if it were not acting as the Agent hereunder, and may accept interest, fees and other consideration therefor without having to account for the same to the Banks.

12.6           Credit Decisions

. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company and the Subsidiaries and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.7           Notices by Agent

. Agent shall give prompt notice to each Bank of its receipt of each notice or request required or permitted to be given to Agent by Company pursuant to the terms of this Agreement and shall promptly distribute to the Banks any reports received from the Company or any of its Subsidiaries under the terms hereof, or other material information or documents received by Agent, in its capacity as Agent, from the Company or its Subsidiaries.

12.8           Agent’s Fees

.  Until the Indebtedness has been repaid and discharged in full, and no commitment to extend any credit hereunder is outstanding, the Company shall pay to Agent and discharge in full, agency and other fees set forth (or to be set forth from time to time) in the applicable Fee Letter, such fees to be payable on the terms set forth therein. The Agent’s fees described in this Section 12.8 shall not be refundable under any circumstances.

12.9           Nature of Agency

. The appointment of Agent as agent is for the convenience of Banks and Company in making Advances of the Revolving Credit or any other Indebtedness of Company hereunder, and collecting fees and principal and interest on the Indebtedness. No Bank is purchasing any Indebtedness from Agent and this Agreement is not intended to be a purchase or participation agreement.

12.10           Authority of Agent to Enforce Notes and This Agreement

.  Each Bank, subject to the terms and conditions of this Agreement (including, without limitation, any required approval or direction of the Majority Banks or the Banks, as applicable, to be obtained by or given to the Agent hereunder), authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to the Company, any of its Subsidiaries or its creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.11           Indemnification

.  The Banks agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Company but without limiting any obligations of Company to make such reimbursement) ratably according to their respective Percentages, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, and reasonable out-of-pocket expenses or disbursements of any kind or nature whatsoever (including without limitation, reasonable fees and expenses of outside counsel) which may be imposed on, incurred by, or asserted against the Agent or its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated thereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of any of the foregoing items resulting from the gross negligence or willful misconduct of the Agent or any of its officers, employees, directors or agents.  Without limitation of the foregoing, each Bank agrees to reimburse the Agent and its affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Company but without limiting the obligation of Company to make such reimbursement. Each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Banks pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Company for such amounts, they shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined, in the Agent’s reasonable judgment or Agent shall elect on its sole discretion to have such indemnity confirmed by the Banks (as to specific matters or otherwise).  Agent shall give notice thereof to each Bank and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Banks hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.12           Knowledge of Default

. It is expressly understood and agreed that the Agent (whether in its capacity as Issuing Bank, Swing Line Bank or otherwise) shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received written notice from a Bank or the Company specifying such Default or Event of Default and stating that such notice is a “notice of default”.  Upon receiving such a notice, the Agent shall promptly notify each Bank of such Default or Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so).  The Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Company hereunder.

12.13           Agent’s Authorization; Action by Banks

. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action, on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder), may be taken (i) pursuant to a vote of the requisite percentage of the Banks as required hereunder at a meeting (which may be held by telephone conference call) provided that Agent exercises good faith, diligent efforts to give all of the Banks reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

12.14           Enforcement Actions by the Agent

. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law.  Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

12.15           Lead Arranger; Documentation Agent, Co-Agent or other Titles

.  Any Bank identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndication Agent, Co-Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to the Banks as such; provided, however, that such identified Banks shall be entitled to the benefits afforded to Agent under Sections 12.5, 12.6 and 12.11 hereof. Without limiting the foregoing, the Banks so identified shall not have or be deemed to have any fiduciary relationship with any Bank as a result of such title. Each Bank acknowledges that it has not relied, and will not rely, on the Bank so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.16           Collateral Matters

.  (a) The Collateral Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks (but subject to the Intercreditor Agreement), from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents; and (b) the Banks irrevocably authorize the Collateral Agent, at its option and in its discretion (but subject to the Intercreditor Agreement), (1) to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement not otherwise prohibited hereunder; (iii) constituting property in which Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as provided in Section 13.11, (2) to subordinate the Lien granted to or held by Collateral Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.6(b) hereof, and (3) if all of the Equity Interests held by the Company and its Subsidiaries in any Person are sold or transferred to any transferee other than Company or a subsidiary of Company as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including without limitation under any Guaranty) and to release all Liens on the assets and properties of the Person whose Equity Interests are so sold securing all or any portion of the Indebtedness, and, in each case, to execute and deliver to the Company and its Subsidiaries such documents as may be necessary to evidence any such release.  Upon request by the Collateral Agent at any time, the Banks will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.16(b).

12.17           No Reliance on Agent’s Customer Identification Program

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(a)           Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP

Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Company or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b)           Each Bank or assignee or participant of a Bank that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

13.           MISCELLANEOUS

13.1           Accounting Principles

. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

13.2           Consent to Jurisdiction

. Company, Agent and each Bank, hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and the Company, Agent and Banks hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to the Company at its address specified on Schedule 13.6 hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against the Company or any of its property in the courts of any other jurisdiction. The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3           Law of Michigan

. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents, shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, (without regard to its conflict of laws provisions).  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4           Interest

. In the event the obligation of the Company to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which the Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank’s Percentage of the Revolving Credit, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.5           Closing Costs and Other Costs; Indemnification

.
(a)           To the extent not restricted by any financial assistance provisions of any applicable law, Company shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses (other than Excluded Taxes), including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Company, and (b) Agent and its Affiliates and each of the Banks, as the case may be, for all stamp and other documentary and similar taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Banks in revising, preserving, protecting, exercising or enforcing any of its or any of the Banks’ rights against Company and of its Subsidiaries, or otherwise incurred by Agent and its Affiliates and the Banks in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Bank which would not have been asserted were it not for Agent’s or such Affiliate’s or Bank’s relationship with Company hereunder or otherwise, shall also be paid by Company excluding, however, any loss, cost damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5. All of said amounts required to be paid by Company, hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Base Rate, plus two percent (2%).

(b)           Company agrees to defend, indemnify and hold harmless Agent and each Bank (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of its Subsidiaries in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Company shall have no obligations under this Section 13.5(b) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Bank, as the case may be. The obligations of Company under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities Company may have to Agent or any of the Banks at common law or pursuant to any other agreement.

13.6           Notices

.

(a)           Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Bank to the Company shall be deemed to be a notice to the Company and each of its Subsidiaries.

(b)           Notices and other communications provided to the Agent and the Banks party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it.  Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.7           Further Action

. Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action, as may be required to carry out the intent and purpose of this Agreement, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.  Company further agrees to provide or cause to be provided to the Agent or any Bank such documentation or information as requested by the Agent or any Bank from time to time, including, without limitation, information to satisfy the Banks’ requirements under “Know Your Customer” or “Customer Identification” provisions under federal laws relating to anti-money laundering or terrorism including, without limitation, under the Patriot Act and regulations issued pursuant thereto, as well as acts administered by the Office of Foreign Assets Control.

13.8           Successors and Assigns; Assignments and Participations

.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company and the Banks and their respective successors and assigns.

(b)           The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Banks.

(c)           No Bank may at any time assign or grant participations in such Bank’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Bank shall be deemed to be null and void).
(d)           Each assignment by a Bank of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i)           each such assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent and, provided no Event of Default has occurred and is continuing, Company shall agree and (y) the entire remaining amount of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $5,000,000; and

(ii)           the parties to any assignment shall execute and deliver to Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit G (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, the Company and the Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned.  From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have (to the extent of the assigned interest) the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Bank shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (to the extent of the assigned interest).

Upon request, Company shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount of the Revolving Commitment equal to the amount assigned to the assigning Bank pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount of the Revolving Commitment retained by such Bank hereunder. The Agent, the Banks and the Company acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning Bank prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.  In addition, promptly following receipt of such

Notes, Agent shall prepare and distribute to Company, and each of the Banks a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

(e)           The Company and the Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Bank’s rights and obligations hereunder and under the other Loan Documents to any Person (other than a natural person or to Company or any of Company’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i)           such Bank shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii)           a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii)           such Bank shall retain the sole right and responsibility to enforce the obligations of the Company and its Subsidiaries relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Bank), except for those matters requiring the consent of each of the Banks under Section 13.11 (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank and the Company, its Subsidiaries, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Bank hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Bank or any Company and its Subsidiaries; provided, however that the participant may have rights against such Bank in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Company and its Subsidiaries hereunder shall be determined as if such Bank had not sold such participation.  Each  such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the Bank selling such participation would have been entitled to receive in respect of the amount of the participation transferred by such issuing Bank to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.7 hereof as though it were a Bank, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Bank; and provided, further that any participant must exercise its rights through the Bank selling such participation, and may not proceed directly against the Company or any of its Subsidiaries; and
(iv)           each participant shall provide the relevant tax form required under Section 13.15.

(f)           Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledge or assignee for such Bank as a party hereto.

(g)           The Agent shall (acting as non fiduciary agent for the Company, solely for purposes of this Section 13.8) maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Company, the Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank (but only with respect to any entry relating to such Bank’s Percentages and the principal amounts owing to such Bank) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Company of the making of any entry in the Register or any change in such entry.

(h)           Company authorizes each Bank to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Bank’s possession concerning the Company and its Subsidiaries which has been delivered to such Bank pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.13 hereof or shall otherwise agree to be bound by the terms thereof.

(i)           Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9           Indulgence

. No delay or failure of Agent and the Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights of Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Banks would otherwise have.

13.10           Counterparts

. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.
13.11           Amendment and Waiver
.
(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or signed by the Agent at the direction of the Majority Banks), or, if this Agreement expressly so requires with respect to the subject matter hereof, by all Banks (and with respect to any amendments to this Agreement or the other Loan Documents, by the Company or any Guarantors that are party thereto) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (X) that no amendment, waiver or consent shall increase the Percentage or the stated commitment amounts applicable to any Bank unless approved, in writing, by the affected Bank and (Y) that no amendment, waiver or consent shall, unless in writing and signed by all the Banks (or signed by Agent at the direction of all of the Banks), do any of the following: (a) increase the Revolving Credit Aggregate Commitment, except in accordance with Section 2.17 hereof, (b) reduce the principal of, or interest on, the Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, except pursuant to Section 2.16 hereof, (d) waive any Event of Default specified in Section 9.1(a) or (b) hereof, (e) except as expressly permitted hereunder, under the Collateral Documents or the Intercreditor Agreement, release all or substantially all of the Collateral (provided that neither Agent nor any Bank shall be prohibited thereby from proposing or participation in a consensual or non-consensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and Banks; provided, however, Agent shall be entitled, without notice to or any further action or consent of the Banks, to release any Collateral which Company or any of its Subsidiaries is permitted to sell, assign or otherwise transfer in compliance with this Agreement or any of the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise) (f) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any other Loan Document, (g) change the aggregate unpaid principal amount of the Indebtedness which shall be required for the Banks or any of them to take any action under this Agreement or any other Loan Document, (h) change this Section 13.11, or (i) change the definition of “Majority Banks” (except pursuant to Section 2.16 hereof), “Percentage” or “Borrowing Base Limitation,” and provided further, however, that (x) no amendment, waiver, or consent shall, unless in writing and signed by the Agent may affect the rights or duties of the Agent under this Agreement or any other Loan Document, whether in its capacity as Agent, Issuing Bank or Swing Line Bank. All references in this Agreement to “Banks” or “the Banks” shall refer to all Banks, unless expressly stated to refer to Majority Banks.

(b)           Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Banks), except that the foregoing shall not permit, in each case without such Defaulting Bank’s consent, (i) an increase in such Defaulting Bank’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Bank (unless all other Banks affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Banks’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Bank, or (iv) any other modification which requires the consent of all Banks or the Bank(s) affected thereby which affects such Defaulting Bank more adversely than the other affected Banks (other than a modification which results in a reduction of such Defaulting Bank’s Percentage of any Commitments or repayment of any amounts owing to such Defaulting Bank on a non pro-rata basis).
(c)           Notwithstanding anything to the contrary herein the Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency; provided that (x) prior written notice of proposed cure shall be given to the Banks and (y) the Majority Banks do not object to such cure in writing to the Agent within five Business Days of such notice.

13.12           Taxes and Fees

. Should any tax (other than Excluded Taxes), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Company agrees to pay the same together with any interest or penalties thereon and agrees to hold the Agent and the Banks harmless with respect thereto.

13.13           Confidentiality

. Agent and each Bank agrees that without the prior consent of Company, it will not disclose (other than to its employees, to another Bank or to its auditors or counsel) any information with respect to the Company or any of its Subsidiaries which is furnished pursuant to the terms and conditions of this Agreement or any of the other Loan Documents or which is designated (in writing) by Company to be confidential; provided that Agent or any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Agent or such Bank from any third party under no duty of confidentiality to the Company known to Agent or such Bank after reasonable inquiry, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect of any inquiry by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Agent or such Bank, including the Board of Governors of the Federal Reserve System of the United States or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Agent or such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Indebtedness, as aforesaid, which has signed a confidentiality agreement consistent with the terms of this Section 13.13 hereof.

13.14           Substitution or Removal of Banks

.

(a)           With respect to any Bank (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) that has demanded compensation under Sections 3.4(b), 11.5 or 11.6 or to which additional amounts shall be payable pursuant to Sections 10.1(d) or 13.15(a) (provided, however, that following any assignment under this Section 13.14(a) resulting therefrom, such assignment will result in a reduction in such compensation or payments with respect to the assigned interest thereafter), (iii) that has become a Defaulting Bank or (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Banks have already consented (in each case, an “Affected Bank”), then the Agent or the Company may, at the Company’s sole expense, require the Affected Bank to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an assignee (which may be one or more of the Banks) (such assignee shall be referred to herein as the “Purchasing Bank” or “Purchasing Banks”) within two (2) Business Days after receiving notice from the Company requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Bank(s) (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts, including without limitation, if demanded by the Affected Bank, the amount of any compensation that due to the Affected Bank under Sections 3.4(b), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash.  The Affected Bank, as assignor, such Purchasing Bank, as assignee, the Company and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment of the Affected Bank, provided, however, that if the Affected Bank does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Bank’s attorney-in-fact. Each of the Banks hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Bank or in its own name to execute and deliver the Assignment Agreement while such Bank is an Affected Bank hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.14, the Company or the Purchasing Bank shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

(b)           If any Bank is an Affected Bank of the type described in Section 13.12(a)(iii) and (iv) (any such Bank, a “Non-Compliant Bank”), the Company may, with the prior written consent of the Agent, and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Banks, elect to reduce any Commitments by an amount equal to the Non-Compliant Bank’s Percentage of the Commitment of such Defaulting Bank and repay such Non-Compliant Bank an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Bank, the amount of any compensation that due to the Non-Compliant Bank under Sections 3.4(b), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Bank shall be reallocated among the Banks that are not Non-Compliant Banks in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Advances of the Revolving Credit made by each such Bank, plus such Bank’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Bank’s Percentage of the Fronting Exposure to be reallocated does not exceed such Bank’s Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, the Company shall deliver to the Agent, for the benefit of the Issuing Bank and/or Swing Line Bank, as applicable, cash collateral or other security satisfactory to the Agent, with respect any such remaining Fronting Exposure.
13.15           Withholding Taxes

.

(a)           If any Bank is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Bank shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable, or as reasonably requested by the Company or the Agent) deliver to the Agent and the Company two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank’s domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent and the Company that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to the Company, if such Bank has assigned its entire interest hereunder  (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by the Company), Swing Line and any Notes issued to it by the Company, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent and such assignee has properly complied with Section 13.15(b) hereof. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent or the Company of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld (other than withholding in respect of Excluded Taxes) from such payments over the aggregate amount actually withheld by the Agent.  In addition, from time to time upon the reasonable request of the Company, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate).
(b)           Any Bank (or assignee or participant permitted under Section 13.8) that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable or as reasonably requested by the Agent or the Company) deliver to the Agent and the Company two properly completed and duly executed copies of Internal Revenue Service Form W-9, any subsequent versions thereof or successors thereto, or such other documentation or information prescribed by applicable law or reasonably requested by the Agent or the Company as will enable the Agent or the Company, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

13.16           Effective Upon Execution

. This Agreement shall become effective upon the later of the Effective Date and the execution hereof by Banks, Agent and the Company, and the issuance by the Company of the Revolving Credit Notes and the Swing Line Notes hereunder, and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder remains outstanding.

13.17           Severability

. In case any one or more of the obligations of the Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.18           Table of Contents and Headings

. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.19           Construction of Certain Provisions

. If any provision of this Agreement or any of the other Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.20           Independence of Covenants

. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

13.21           Reliance on and Survival of Various Provisions

. All terms, covenants, agreements, representations and warranties of the Company or any party to any of the Loan Documents made herein or in any of the other Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of the Company, any such party in connection with this Agreement or any of the other Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank’s behalf, and those covenants and agreements of the Company set forth in Section 11.6 hereof (together with any other indemnities of the Company contained elsewhere in this Agreement or in any of the other Loan Documents, including but not limited to Sections 7.14, 11.1, 11.5, 11.7, 13.5 and 13.12) and of Banks set forth in Sections 12.1, 12.11, 12.12 and 13.13 hereof shall, notwithstanding anything to the contrary contained in this Agreement, survive the repayment in full of the Indebtedness and the termination of any commitments to make Advances hereunder.

13.22           Complete Agreement; Amendment and Restatement; Contracts

. This Agreement, the Notes, any Requests for Advance or Letters of Credit hereunder, the other Loan Documents and any agreements, certificates, or other documents given to secure the Indebtedness, contain the entire agreement of the parties hereto, and none of the parties hereto shall be bound by anything not expressed in writing. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, which Prior Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Prior Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Indebtedness.  In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.23           USA Patriot Act Notice

.  Pursuant to Section 326 of the USA Patriot Act, the Agent and the Banks hereby notify the Company and its Subsidiaries that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Bank, the Agent or the applicable Bank will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Bank to comply with the USA Patriot Act.

13.24           Electronic Transmissions

.

(a)           Each of the Agent, the Company and its Subsidiaries, the Banks, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  The Company and its Subsidiaries hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.24, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Company and its Subsidiaries and the Banks in connection with the use of such E-System.

(c)           All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  The Agent, the Company and its Subsidiaries, and the Banks agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.  The Agent and the Banks agree that the Company shall have no responsibility for maintaining or providing any equipment software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.25           WAIVER OF JURY TRIAL

.  THE BANKS, THE AGENT AND THE COMPANY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT NOR THE COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR THE COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.26           Advertisements

.  The Agent and the Banks may disclose the names of the Company and its Subsidiaries and the existence of the Indebtedness in general advertisements and trade publications.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

WITNESS the due execution hereof as of the day and year first above written.

COMPANY:

CREDIT ACCEPTANCE CORPORATION

By:	/s/ Douglas W. Busk
Name:	Douglas W. Busk
Title:	Treasurer

AGENT:

COMERICA BANK, As Agent, Issuing
Bank and Swing Line Bank

By:	/s/ Michael P. Stapleton
Name:	Michael P. Stapleton
Title:	Vice President

BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Neil Hilton
Name:	Neil Hilton
Title:	SVP

FIFTH THIRD BANK
By:	/s/ John Antonczak
Name:	John Antonczak
Title:	Vice President

BANK OF MONTREAL
By:	/s/ Catherine Blaesing
Name:	Catherine Blaesing
Title:	Vice President

RBS CITIZENS, N.A.

By:	/s/ Michael Dolson
Name:	Michael Dolson
Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK
By:	/s/ B.L. Norman
Name:	B.L. Norman
Title:	SVP Michigan Region

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Kenneth Lipke
Name:	Kenneth Lipke
Title:	FVP

By:	/s/ Jeffrey S. Ackerman
Name:	Jeffrey S. Ackerman
Title:	Senior Vice President

Schedule 1.11

PRICING MATRIX

	The Applicable Margin For		Applicable Fee Percentage For
Notwithstanding the Company’s Rating Level:	Advances carried at the Base Rate	Advances carried at the Eurodollar-based Rate	Letter of Credit
			Fee
	1.25%	2.25%	2.25%

Basis for Pricing		Applicable Fee Percentage For Revolving Credit Facility Fee
If Revolving Credit Outstandings for the Applicable Quarter are<20% of the Revolving Credit Aggregate Commitment	Level I	0.625%
If Revolving Credit Outstandings for the Applicable Quarter are≥20% and ≤50% of the Revolving Credit Aggregate Commitment	Level II	0.500%
If Revolving Credit Outstandings for the Applicable Quarter are>50% of the Revolving Credit Aggregate Commitment	Level III	0.250%

“Revolving Credit Outstandings” shall mean, for any Applicable Quarter, the average daily amount of all outstanding Advances (including Swing Line Advances) and Letter of Credit Obligations for such period.

“Applicable Quarter” shall mean the most recent fiscal quarter of the Company ended prior to the date on which any payment of the Revolving Credit Facility Fee is due under Section 2.13(a) of the Agreement; provided however that for purposes of the quarter ending June 30, 2011, Applicable Quarter shall mean only that portion of the fiscal quarter occurring after the Effective Date.

1 All terms as defined in the Agreement.

Schedule 1.2

(PERCENTAGES)

Bank	Percentage	Revolving Credit Commitment
Comerica Bank	19.51300000%	$40,001,650
Fifth Third Bank (Eastern Michigan)	14.63400000%	$29,999,700
Bank of America, N.A.	17.07300000%	$34,999,650
Bank of Montreal	14.63400000%	$29,999,700
RBS Citizens, N.A.	17.07300000%	$34,999,650
The Huntington National Bank	12.19500000%	$24,999,750
Israel Discount Bank of New York	4.87800000%	$9,999,900
Total	100%	$205,000,000

SCHEDULE 3.11

EXISTING LETTERS OF CREDIT

LC Number	Applicant	Beneficiary	Expiration Date	Amount
0638711	VSC Re Company	Commissioner of the Department of Insurance, Securities and Banking	10/31/2011	$500,000

SCHEDULE 6.5

CORPORATE INFORMATION; COMPLIANCE INFORMATION

Correct Legal Name	Business Address	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Tax Identification Number
Buyers Vehicle Protection Plan, Inc.*	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	155090	38-2957446
Credit Acceptance Corporation	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	020465	38-1999511
Vehicle Remarketing Services, Inc.*	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	452142	38-3354454

* Significant Domestic Subsidiary

SCHEDULE 6.6

TAXES

None.

SCHEDULE 6.12

LITIGATION

On December 3, 2010, Credit Acceptance Corporation received a civil investigative demand from the Missouri Attorney General Office relating to its practices regarding collections from Missouri consumers who claim to have not received title from the relevant Dealer-Partner at the time of their purchase.  On January 24, 2011, Credit Acceptance Corporation provided its response.  Credit Acceptance Corporation is in continued discussions with the Missouri Attorney General with respect to the demand for information.

SCHEDULE 6.16

ERISA

None.

SCHEDULE 6.17

COMPLIANCE WITH LAWS

None.

Schedule 8.2

SERVICE PROGRAM ACTIVITIES

The Domestic Reinsurance Subsidiary has entered into two reinsurance agreements with ceding insurers for Credit Acceptance Corporation's vehicle service contract programs.  Under these arrangements, the Domestic Reinsurance Subsidiary assumes 100% of the service contract liability and receives 100% of the net premium. The net premium paid to the Domestic Reinsurance Subsidiary becomes part of the Domestic Reinsurance Subsidiary's asset base and the assets are titled in the Domestic Reinsurance Subsidiary's name. However, insurance regulations prevent the Domestic Reinsurance Subsidiary from simply holding the Reserves on its balance sheet. Rather, the Domestic Reinsurance Subsidiary must have collateral with the ceding insurer equal to the ceded reserves.  To do this, the Domestic Reinsurance Subsidiary may either create a reinsurance trust account, as the grantor, whereby it would deposit the ceded reserves for the benefit of the ceding insurer or alternatively, the Domestic Reinsurance Subsidiary may deliver a Letter of Credit (LOC) to the ceding insurer in the amount of the ceded reserves and keep its assets in its own hands.  The Domestic Reinsurance Subsidiary currently utilizes a trust account structure for both reinsurance agreements.

SCHEDULE 8.5A

PERMITTED DEBT

The Company is indebted to Agent in an amount, as of April 30, 2011, of $4,445,630 pursuant to a Continuing Collateral Mortgage, dated April 28, 1994, as amended, secured by a first lien on the Silver Triangle Building, 25505 West Twelve Mile Road, Southfield, Michigan.

SCHEDULE 8.5B

PERMITTED DEBT

None.

SCHEDULE 8.6

PERMITTED LIENS

The Company is indebted to Agent in an amount, as of April 30, 2011, of $4,445,630 pursuant to a Continuing Collateral Mortgage, dated April 28, 1994, as amended, secured by a first lien on the Silver Triangle Building, 25505 West Twelve Mile Road, Southfield, Michigan.

Debtor	Secured Party	File Number and Date	Type	Jurisdiction	Collateral
Credit Acceptance Corporation	Park National Bank	2006140298-2 8-11-06	UCC	Michigan Secretary of State	Leased Equipment
	Park National Bank	2010138077-9 10-13-10	UCC-3 Assignment	Michigan Secretary of State	Assignment of #2006140298-2; assigned to: U.S. Bank National Association
Credit Acceptance Corporation	CSI Leasing, Inc.	2007125785-8 8-9-07	UCC-1	Michigan Secretary of State	Leased Equipment
	CSI Leasing, Inc.	2007201199-8 12-26-07	UCC-3 Amendment	Michigan Secretary of State	Amendment to #2007125785-8; add equipment and serial numbers
	CSI Leasing, Inc.	2007201202-7 12-26-07	UCC-3 Assignment	Michigan Secretary of State	Assignment of #2007125785-8; assigned to: Banc of America Leasing & Capital, LLC
Credit Acceptance Corporation	Forsythe/McArthur Associates, Inc.	2008172953-4 11-11-08	UCC-1	Michigan Secretary of State	Leased Equipment
Credit Acceptance Corp.	IKON Financial Services	2009081368-5 6-1-09	UCC-1	Michigan Secretary of State	Leased Equipment

SCHEDULE 8.8

PERMITTED INVESTMENTS

Intercompany Loans from Foreign Subsidiaries to US Companies:

Lender	Borrower	Amount
CAC Reinsurance, Ltd.	Credit Acceptance Corporation	$26,894,885.27	1
CAC of Canada Company	Credit Acceptance Corporation	$1,266,125.37	2

Equity Investments in Foreign Subsidiaries by US Companies:

Issuer	Owner of Equity	Ownership Percentage
CAC (TCI), Ltd.	CAC Reinsurance, Ltd. and Credit Acceptance Corporation	10% -- CAC Reinsurance, Ltd. 90% -- Credit Acceptance
CAC Reinsurance, Ltd.	Credit Acceptance Corporation	100%
CAC Scotland	Credit Acceptance Corporation of South Dakota, Inc. and CAC International Holdings, LLC	90% -- Credit Acceptance Corporation of South Dakota, Inc. 10% -- CAC International Holdings, LLC

Equity Investments in Foreign Subsidiaries by Foreign Subsidiaries:

Issuer	Owner of Equity	Ownership Percentage
CAC of Canada Company	CAC Scotland	100%

1 Loan balance as of April 30, 2011.

2 Loan balance as of April 30, 2011.

SCHEDULE 13.6

NOTICES

Credit Acceptance Corporation

25505 W 12 Mile Road, Suite 3000

Southfield, Michigan 48034

Fax No.: 866/743-2704

Telephone No.: 248/353-2700 (ext. 4432)

Attention: Douglas W. Busk

with a copy not constituting notice to:

Skadden Arps Slate Meagher & Flom LLP
155 N Wacker Drive, Suite 2700
Chicago, IL  60606
Fax No.: 312/407-0411
Telephone No.: 312/407-0700
Attention: David F. Kolin

Schedule 13.6 (continued)

If to Agent:

Comerica Bank, as Agent

500 Woodward Ave., MC 3289

Detroit, Michigan 48226

fax: 313-222-5272

Attn: Corporate Finance

For advance requests and/or paydowns: corpfinadmin@comerica.com

For reporting requirements: reportingcorpfin@comerica.com

EXHIBIT A

FORM OF REQUEST FOR ADVANCE

No.  _____________________                    Dated: _________________

TO:           Comerica Bank (“Agent”)

RE:
Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011 by and among Company, the Banks signatory thereto and Comerica Bank, as Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”)

The Company pursuant to the Credit Agreement, requests a new Advance, a refund of an Advance, an Advance in the same type of Advance (a “Refund”) or a conversion of an Advance to another type of Advance (a “Conversion”) in each case of the Revolving Credit from Banks, as follows:

A.	Date of Advance/Refund/Conversion: ___________________________________________, which shall be a Business Day.

B.	Action requested:

☐  New Advance
☐  Refund of Advance  _______________________  [insert description]
☐  Conversion of Advance ____________________  [insert description]

C.	Type of Advance/Conversion (check only one);

☐  New Base Rate Advance
☐  New Eurodollar-based Advance
☐  Conversion to Base Rate Advance
☐  Conversion to Eurodollar-based Advance1

D.	Amount of Advance/Conversion/Refund:

☐  Amount of new Advance $_________________
☐  Amount of Advance(s) referenced in B to be converted: $______________
☐  Amount of Advance(s) referenced in B to be refunded: $_______________

E.	Interest Period (not applicable to Base Rate Advances)

________ [months] [days]

1 Not to be filled in if requesting a refund.

F.	Disbursement Instructions

☐  Comerica Bank Account No. _________________
☐  Other: _____________________________

The Company certifies to the matters specified in Section 2.3(f) of the Credit Agreement.

* * *

Signatures on Following Page

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

CREDIT ACCEPTANCE CORPORATION

By:
Its:

Agent Approval:_____________

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

(Credit Acceptance Corporation)

$_______________                                                                                                                                                            ___________, _____

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Credit Acceptance Corporation, a Michigan corporation (“Company”), promises to pay to [insert Bank] or its registered assigns (“Bank”) at Detroit, Michigan, care of Agent, for the account of Bank’s Eurodollar Lending Office with respect to any Eurodollar-based Advances hereunder, in lawful money of the United States of America, the Indebtedness or so much of the sum of [Insert such Bank’s Revolving Credit Commitment Amount] Dollars ($_________), as may from time to time have been advanced and then be outstanding hereunder pursuant to the Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011, made by and among the Company and certain banks signatory thereto, including Bank, and Comerica Bank, as Agent for such banks, as the same may be amended or otherwise modified from time to time (the “Credit Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

This note is given in [partial] replacement and renewal of the Revolving Credit Note dated as of _____________________ previously issued by the Company to Bank.]

Nothing herein shall limit any right granted Bank by any other instrument or by law.

CREDIT ACCEPTANCE CORPORATION

By:
Its:

EXHIBIT E

FORM OF SWING LINE NOTE

(Credit Acceptance Corporation)

$20,000,000                                                                                                                                                                ___________, _____

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Credit Acceptance Corporation, a Michigan corporation (“Company”), promises to pay to Comerica Bank or its registered assigns (“Bank”) at Detroit, Michigan, for the account of Bank’s Eurodollar Lending Office with respect to any Eurodollar-based Advances hereunder, in lawful money of the United States of America, so much of the sum of Twenty Million Dollars ($20,000,000), as may from time to time have been advanced and then be outstanding hereunder pursuant to the Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011, made by and among the Company and certain banks signatory thereto, including Bank, in its individual capacity and as Agent for such banks, as the same may be amended or otherwise modified from time to time (the “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Agreement.

This Note shall be interpreted and the rights of the parties shall be determined under the laws of, and enforceable in, the State of Michigan.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

[This note is given in [partial] replacement and renewal of the Swing Line Note dated as of _____________ _____ previously issued by the Company to Bank.]

Nothing herein shall limit any right granted Bank by any other instrument or by law.

CREDIT ACCEPTANCE CORPORATION

By:
Its:

EXHIBIT F

FORM OF REQUEST FOR SWING LINE ADVANCE

No.__________                                                                                                                                                                   Dated:____________

TO:           Comerica Bank (“Swing Line Bank”)

RE:
Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011 by and among Company, the Banks signatory thereto and Comerica Bank, as Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”)

The Company pursuant to the Credit Agreement requests a Swing Line Advance from the Swing Line Bank as follows:

A.        Date of Advance: _________________

B.        Type of Advance (check only one):

☐           Base Rate Advance
☐           Eurodollar-based Advance
☐           Quoted Rate Advance

C.        Amount of Advance:
    ________________

D.        Interest Period (applicable to Eurodollar-based Advances and Quoted Rate Advances)

☐           One month
☐           Other  ___________

E.         Disbursement Instructions

☐           Comerica Bank Account No. _______________
☐           Other:________________________________

The Company certifies to the matters specified in Section 2.5(c)(vi) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

CREDIT ACCEPTANCE CORPORATION

By:
Its:

EXHIBIT G

FORM OF ASSIGNMENT AGREEMENT

Date:______________

To:           CREDIT ACCEPTANCE CORPORATION

and

COMERICA BANK (“Agent”)

Re:
Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of  June 17, 2011 by and among Company, the Banks signatory thereto and Comerica Bank, as Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to Section 13.8(d) of the Credit Agreement.  Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

This Agreement constitutes notice to each of you of the proposed assignment and delegation by  [insert name of assignor] (the “Assignor”) to [insert name of assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1 (the “Assigned Interest”), such that, after giving effect to the foregoing assignment and assumption, and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances), shall be as set forth in the attached Schedule 2 with respect to the Assignee.

The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder.  The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other Bank; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement.  The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

Assignee represents and warrants that it is legally authorized to enter into this Agreement and that it is an Eligible Assignee to which assignments are permitted pursuant to Section 13.8 of the Credit Agreement.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)
the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assigned Interest, and to have all the rights and obligations of a Bank under the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent of the Assigned Interest; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the Assigned Interest referred to in the second paragraph of this Assignment Agreement.

As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(1)	the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and Assignee, and acknowledged by the Agent [and the Company]2;

(2)	the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

(3)	the payment to the Agent of a processing fee in the amount of $____referred to in Section 13.8(d)(ii) of the Credit Agreement; and

(4)	all other restrictions and items noted in Section 13.8 of the Credit Agreement have been completed.

The Agent shall notify the Assignor and the Assignee, along with Company, of the Effective Date.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

(A)           Address for Notices:

Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)           Payment Instructions:

(C)           Proposed effective date of assignment.

The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.15 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by the Agent. The Assignor has delivered to the Agent (or shall promptly deliver to Agent following the execution hereof), the original of each Note held by the Assignor under the Credit Agreement.

The laws of the State of Michigan shall govern the validity, interpretation and enforcement of this Agreement.

* * *

Signatures Follow on Succeeding Pages

2 Company acknowledgement not necessary if an Event of Default has occurred and is continuing.

Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]

By:
Its:

[ASSIGNEE]

By:
Its:

ACCEPTED AND CONSENTED TO
this   day of  , 201__

COMERICA BANK, Agent

By:
Its:

CREDIT ACCEPTANCE CORPORATION
By:
Its:

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

SCHEDULE 1

ASSIGNED INTEREST

Revolving Credit Amount	Percentage

SCHEDULE 2

ASSIGNEE’S INTEREST

Revolving Credit Amount	Percentage

EXHIBIT H

FORM OF COVENANT COMPLIANCE REPORT

I, _____________, certify that I am the duly executed, qualified and acting Treasurer of Credit Acceptance Corporation, a Michigan corporation (the “Company”), and that, as such, I have access to its corporate records and am familiar with the matters certified herein, and I am authorized to execute and deliver this certificate in the name and on behalf of the Company, and that:

1.
This certificate and Covenant Compliance Report is being delivered pursuant to Section [7.3(b)][7.3(c)] of the Fifth Amended and Restated Credit Agreement, dated June 17, 2011, as amended, restated or otherwise modified from time to time, by and among the Company, Comerica Bank, as Administrative Agent and Collateral Agent and the other Banks party thereto (the “Credit Agreement”).  All capitalized terms not defined herein shall have the meaning given to them in the Credit Agreement.

2.
The attached Consolidated balance sheet, income statement and statement of cash flows of Company and its Subsidiaries together with an unaudited balance sheet and income statement (by business segment) of Company and its Subsidiaries, for the period ended _______________ are consistent with prior financial reports delivered pursuant to the Credit Agreement and prior accounting periods and presents, fairly and accurately in all material respects, the financial condition of the Company and its Subsidiaries for the period then ended.

3.	Attached hereto are computations of the financial covenants set forth in Section 7.5, 7.6, and 7.7 of the Credit Agreement for the period ended____________.

4.
The attached “static pool analysis,” substantially in the form delivered under the Prior Credit Agreement, analyzes the performance of Installment Contracts of the Company and its Subsidiaries securing Dealer Loan Pools or of Purchased Contracts of the Company and its Subsidiaries derived from their United States operations as of __________ .  The static pool analysis is consistent with prior such analyses delivered pursuant to the Credit Agreement and presents, fairly and accurately in all material respects, the information reflected therein for the period ended as of ________________ .

5.
To the best of my knowledge, except as stated in an attachment hereto specifically describing any existing Default or Event of Default (which attachment shall also describe any action taken with respect thereto or contemplated to be taken by the Company with respect thereto) no Default or Event of Default has occurred and is continuing as of the date hereof.

6.	To the best of my knowledge, all of the information set forth herein and in the attachments hereto is true and correct in all material respects.

IN WITNESS WHEREOF, I have executed this certificate in the name and on behalf of the Company on ____________.

CREDIT ACCEPTANCE CORPORATION

By:
Its:

ATTACHMENT TO COVENANT COMPLIANCE REPORT

Credit Acceptance Corporation
Covenant Compliance Report
Financial Covenant Computations
Quarter Ended ____________

▪ Section 7.5 - Funded Debt Ratio
Consolidated Funded Debt (including all Debt incurred by a Special Purpose Subsidiary whether or not included therein under GAAP)

Consolidated Tangible Net Worth

Ratio

Permitted	3.25 to 1.00
▪ Section 7.6 - Minimum Net Income
Consolidated Net Income, as adjusted (last two quarters)

Minimum Net Income	1

Excess Net Income

▪ Section 7.7 – Fixed Charge Coverage
Consolidated Net Income, as adjusted (last four quarters)

Add:
Income Taxes
Interest
Depreciation and Amortization
Rent

Consolidated income available for fixed charges	$-

Fixed Charges:
Interest	$-
Rent	-

Total Fixed Charges	$-
Fixed Charge Coverage Ratio

Allowable fixed charge coverage ratio	2.00 to 1.00

EXHIBIT I

FORM OF LETTER OF CREDIT NOTICE

TO:           Banks

RE:
Issuance of Letter of Credit pursuant to Article 3 of the Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011 by and among Company, the Banks signatory thereto and Comerica Bank, as Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”).

On _________________ , 201__,3 Issuing Bank, in accordance with Article 3 of the Agreement, issued its Letter of Credit number_____ , in favor of______4 for the account of [_____ ].5 The face amount of such Letter of Credit as of the date hereof is $________ .  The amount of each Bank’s participation in such Letter of Credit is as follows:6

____________[Bank]	$
____________[Bank]	$
____________[Bank]	$
____________[Bank]	$
____________[Bank]	$
____________[Bank]	$

This notification is delivered this _____ day of ____________, 20___ , pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.

Signed:

COMERICA BANK, as Issuing Bank
By:
Its:

3 Date of Issuance

4 beneficiary

5 Account Party

6 Amounts based on such Bank’s Percentage of this Letter of Credit.

[This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

EXHIBIT M

FORM OF NEW BANK ADDENDUM

NEW BANK ADDENDUM, dated_____________________, to the Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011 (as otherwise amended, restated or modified from time to time, the “Credit Agreement”), by and among Credit Acceptance Corporation (“Company”), each of the financial institutions parties thereto (collectively, the “Banks”) and Comerica Bank, as Agent for the Banks.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.17 thereof that a financial institution, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Company and the Agent by executing and delivering to the Agent a New Bank Addendum to the Credit Agreement in substantially the form of this new bank addendum (this “Agreement”); and

WHEREAS, the undersigned New Bank was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, the New Bank hereby agrees as follows:

The New Bank hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder.  The New Bank acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Bank to the Company without the intervention of the Agent or any other Bank; and (b) has made and will continue to make, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement.  The New Bank further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

New Bank represents and warrants that it is: (a) legally authorized to enter into this Agreement, and (b) a Person to which assignments are permitted pursuant to Sections 13.8(c) and (d) of the Credit Agreement.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date (as defined below):

(a)
the New Bank (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a Bank under the Credit Agreement and the other Loan Documents, as if it were an original signatory; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)
the New Bank shall be a Bank  and its Percentage after giving effect to Section 2.17 of the Credit Agreement of the Revolving Credit (and its risk participation in Letters of Credit) shall be as set forth in the attached revised Schedule 1.2 (Percentages); provided any fees paid prior to the Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Company, Agent or the Banks.

As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(1)
the Company shall have paid to the Agent all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued prior to the Effective Date for which reimbursement is then due and payable under the Credit Agreement;

(2)	New Bank shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date;

(3)
if requested in writing by the New Bank, the Company shall have executed and delivered to the Agent for the New Bank, new Revolving Credit Notes payable to such New Bank in the face amount of such New  Bank’s Percentage of the Revolving Credit Maximum Amount (after giving effect to this New Bank Addendum, and any other New Bank Addendum executed  concurrently herewith); and

(4)	the delivery to the Agent of an original of this Agreement executed by the Bank, and acknowledged by the Company.

The Agent shall notify the New Bank, along with Company, of the Effective Date. The New Bank shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and Letters of Credit) as requested by Agent.

Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this New Bank Addendum to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF BANK]

By:  _________________________________________
Title:

Accepted this ___________ day of
_________________,________________.

CREDIT ACCEPTANCE CORPORATION

By:   _______________________________
Title:

Accepted this ____________day of
_________________,__________________.

COMERICA BANK, as Agent

By:   ________________________________
Title:

EXHIBIT N

FORM OF INTERCOMPANY NOTE

 Southfield, Michigan
____________________, 201__

Each of the undersigned, to the extent a borrower (each, in such capacity, an “Obligor”) from time to time from any other entity listed on the signature page hereto (each, in such capacity, together with any transferee or other holder of this Subordinated Note, a “Holder”), hereby promises to pay to such Holder, at such time as such Holder and Obligor shall agree from time to time, the principal amount of all unpaid loans and advances (including trade payables) made by such Holder to such Obligor.  Terms defined in the Intercreditor Agreement referred to below are used herein with the meanings set forth in such Intercreditor Agreement unless otherwise defined herein.

1. Interest.  Interest on the principal amount hereof, at an interest rate per annum as shall be agreed upon from time to time by any Obligor and any Holder, shall be payable on such date and in such matter that such Obligor and Holder may agree.

2. Payments.  Notwithstanding anything to the contrary herein, no payment or prepayment of principal of or interest on this Subordinated Note may be made by any Grantor to any Holder other than a Grantor, directly or indirectly, if any Event of Default shall have occurred and be continuing or would result therefrom.  Subject to the preceding sentence, payments of principal of and interest on this Subordinated Note shall be made in immediately available funds to such account of any Holder as such Holder may designate in writing.  If any payment hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day.

3. Definitions.  As used herein, the following terms shall have the following meanings:

“Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement, dated as of February 1, 2010, among Credit Acceptance Corporation, a Michigan corporation, the other Grantors party thereto, Comerica Bank, as Collateral Agent and Authorized Representative for the Credit Agreement Secured Parties, U.S. Bank National Association, as Senior Note Authorized Representative and any Additional Authorized Representative that may become part thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Creditors” shall mean and include the Collateral Agent, each Authorized Representative and each of the other Secured Parties.

“Senior Debt” shall mean and include all of the First Lien Obligations.

“Subordinated Debt” shall mean the principal amount of any indebtedness or other obligations evidenced by this Subordinated Note that is owed by any Grantor to any signatory hereto that is from time to time outstanding and unpaid, together with accrued and unpaid interest thereon and any other amounts of any kind whatsoever from time to time owing hereunder.

4. Subordination.

a. Unless otherwise agreed by each Authorized Representative, payment of the Subordinated Debt is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of the Senior Debt to the extent and in the manner set forth herein, and the Subordinated Debt is hereby so subordinated as a claim against each Obligor or any of the assets of such Obligor, whether such claim be (i) in the event of any distribution of the assets of such Obligor upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving such Obligor or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshaling of its assets or liabilities (collectively called a “Reorganization”), or (ii) other than in connection with a Reorganization, prior to the payment in full in cash of the Senior Debt.

b. If any Holder shall receive any payment in violation of the terms hereof, it shall hold such payment in trust for the benefit of the Senior Creditors and forthwith pay it over to the Collateral Agent, for application to and payment of the First Lien Obligations in accordance with the terms of the Intercreditor Agreement.

c. Unless otherwise agreed by the Applicable Authorized Representative, in the event of any Reorganization relative to any Obligor or its properties, then all of the Senior Debt shall first be paid in full in cash before any payment is made upon the Subordinated Debt, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Subordinated Note shall be paid or delivered directly to the Collateral Agent, for application in payment of the Senior Debt, unless and until all the Senior Debt is paid in full in cash, and the applicable Holder hereby irrevocably authorizes the Collateral Agent, as attorney-in-fact for such Holder, to vote any claim or proof of claim in such proceedings in respect of the Subordinated Debt, to file or prove any claim in such proceedings in respect of the Subordinated Debt, to demand, sue for, collect and receive any such payment or distribution, to apply such payment or distribution to the payment of the Senior Debt, and to take such other action (including acceptance or rejection of any plan of Reorganization) in the name of such Holder or of the relevant Senior Creditors as the Applicable Authorized Representative may deem necessary or advisable for the enforcement of the provisions hereof.  Such Holder shall execute and deliver such other and further powers of attorney, assignments, proofs of claim or other instruments, and take such other actions, as may be requested by the Applicable Authorized Representative or Collateral Agent in order to enable the Collateral Agent to accomplish any of the foregoing, but only with respect to such Holder’s capacity as a holder hereof and not in respect of any other relationship between such Holder and the applicable Obligor.

d. In the event that, notwithstanding the foregoing, upon any such Reorganization, any payment or distribution of the assets of any Obligor of any kind or character, whether in cash, property or securities, shall be received by any Holder in respect of this Subordinated Note before all Senior Debt is paid in full in cash, such payment or distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Collateral Agent, for application to the payment of the Senior Debt until all Senior Debt shall have been paid in full in cash.

e. Each Holder agrees that, until the Senior Debt has been paid in full in cash, if an Event of Default shall have occurred and be continuing or would result therefrom, or if a Reorganization shall have commenced, it will not take, demand or receive, or take any action to accelerate or collect, any payment of all or any part of the Subordinated Debt.

f. The Senior Creditors, or any of them, may, at any time and from time to time, without the consent of or notice to any Holder, without incurring any responsibility to such Holder, and without impairing or releasing any of the rights of any Senior Creditor, or any of the obligations of such Holder:

i.	change the amount or terms of or renew or extend any Senior Debt or enter into or amend in any manner any agreement relating to any Senior Debt;

ii.	sell, exchange, release or otherwise deal with any property at any time pledged or mortgaged to secure any Senior Debt;

iii.	release anyone liable in any manner for the payment or collection of any Senior Debt; and

iv.	exercise or refrain from exercising any rights against any Obligor and others (including such Holder).

g. Each Holder hereby waives notice of or proof of reliance by any Senior Creditor upon the provisions hereof, and the Senior Debt shall conclusively be deemed to have been created, contracted, incurred or maintained in reliance upon the provisions hereof.

h. Each Obligor hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by any Senior Creditor of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

i. The subordination provisions contained herein are for the benefit of the Senior Creditors and their respective successors and assigns and may not (so long as any Senior Debt (or any commitment to provide any Senior Debt) is then outstanding) be rescinded or cancelled or modified in any way without the prior written consent of each Authorized Representative.

5. Entire Agreement.  Each of the Obligors and each of the Holders confirms that this Subordinated Note constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

6. Severability.  Any provision of this Subordinated Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. Successors and Assigns.  All covenants and agreements of each Obligor and each Holder under this Subordinated Note shall be binding on such Obligor and such Holder and their respective successors and assigns.

8. Amendments.  No amendment, supplement, waiver or other modification to this Subordinated Note shall be effective without the prior written consent of each Obligor, each Holder, and  (so long as any Senior Debt (or any commitment to provide any Senior Debt) is then outstanding) each Authorized Representative.

9. Governing Law.  THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MICHIGAN.

CREDIT ACCEPTANCE CORPORATION

By:_______________________________
      Name:
      Title:

ARLINGTON INVESTMENT COMPANY

By:_______________________________
      Name:
      Title:

BUYERS VEHICLE PROTECTION PLAN, INC.

By:_______________________________
      Name:
      Title:

AUTONET FINANCE COMPANY.COM, INC.

By:_______________________________
      Name:
      Title:

CAC LEASING, INC.

By:______________________________
      Name:
      Title:

EXHIBIT O

FORM OF BORROWING BASE CERTIFICATE

This certificate submitted for the fiscal quarter ending _____________, as follows:

(i) Dealer Loans Receivable 1
multiplied by Advance Rate (80%)

(ii) Purchased Contract Balance 1
multiplied by Advance Rate (80%)

Total (A plus B)		$

MINUS:

(iii) Hedging Reserve 2
(see attached breakdown)

MINUS:

(iv) Other Debt Secured by the Collateral
(excluding Indebtedness under
Credit Agreement)

Future Debt

Subtotal Other Debt

Borrowing Base Limitation		$

Total PROFORMA Revolver Borrowings
-- [INSERT DATE]

Cash Received for Release of Assets

Total Stand by Letters of Credit

Total Revolver Utilization

Borrowing Base Limitation less Revolver Utilization

Revolving Credit Maximum Amount

Total Revolver Utilization

Remaining Available Revolver

The undersigned authorized officer certifies the matters contained in this Borrowing Base Certificate as correct, accurate and complete as of the date set forth below

CREDIT ACCEPTANCE CORPORATION
By:
Its:
Date:
1 Includes the impact, if any, of assets transferred at the next distribution dates.

2 Calculated as of the most recent month end, and with disclosure of additional Hedging Agreements not included in calculation. Adequacy of reserve subject to review and approval of Majority Banks and affected Banks, upon request

The undersigned authorized officer certifies the matters contained in this Borrowing Base Certificate as correct, accurate and complete as of the date set forth below.

CREDIT ACCEPTANCE CORPORATION

By:
Its:
Date:

ATTACHMENT TO BORROWING BASE CERTIFICATE

(Breakdown of Hedging Reserve
for _______________ [month or quarter] ending __________)

A.	Hedging Reserve as allocated to Banks or Affiliates by Credit Acceptance Corporation as of most recent quarter end:

1.           Bank (or Affiliate)                                _______________                                $__________
2.           Bank (or Affiliate)                                _______________                                $__________
3.           Bank (or Affiliate)                                _______________                                $__________
Subtotal                                              $__________
Maximum: Hedging Reserve Cannot Exceed $1,000,000                                 $__________

B.	Hedging Agreements not included in Hedging Reserve calculation (entered into after most recent quarter end):

1.           Bank (or affiliate)                                _______________                                ___________________________________
                               ___________________________________

2.           Bank (or affiliate)                                _______________                                ___________________________________
         ___________________________________

3.           Bank (or affiliate)                                _______________                                ___________________________________
         ___________________________________

[Brief description, including date,
nature of instrument, etc.]

C.	Hedging Agreements terminated after most recent quarter end):

1.           Bank (or affiliate)                                _______________                                ___________________________________
         ___________________________________

2.           Bank (or affiliate)                                _______________                                ___________________________________
         ___________________________________

3.           Bank (or affiliate)                                _______________                                ___________________________________
         ___________________________________

[Brief description, including date,
nature of instrument, etc.]